Exhibit 99.2

SECURITIES PURCHASE AGREEMENT

by and between

LEVINE LEICHTMAN CAPITAL PARTNERS IV, L.P.,

a Delaware limited partnership,

as Purchaser,

and

CONSUMER PORTFOLIO SERVICES, INC.,

a California corporation,

as Issuer

$10,000,0000 Principal Face Amount

Secured Senior Note Due 2013

(Term A Note)

1,225,000 Shares of Common Stock

(Purchaser Closing Shares)

Warrant to Purchase 1,500,000 Shares

of Common Stock

(Purchaser Closing FMV Warrant)

Warrant to Purchase 275,000 Shares

of Common Stock

(Purchaser Closing Penny Warrant)

Dated as of June 30, 2008

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LIST OF EXHIBITS

Exhibit A – Form of Term A Note
Exhibit B-1 – Form of Purchaser Closing FMV Warrant
Exhibit B-2 – Form of Purchaser Closing Penny Warrant
Exhibit C – Folio Funding II/Citigroup Term Sheet

LIST OF DISCLOSURE SCHEDULES

Schedule 1.1A	Excluded Subsidiaries
Schedule 3.5(a)	Company Capitalization
Schedule 3.6	Subsidiaries
Schedule 3.8(b)	Material Adverse Changes
Schedule 3.8(c)	Pro Forma Closing Balance Sheet
Schedule 3.9	Existing Indebtedness, Liens, Investments, Etc.
Schedule 3.10	Absence of Material Changes
Schedule 3.11	Material Contracts
Schedule 3.12	Transactions with Affiliates
Schedule 3.13	Labor Relations
Schedule 3.14	Employee Benefit Plans
Schedule 3.15	Taxes
Schedule 3.16	Litigation
Schedule 3.18	Compliance with Laws
Schedule 3.20	Intellectual Property
Schedule 3.21	Trade Accounts Payable
Schedule 3.22	Real Property
Schedule 3.25	Insurance
Schedule 3.26	Dealers
Schedule 3.27	Personal Property Leases
Schedule 3.32	Deposit, Securities and Other Accounts
Schedule 3.33	Securitization Transactions
Schedule 3.39	Residual Interest Certificates

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SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT is entered into as of the 30th day of June 2008 (this “Agreement”), by and between LEVINE LEICHTMAN CAPITAL PARTNERS IV, L.P., a Delaware limited partnership, as purchaser (the “Purchaser”), and CONSUMER PORTFOLIO SERVICES, INC., a California corporation, as issuer (the “Company”).

R E C I T A L S

A. The Company is a specialty finance company engaged, directly or indirectly through its Subsidiaries, in the Business, including the business of purchasing and servicing retail automobile contracts originated by franchised automobile dealers and, to a lesser extent, by select independent automobile dealers in the United States in the sale of new and used automobiles, light trucks and passenger vans.

B. The Company has requested that the Purchaser purchase from the Company a Senior Secured Note Due 2013 to be issued by the Company in the principal face amount of $10,000,000. The net proceeds from the purchase and sale of such Senior Secured Note will be used by the Company for general corporate purposes.

C. To induce the Purchaser to purchase such Senior Secured Note, and in partial consideration therefor, the Company intends to issue and sell to the Purchaser the Purchaser Closing Shares and the Purchaser Closing Warrants.

D. To further induce the Purchaser to purchase such Senior Secured Note, and in partial consideration therefor, the Company intends to grant in favor of the Purchaser a security interest in and Lien on all of the Company’s assets, properties and rights to the extent provided herein and in the Collateral Documents, including a pledge of the outstanding Equity Interests in its Subsidiaries, to secure the payment and performance of all Obligations, including the Company’s obligation to repay such Senior Secured Note in full.

E. To further induce the Purchaser to purchase such Senior Secured Note, and in partial consideration therefor, each Subsidiary Guarantor intends to guaranty absolutely and unconditionally all of the Guarantied Obligations (as defined in the Subsidiary Guaranty), including the repayment of such Senior Secured Note and all other Notes in full, and, except as may be provided herein or in any applicable Investment Document, to grant in favor of the Purchaser a security interest in and Lien on all of the assets, properties and rights of such Subsidiary Guarantor to secure the payment and performance of all of the Secured Obligations (as defined in the Subsidiary Security Agreement), including such Guarantied Obligations.

F. The Purchaser is willing to purchase the Securities, all on the terms and subject to the conditions set forth in this Agreement.

G. In addition, the Company has requested that the Purchaser purchase from the Company an additional Senior Secured Note Due 2013 to be issued by the Company in the principal face amount of $15,000,000. The Purchaser is also willing to purchase such additional Senior Secured Note, but only on the terms and subject to the conditions set forth herein and in the other Investment Documents.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. DEFINITIONS; DETERMINATIONS.

1.1 Definitions. For the purpose of this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to the singular and the plural forms thereof):

“Affiliate” shall mean, with respect to any specified Person, (i) any other Person that, directly or indirectly, owns or controls, or has the right to acquire, whether beneficially or of record, or as a trustee, guardian or other fiduciary, twenty percent (20.0%) or more of the Equity Interests of such specified Person having ordinary voting power in the election of directors, managers or trustees of such specified Person; (ii) any other Person that, directly or indirectly, controls, is controlled by, is under direct or indirect common control with, or is included in the Immediate Family of, such specified Person; (iii) any executive officer, director, joint venturer, partner or member of such specified Person or any Person included in the Immediate Family of any of the foregoing; (iv) any Dealer, if such Dealer or any Affiliate of such Dealer is included in the Immediate Family of Bradley or any other officer or director of the Company; or (v) any Automobile Contract Debtor, independent contractor, vendor, client or customer of the Company, if any such Person, or any Affiliate thereof, is included in the Immediate Family of Bradley or any other officer or director of the Company. For the purposes of this definition, the term “control,” when used with respect to any specified Person, shall mean the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings. Notwithstanding anything to the contrary, for the purposes of this Agreement and the other Investment Documents, none of the Purchaser or any of its Affiliates, officers, directors, members, partners or employees shall be deemed to be an Affiliate of any Company Party or Subsidiary.

“Agreement” shall mean this Agreement, together with the Exhibits and Disclosure Schedules, in each case as amended from time to time.

“Amount Financed” shall mean, with respect to an Automobile Contract, the aggregate amount advanced under such Automobile Contract toward the purchase price of the Financed Vehicle and any related costs, including amounts advanced in respect of accessories, insurance premiums, service and warranty contracts, other items customarily financed as part of retail automobile installment sale contracts or promissory notes, and related costs.

“Anti-money Laundering Laws” shall have the meaning set forth in Section 3.41.

“Anti-money Laundering Measures” shall have the meaning set forth in Section 3.41.

“Anti-Terrorism Laws” shall mean the OFAC Laws and Regulations, the Executive Orders and the USA Patriot Act.

“Applicable Laws” shall mean all applicable provisions of all (i) constitutions, treaties, statutes, laws, rules, regulations and ordinances of any Governmental Authority and all common law duties, including all usury laws, the federal Truth-In-Lending Act, the federal Equal Credit Opportunity Act, the federal Fair Credit Billing Act, the federal Fair Credit Reporting Act, the federal Fair Debt Collection Practices Act, the federal Trade Commission Act, the Magnuson-Moss Warranty Act, Regulations B and Z of the Federal Reserve Board, the Servicemembers Civil Relief Act, the Texas Consumer Credit Code, the California Automobile Sales Finance Act and state adaptations of the National Consumer Act and the Uniform Consumer Credit Code, and other consumer credit, equal opportunity, disclosure or repossession laws or regulations, laws relating to the discharge of pollutants into the environment and the storage and handling of Hazardous Materials and laws relating to commercial transactions, asset transfers, franchise, building, zoning, health, sanitation, safety or labor relations, (ii) Consents of any Governmental Authority, (iii) orders, writs, decisions, rulings, judgments or decrees of any Governmental Authority binding upon, or applicable to, any Company Party and (iv) rules and regulations of the Nasdaq.

“Asset Sale” shall mean any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any of its Subsidiaries of any assets or properties of the Company or such Subsidiaries outside of the ordinary course of business, including any Equity Interests of its Subsidiaries; provided, however, that the term “Asset Sale” shall not include (i) any “whole loan” sale made by the Company of up to $25,000,000 in the aggregate, provided that such sale occurs in connection with the consummation of a new Warehouse Financing Transaction that provides for borrowings of at least $100,000,000, and (ii) any sales of Automobile Contracts or Residual Interest Certificates, as the case may be, from time to time in connection with any Securitization Transaction.

“Assignment” shall have the meaning set forth in Section 11.6.

“Automobile Contract” shall mean (i) any installment sale contract for a Financed Vehicle or (ii) any promissory note evidencing purchase money financing provided by the Company with respect to a Financed Vehicle, together with any related security agreement, and, with respect to both clauses (i) and (ii), all rights and obligations thereunder.

“Automobile Contract Debtor” shall mean, with respect to any Automobile Contract, any Person(s) having an obligation to make payments under such Automobile Contract.

“Automobile Security Documents” shall mean all security agreements, chattel paper, deeds of trust, mortgages, instruments, guaranties, sureties and agreements of every type and nature (including certificates of title) securing the obligations of an Automobile Contract Debtor.

“Bankruptcy Laws” shall mean Title 11 of the United States Code (11 U.S.C. Section 101 et seq.) or any other federal or state law relating to bankruptcy, insolvency or reorganization or for the relief of debtors, in each case s amended from time to time.

“Base Interest Rate” shall have the meaning set forth in the Notes, as applicable.

“Board” or “Board of Directors” shall mean, with respect to any Person, the board of directors or managers (or similar governing body) of such Person.

“Bradley” shall mean Charles E. Bradley, Jr., the President and Chief Executive Officer of the Company.

“Bradley Key Man Life Insurance Coverage” shall have the meaning set forth in Section 8.8(b).

“BSA” shall have the meaning set forth in Section 3.42.

“Business” shall mean the business of (i) purchasing and servicing Automobile Contracts originated by third party automobile dealers, (ii) making and servicing purchase money loans to purchasers of Financed Vehicles and (iii) marketing and selling pools of such Automobile Contracts in Securitization Transactions.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banking institutions in the City of New York, New York or in Los Angeles, California, are authorized or required by law to close.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures of the Company and its Subsidiaries (whether paid or payable in cash or non-cash or accrued or financed by the incurrence of Indebtedness) during such period, including all Capitalized Lease Obligations, for any property, plant, equipment or other fixed assets, or for improvements thereto, or for replacements, substitutions or additions thereto, that have a useful life of more than one (1) year or are required to be capitalized on the consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP.

“Capitalized Lease” shall mean any lease of property (whether real, personal or mixed) by the Company or any Subsidiary which has been or is required to be classified or accounted for as a capital lease on a consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP.

“Capitalized Lease Obligations” shall mean all liabilities or other obligations for the payment of rent for any property (whether real, personal or mixed) which has been or is required to be classified or accounted for as a capital lease on a consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP.

“Cash” shall mean money, currency and any credit balances in any deposit, securities or similar accounts.

“Cash Equivalents” shall mean, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States Government the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A 1 from Standard & Poor’s Rating Services (a division of The McGraw-Hill Companies, Inc.) or at least P 1 from Moody’s Investors Service, Inc.; (iii) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A 1 from Standard & Poor’s Rating Services (a division of The McGraw-Hill Companies, Inc.) or at least P 1 from Moody’s Investors Service, Inc.; (iv) certificates of deposit or bankers’ acceptances maturing within one year and issued or accepted by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $500,000,000; and (v) shares of any money market mutual fund (a) that (x) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) through (iii) above, (y) has net assets of not less than $1,000,000,000 and (z) has the highest rating obtainable from either Standard & Poor’s Rating Services (a division of The McGraw-Hill Companies, Inc.) or Moody’s Investors Service, Inc.

“CCC” shall mean the California Corporations Code, as amended.

“Change in Control” shall mean the occurrence of one or more of the following events:

(i) any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) of the Exchange Act (other than the Purchaser or any Affiliate thereof) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 of the Exchange Act (provided that a Person will be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time)), directly or indirectly, of twenty percent (20.0%) or more of the outstanding Equity Interests of the Company; or

(ii) any sale, transfer, assignment, conveyance or other disposition by any Company Party, directly or indirectly, of any Equity Interests in any Subsidiary (other than an Excluded Subsidiary) to any Person other than the Company or any Subsidiary that is Wholly Owned;

(iii) any sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all of the assets or business of the Company or any Subsidiary (other than an Excluded Subsidiary) to any Person other than the Company or any Subsidiary that is Wholly Owned; provided, however, that the sale of all or substantially all of the assets of an SPE in connection with a Securitization Transaction shall not be deemed to be a Change in Control;

(iv) the Company or any Subsidiary (other than an Excluded Subsidiary) is acquired by, or merges, consolidates or amalgamates with or into, any other Person other than, in the case of any such Subsidiary, the Company or any other Subsidiary that is Wholly Owned and is not an Excluded Subsidiary;

(v) Bradley ceases to beneficially own (within the meaning Rule 13d-3 of the Exchange Act) at any time, directly or indirectly, at least 1,810,500 shares of Common Stock, including shares of Common Stock issuable upon exercise of Equity Rights granted to him that are vested at such time;

(vi) Bradley ceases to serve as the President and Chief Executive Officer of the Company or ceases to have significant daily senior management responsibilities at the Company; or

(vii) the Board or the shareholders of any Company Party or Subsidiary (other than an Excluded Subsidiary) shall have approved any plan of liquidation, dissolution or bankruptcy of such Company Party or Subsidiary (other than a plan of liquidation or dissolution of a Company Party (other than the Company) which provides that the assets of such Company Party are to be distributed to any other Company Party that is Wholly Owned.

“Class D Note” shall mean those certain 10.0% Asset-Backed Notes, Class D, in the aggregate principal face amount of $31,809,500, issued by CPS Cayman Residual Trust 2008-A.

“Class D Note Purchase Transaction” shall mean that certain purchase and sale transaction between the Purchaser and the Class D Note Seller pursuant to which, on or about April 10, 2008, the Purchaser purchased from the Class D Note Seller, and the Class D Note Seller sold to the Purchaser, the Class D Note.

“Class D Note Purchase Transaction Documents” shall mean, collectively, that certain Note Purchase Agreement dated as of April 10, 2008, between the Purchaser and the Class D Note Seller and the other “Transaction Documents” (as defined therein), in each case as amended from time to time.

“Class D Note Seller” shall mean CPS Receivables LLC, a Delaware limited liability company which is Wholly Owned by the Company, and any successors or permitted assigns thereof.

“Closing” shall have the meaning set forth in Section 2.4.

“Closing Date” shall have the meaning set forth in Section 2.4.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Collateral” shall mean the “Collateral” under the Collateral Documents, however defined.

“Collateral Documents” shall mean, collectively, the Company Security Agreement, the Subsidiary Security Agreement, the Control Agreements, the Collateral Access Agreements, any Securitization Transaction Collateral Release Agreements, the UCC financing statements and any and all other agreements, instruments and documents executed or delivered from time to time in connection herewith or therewith to secure the Obligations under this Agreement, the Notes or any other Investment Document, in each case as amended from time to time.

“Collectively Bargained Plan” shall mean an Employee Benefit Plan which is a welfare plan within the meaning of Section 3(1) of ERISA and to which multiple employees contribute pursuant to a collective bargaining agreement.

“Common Stock” shall mean the common stock, no par value per share, of the Company.

“Company” shall have the meaning set forth in the preamble.

“Company Information” shall have the meaning set forth in Section 11.13.

“Company Party” shall mean the Company, each Subsidiary Guarantor and each Other Guarantor.

“Company SEC Documents” shall mean, collectively, (i) any and all registration statements, registration statement supplements or amendments thereto, prospectuses, prospectus supplements and amendments, reports, schedules, forms, statements and other documents (including all exhibits, schedules and other information included or incorporated by reference therein) which are filed or are required to be filed by the Company with the SEC under the Securities Act, the Exchange Act or the rules and regulations promulgated thereunder, respectively, and (ii) any and all applications, filings, reports and other documents which are filed or are required to be filed by the Company with the Nasdaq or any other stock exchange or self-regulatory organization.

“Company Security Agreement” shall mean a Company Pledge and Security Agreement dated as of the Closing Date, in form and substance satisfactory to the Purchaser, by and between the Company and the Purchaser, as amended from time to time.

“Company Shareholders” shall have the meaning set forth in Section 8.22.

“Company Stock Plans” shall mean, collectively, the Company’s 1997 Long-Term Incentive Plan, the Company’s 2006 Long-Term Equity Incentive Plan and any other stock option, incentive, purchase or similar plan, agreement or arrangement adopted or approved by the Board of the Company after the date hereof, subject to Section 4.5 of the Investor Rights Agreement.

“Compliance Certificate” shall have the meaning set forth in Section 8.3(j).

“Consents” shall mean all consents, approvals, authorizations, waivers, permits, grants, franchises, licenses, findings of suitability, exemptions or orders of, or any registrations, certificates, qualifications, declarations or filings with, or any notices to, any Governmental Authority or other Person.

“Contingent Obligations” shall mean, with respect to any Person, any obligation, or arrangement, direct or indirect, contingent or otherwise, of such Person (i) with respect to any indebtedness, lease, dividend, letter of credit or other obligation (“Primary Obligations”) of any other Person, including any direct or indirect guarantee of such Indebtedness (other than any endorsement for collection or deposit in the ordinary course of business) or any other direct or indirect obligation, by agreement or otherwise, to purchase or repurchase any such Primary Obligation or any property constituting direct or indirect security therefor, or to provide funds for the payment or discharge of any such Primary Obligation (whether in the form of loans, advances, or purchases of property, securities or services, capital contributions, dividends or otherwise), letters of credit and reimbursement obligations for letters of credit, (ii) to provide funds to maintain the financial condition of any other Person, (iii) otherwise to indemnify or hold harmless the holders of Primary Obligations of another Person against loss in respect thereof (other than pursuant to customary indemnification provisions included in contracts entered into in the ordinary course of business which do not obligate a specified Person for the obligations of a third party) or (iv) in connection with any synthetic lease or other off-balance sheet lease transaction. The amount of any Contingent Obligation under clauses (i) and (ii) above shall be the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying the Contingent Obligation.

“Control Agreements” shall mean, collectively, Deposit Account Control Agreements and Securities Account Control Agreements.

“Convertible Securities” shall mean, with respect to any Person, any securities or other obligations issued or issuable by such Person or any other Person that are exercisable or exchangeable for, or convertible into, any Equity Interests of the Company.

“CPS Receivables” shall mean CPS Receivables LLC, a Delaware limited liability company and the successor to the properties and other assets of CPS Receivables Corp., a California corporation, by means of a merger between CPS Receivables Corp. and CPS Receivables LLC.

“CPS Receivables Equity Interests” shall mean all of the LLC Interests (as defined in the FSA Pledge Agreement) in CPS Receivables.

“CPSL” shall mean CPS Leasing, Inc., a Delaware corporation.

“CPS Marketing” shall mean CPS Marketing, Inc., a California corporation.

“Credit Enhancer” shall mean FSA, XLCA or any other Person which is not an Affiliate of the Company that issues any surety bond, financial guaranty insurance policy, default insurance policy, letter of credit or other credit enhancement device with respect to any note or other debt security issued by any Subsidiary in connection with any Securitization Transaction.

“Custodian” shall mean any receiver, trustee, assignee, liquidation, sequestrator or similar official under any Bankruptcy Law.

“Customary Permitted Liens” shall mean one or more of the following:

(i) judgment and attachment Liens in connection with (a) judgments that do not constitute an Event of Default so long as the judgment creditor has not succeeded in the foreclosure thereof and reserves have been established to the extent required by GAAP as in effect at such time and (b) litigation and legal proceedings that are being contested in good faith by appropriate proceedings (or as to which the Company or any of its Subsidiaries, as the case may be, is preparing to promptly initiate in appropriate proceedings) so long as adequate reserves have been established in accordance with GAAP and so long as such Liens do not encumber assets in an aggregate amount (together with the amount of any unstayed judgments against the Company or any of its Subsidiaries) in excess of $1,000,000;

(ii) Liens for Taxes, assessments or other governmental charges or levies on property of the Company or any of its Subsidiaries if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith by appropriate proceedings, and Liens for personal property Taxes so long as such Liens do not secure an amount in excess of $50,000;

(iii) pledges or deposits by the Company or any of its Subsidiaries under worker’s compensation laws, unemployment insurance laws or similar legislation;

(iv) Liens on the property of the Company or any of its Subsidiaries incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety or indemnity bonds or other obligations of like nature and incurred in a manner consistent with industry practice, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property (provided that the Company may incur Liens to secure surety or indemnity bonds or other obligations of like nature outside of the ordinary course of business so long as such Liens do not encumber assets in excess of $350,000 in the aggregate);

(v) Liens imposed by operation of law, such as carriers’, warehousemen’s and mechanics’ Liens, on property of the Company or any of its Subsidiaries arising in the ordinary course of business and securing payment of obligations which are not more than sixty (60) days past due or are being contested in good faith by appropriate proceedings and, if required by GAAP, are appropriately reserved for on the books of the Company or such Subsidiary, as the case may be; and

(vi) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character;

provided, however, that each of the Liens described in the foregoing clauses (i) through (vi) inclusive shall only constitute a Permitted Lien so long as such Liens do not materially interfere with the conduct of the business of the Company and its Subsidiaries, individually or taken as a whole, or result in a Material Adverse Change.

“Daily Reporting Package” shall have the meaning set forth in Section 8.3(d).

“Dealer” shall mean, with respect to an Automobile Contract, any Person that has sold Goods to any Automobile Contract Debtor pursuant to such Automobile Contract.

“Default” shall mean any event or condition which, with the giving of notice or the lapse of time or both, would become an Event of Default.

“Default Interest Rate” shall have the meaning set forth in the Notes.

“Deposit Account Control Agreement” shall mean any control agreement or similar agreement entered into as of the Closing Date and from time to time thereafter, by and among any Company Party, the Purchaser and any bank (as that term is defined in UCC Section 9-102(a)(8)) establishing or maintaining deposit accounts (as such term is defined in UCC Section 9-102(a)(29)) or similar accounts for such Company Party, in form and substance satisfactory to the Purchaser, pursuant to which the Purchaser obtains “control” (within the meaning of 9-104 of the UCC) over such deposit accounts or similar accounts (including all funds and any other property from time to time held therein or credited thereto, including any free credit balance, together with any proceeds and profits thereof in any form).

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Disclosure Schedules” shall have the meaning specified in the introductory paragraph of Section 3.

“Employee Benefit Plan” shall have the meaning set forth in Section 3.14(a).

“Environmental Conditions” shall mean any Release of any Hazardous Materials (whether or not such Release constituted at the time thereof a violation of any Environmental Laws) or any violation of any Environmental Law as a result of which any Company Party or Subsidiary has or may become liable to any Person or by reason of which the business, condition or operations of such Company Party or Subsidiary or any of its assets or properties may suffer or be subjected to any Lien or liability.

“Environmental Laws” shall mean all Applicable Laws relating to Hazardous Materials or the protection of human health or safety or the environment, including all requirements pertaining to reporting, permitting, investigating or remediating Releases or threatened Releases of Hazardous Materials into the environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equity Interests” shall mean, with respect to any Person, (i) if such Person is a corporation, any and all shares of capital stock, participations in profits or other equivalents (however designated) or other equity interests of such Person, including any preferred stock of such Person, (ii) if such Person is a limited liability company, any and all LLC Interests, or (iii) if such Person is a partnership or other entity, any and all partnership or entity interests or other units.

“Equity Rights” shall mean any warrants, options or other rights to subscribe for or purchase, or obligations to issue, any Equity Interests of the Company, or any Convertible Securities, or any stock appreciation rights, including any options or similar rights issued or issuable under any employee stock option plan, pension plan or other employee benefit plan of the Company.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, including the rules and regulations promulgated thereunder, in each case as amended from time to time.

“ERISA Affiliate” shall mean any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company, (ii) partnership or other entity, trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Company, (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Company or any corporation described in clause (i) above or any partnership or other entity, trade or business described in clause (ii) above, or (iv) other Person which is required to be aggregated with the Company pursuant to regulations promulgated under Section 414(o) of the Code.

“Event of Default” shall have the meaning specified in Section 10.1.

“Event of Loss” shall mean, with respect to an asset of a Person, any of the following: (a) any loss, destruction, casualty or damage of such asset; (b) any pending institution of any proceedings for the condemnation or seizure of such asset or of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such asset, or confiscation of such asset or requisition of the use of such asset.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same shall be in effect at the time.

“Excluded Subsidiary” shall mean any direct or indirect Subsidiary of the Company that has been approved by the Purchaser in writing as an “Excluded Subsidiary.” As of the Closing Date, the Excluded Subsidiaries are listed on Schedule 1.1A.

“Executive Orders” shall have the meaning set forth in Section 3.42.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System and any successor thereto.

“Financed Vehicle” shall mean any new or used automobile, light truck, van or passenger van, together with all accessions thereto, securing any Automobile Contract Debtor’s indebtedness under an Automobile Contract.

“Financial Statements” shall mean the balance sheets, income statements, statements of cash flow and other financial statements of the Company and its Subsidiaries, whether consolidated, consolidating or stand-alone, delivered to the Purchaser under or pursuant to this Agreement.

“Fiscal Quarter” shall mean each calendar quarter in each Fiscal Year, or such other quarter as the Company may designate in writing and the Purchaser shall have approved in advance in writing.

“Fiscal Year” shall mean the fiscal year of the Company, which shall be the twelve (12) month period ending on December 31 in each calendar year, or such other period as the Company may designate in writing and the Purchaser may approve in writing.

“Flow of Funds Statement” shall have the meaning set forth in Section 5.16.

“Folio Funding II” shall mean Folio Funding II, LLC, a Delaware limited liability company and an SPE that is Wholly Owned.

“Folio Funding II/Citigroup Documents” shall mean, collectively, any and all agreements, instruments and other documents entered into or delivered in connection with the issuance by Folio Funding II of the Folio Funding II/Citigroup Notes, including (i) the Folio Funding II/Citigroup Indenture, (ii) the Folio Funding II Sale and Contribution Agreement, (iii) the Folio Funding II/Citigroup Note Purchase Agreement and the Folio Funding II/Citigroup Notes and (iv) that certain Agreement dated as of May 2, 2008, among Folio Funding II, the Company, Wells Fargo Bank, as trustee, and the Folio Funding II Noteholder, as amended by that certain Amended and Restated Agreement dated as of May 30, 2008 and that certain Second Amended and Restated Agreement dated as of June 27, 2008, in each case as amended from time to time subject to the terms herein.

“Folio Funding II/Citigroup Indebtedness” shall mean all indebtedness and other obligations of Folio Funding II in respect of (i) a “Class A-1 Variable Funding Note” (No. A-1-1) issued by Folio Funding II in the maximum invested amount of $60,000,000 and (ii) a “Class A-2 Term Note” (No. A-2-1) issued by Folio Funding II in the maximum invested amount of $60,000,000, each of which was issued pursuant to the terms of the Folio Funding II/Citigroup Indenture.

“Folio Funding II/Citigroup Indenture” shall mean that certain Indenture dated as of July 11, 2007, among Folio Funding II, as issuer, the Folio Funding II Noteholder, as administrative agent, and Wells Fargo Bank, as trustee, as amended from time to time subject to the terms herein.

“Folio Funding II/Citigroup Notes” shall mean (i) a “Class A-1 Variable Funding Notes” (No. A-1-1) issued by Folio Funding II in the maximum invested amount of $60,000,000 and (ii) a “Class A-2 Term Notes” (No. A-2-1) issued by Folio Funding II in the maximum invested amount of $60,000,000, each of which was issued pursuant to the terms of the Folio Funding II/Citigroup Indenture, in each case as amended from time to time subject to the terms herein.

“Folio Funding II/Citigroup Note Purchase Agreement” shall mean that certain Note Purchase Agreement dated as of July 11, 2007, among Folio Funding II, as issuer and purchaser, the Company, as seller, and the Folio Funding II Noteholder, as note purchaser and administrative agent, as amended by an Amendment No. 1 to the Note Purchase Agreement dated as of May 22, 2008, and as further amended from time to time subject to the terms herein.

“Folio Funding II/Citigroup Term Sheet” shall mean an “Indicative Term Sheet” delivered by the Folio Funding II Noteholder to the Company containing the terms and conditions of a proposed restructuring of the Folio Funding II/Citigroup Indebtedness, a true, correct and complete copy of which is attached as Exhibit C.

“Folio Funding II Noteholder” shall mean Citigroup Financial Products Inc., a Delaware corporation, or any permitted assignee thereof.

“Folio Funding II Sale and Contribution Agreement” shall mean that certain Sale and Contribution Agreement dated as of July 11, 2007, between the Company, as seller, and Folio Funding II, as purchaser.

“FSA” shall mean Financial Security Assurance Inc., a New York stock insurance company.

“FSA Pledge Agreement” shall mean that certain Pledge and Collateral Agency Agreement dated as of December 27, 2007, among the Company, as pledgor, CPS Receivables LLC, FSA, as secured party, and Wells Fargo Bank, as collateral agent on behalf of FSA, as amended from time to time in accordance with Section 9.11.

“Fully Diluted Basis” shall mean, with respect to any Person at any time, a basis that includes (i) all Equity Interests in such Person issued and outstanding at such time, plus (ii) all Equity Interests in such Person which would be issuable upon the exercise or conversion of all Equity Rights in such Person then outstanding.

“Future Servicing Cash Flows” shall mean, as of any date of determination, the present value on such date of the difference between (i) the cash collected from obligors on Automobile Contracts in each Securitization Transaction and (ii) the sum of (A) principal and interest passed-through on certificates, or paid on notes, issued to investors in such Securitization Transaction, (B) Servicing Fees and (C) other expenses, including trustee fees and expenses, collateral agent fees, rating agency fees and expenses, standby servicing fees, surety bond premiums and the underwriter’s discount.

“GAAP” shall mean generally accepted accounting principles and practices set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, all as in effect on the date in question, applied on a basis consistent with prior periods.

“Goods” shall mean any new or used automobile, light truck, van or passenger van, including equipment sold or financed in connection therewith, or any other item of personal property, each being intended principally for personal or family use by consumers, sold, leased or otherwise encumbered under any Automobile Contract.

“Governmental Authority” shall mean any nation or government, and any state or political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including the Securities and Exchange Commission and the United States Environmental Protection Agency), and any court, tribunal or arbitrator(s) of competent jurisdiction, and Nasdaq or any other stock exchange or self-regulatory organization.

“Guarantied Obligations” shall have the meaning set forth in the Subsidiary Guaranty or the Other Guaranty, respectively.

“Guaranties” shall mean the Subsidiary Guaranty and any Other Guaranty.

“Hazardous Materials” shall mean any substance (i) which is regulated or governed under any Environmental Laws; (ii) that is defined or becomes defined as a “hazardous waste” or “hazardous substance” under any Environmental Laws; (iii) that is otherwise, to the extent not included in clause (i) or (ii) above, toxic, explosive, corrosive, inflammable, infectious, radioactive, carcinogenic or mutagenic; or (iv) that contains gasoline or other petroleum hydrocarbons, polychlorinated biphenyls or asbestos.

“Holder” shall mean any Person (including the Purchaser) in whose name any Note is registered in the register maintained by the Company pursuant to Section 11 of the Notes, respectively.

“Immediate Family” of a Person includes such Person’s spouse, and the parents, children and siblings of such Person or his or her spouse and their spouses and other Persons related to the foregoing by blood, adoption or marriage within the second degree of kinship.

“Indebtedness” shall mean, with respect to any Person and without duplication, (i) any indebtedness, liabilities or other obligations, contingent or otherwise, for borrowed money (whether in the form of a term loan, revolving line of credit, credit extension or otherwise); (ii) all obligations evidenced by any bonds, notes, debentures or similar instruments; (iii) all obligations to pay the deferred purchase or acquisition price of property or services (other than obligations to trade creditors incurred in the ordinary course of business that are unsecured (other than such obligations as may be related to construction and development incurred in the ordinary course of business) and are not past due by more than ninety (90) days, unless being contested in good faith by appropriate proceedings); (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights or remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (v) all Capitalized Lease Obligations; (vi) all obligations of others secured by a Lien to which any property or assets owned by such Person is subject, whether or not the obligations secured thereby have been assumed by such Person; (vii) all reimbursement and other obligations in respect of any letters of credit, bankers’ acceptances, bank guaranties, surety bonds (whether payment, performance or otherwise) and similar instruments, whether or not matured, issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings or payments; (viii) all obligations under facilities for the discount or sale of receivables; (ix) the maximum repurchase price of any mandatorily redeemable Equity Interests of such Person; (x) all Contingent Obligations; and (xi) all obligations, other than deferred revenue, which are required to be classified as long-term liabilities on the balance sheet of such Person under GAAP. The Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer.

“Indemnified Environmental Costs” shall mean all liabilities, claims, actions, causes of action, judgments, orders, direct damages, costs, expenses, fines, penalties and losses (including sums paid in settlement of claims and all reasonable consultant, expert and legal fees and reasonable expenses of counsel) incurred in connection with any Hazardous Materials Claim, any investigation of Venue conditions or any clean up, Remedial Work or other remedial, removal or restoration work with respect to any Venue, or any resulting damages, harm or injuries to the Person or property of any third parties or to any natural resources.

“Indemnified Parties” shall have the meaning specified in Section 7.2.

“Initial Financial Projections” shall have the meaning set forth in Section 5.12.

“Insurance Agreement Event of Default” shall mean an event of default as defined in any “insurance and indemnity” or similar agreement to which the Company or any Subsidiary is a party and which was entered into in connection with any Securitization Transaction, or any other event or condition, however defined, which has a substantially similar meaning to such defined term.

“Intellectual Property” shall mean all intellectual property, including (i) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, (ii) ideas and conceptions of potentially patentable subject matter, including any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (iii) national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by international treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application, (iv) trademarks, being words, names, symbols and devices or combinations of these, that indicate or are intended to indicate the source of any product or service to distinguish it from those of others, including brands, trademarks, service marks, logos, designs, including web site designs; packaging, configurations, and intangibles of like nature (whether registered or unregistered; corporate names, business names, fictitious names, trade styles, trade names and any other business identifiers; all applications relating thereto filed with the United States Patent and Trademark Office or any other Governmental Authority, including the Trademark Offices of other nations throughout the world, including the Office for Harmonization in the Internal Market, and all rights therein provided by international treaty or convention,; all registrations issued thereon and renewals thereof; all assignments thereof and licenses thereto whether or not recorded; all domain names; all goodwill associated with or symbolized by any of the foregoing (collectively, “Trademarks”), (v) copyrights (registered or otherwise) and registrations and applications for registration thereof; all assignments of any rights thereof and licenses thereto whether or not recorded; all interests of any kind in copyrights (collectively, “Copyrights”), (vi) trade secrets and confidential, technical and business information (including ideas, formulas, compositions, inventions, recipes, formulas, mixtures and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (vii) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (viii) Software, (ix) copies and tangible embodiments of all the foregoing, in whatever form or medium, (x) all rights to obtain and rights to apply for patents, and to register Trademarks and copyrights, (xi) all rights to sue or recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the foregoing, (xii) all reissues, extensions or renewals with respect to any of the foregoing and (xiii) all goodwill associated with or symbolized by any of the foregoing.

“Intercompany Indebtedness” shall mean any Indebtedness of the Company or a Subsidiary Guarantor that is Wholly Owned owing to the Company or any other such Subsidiary Guarantor, as the case may be.

“Investment” shall mean, as applied to any Person, (i) any direct or indirect acquisition by such Person of Equity Interests, other securities or other interests of, or investments in, any other Person, or all or any substantial part of the business or assets of any other Person, and (ii) any direct or indirect loan, advance (other than trade accounts receivables for goods or services from customers incurred in the ordinary course of business (including such receivables evidenced by a promissory note)), gift or capital or other contribution by such Person to any other Person.

“Investment Documents” shall mean, collectively, this Agreement, the Notes, the Registration Rights Agreement, the Investor Rights Agreement, the Guaranties, the Collateral Documents, the Landlord Consents and Waivers, UCC financing statements, any Securitization Transaction Collateral Release Agreements, the consent letter regarding the settlement of the “Pardee” litigation dated the Closing Date, the letter regarding certain post-Closing matters referred to in Section 5.6(i) and all other agreements, instruments, certificates, letters and other documents executed or delivered in connection with this Agreement or any other Investment Document and the transactions contemplated hereby or thereby, in each case as amended from time to time, in each case as amended from time to time, provided that the term Investment Documents shall not include any Class D Note Purchase Transaction Documents.

“Investor Rights Agreement” shall mean an Investor Rights Agreement dated as of the Closing Date, in form and substance satisfactory to the Purchaser, among the Company, Bradley and the Purchaser, as amended from time to time.

“IRC” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute, and the treasury regulations promulgated thereunder.

“Key Employees” shall mean, collectively, Bradley and each of the individuals who holds the offices of Senior Vice President, Chief Financial Officer, Chief Investment Officer and General Counsel of any Company Party.

“Landlord Consent and Waiver” shall mean any waiver, consent, agreement or other document, in form and substance satisfactory to the Purchaser, entered into from time to time for the benefit of the Purchaser by any landlord, lessor, sublessor or other Person that leases Real Property to any Company Party and on or in which any Collateral is stored or maintained, as amended from time to time.

“Lien” shall mean any lien (statutory or other), pledge, mortgage, deed of trust, assignment, deposit arrangement, priority, security interest, or other charge or encumbrance or other preferential arrangement of any kind or nature whatsoever (including the interest of a lessor under a Capitalized Lease having substantially the same economic effect), any conditional sale or other title retention agreement, any lease in the nature thereof and the filing or existence of any financing statement or other similar form of notice under the laws of any jurisdiction or any security agreement authorizing any Person to file such a financing statement, whether arising by contract, operation of law, or otherwise.

“Lists” shall have the meaning set forth in Section 3.41.

“LLCP Coverage Ratio” shall mean, with respect to the Company and its Subsidiaries as of any specified date, a fraction, expressed as a percentage, the numerator of which shall be equal to (A) the sum of (i) all Cash (whether Unrestricted Cash, restricted Cash or other Cash and Cash Equivalents), plus (ii) all receivables in respect of Servicing Fees, plus (iii) all “residual interests in securitizations” as shown on a consolidated balance sheet of the Company and its Subsidiaries as of such date, plus (iv) the sum of all Automobile Contracts, net of allowance for credit losses, minus (B) all indebtedness outstanding with respect to any Securitization Transactions that the Company treats as a financing on the consolidated balance sheet of the Company and its Subsidiaries as of such date, in each of clauses (i) through (iv) above as shown on the consolidated balance sheet of the Company and its Subsidiaries as of such date, and the denominator of which shall be equal to all Indebtedness outstanding under the Notes as of such date.

“LLCP II Payoff Letter” shall mean that certain Payoff Letter dated July 12, 2007, between the Company and Levine Leichtman Capital Partners II, L.P., a California limited partnership.

“LLCP Representative” shall have meaning set forth in the Investor Rights Agreement.

“Losses” shall have the meaning specified in Section 7.2.

“Margin Regulations” shall mean Regulations T, U and X of the Federal Reserve Board, as amended from time to time.

“Margin Stock” shall mean “margin stock” as defined in the Margin Regulations.

“Master Spread Account Agreement” shall mean, with respect to any Securitization Transaction, any and all master spread account agreements, as amended or supplemented from time to time as permitted hereunder, entered into by the Company or any Subsidiary in connection with such Securitization Transaction, in each case as amended from time to time as permitted hereunder.

“Material Adverse Effect” or “Material Adverse Change” shall mean any event, matter, condition or circumstance which (a) has or would reasonably be expected to have a material adverse effect on or material adverse change in, as the case may be, the business, assets, condition (financial or otherwise), results of operations, properties (whether real, personal or otherwise), profitability or prospects of the Company and its Subsidiaries, taken as a whole; (b) would materially impair the ability of any Company Party to perform or observe its obligations under any Investment Document to which it is a party; (c) would materially impair the rights, powers or remedies of the Purchaser under this Agreement, any Note, the Investor Rights Agreement, the Collateral Documents or any other Investment Document; (d) materially adversely affects the legality, binding affect, validity or enforceability of this Agreement, any Note, the Investor Rights Agreement, the Collateral Documents or any other Investment Document; (e) materially adversely affects the validity, attachment, perfection, priority or enforcement of any Liens granted in favor of the Purchaser, provided that no Material Adverse Effect or Material Adverse Change shall be deemed to have occurred under this clause (e) if (and only if) the Collateral so affected is immaterial in value; or (f) has or would reasonably be expected to have a material adverse effect on the ability of any Company Party or Subsidiary to enter into or consummate a Securitization Transaction, and the failure of any Company Party or Subsidiary to enter into or consummate a Securitization Transaction has a material adverse effect on the business, assets, condition (financial or otherwise), results of operations, properties (whether real, personal or otherwise), profitability or prospects of the Company and its Subsidiaries, taken as a whole.

“Material Contract” or “Material Contracts” shall have the meaning set forth in Section 3.11.

“Maturity Date” shall have the meaning set forth in Section 3 of the Notes.

“Mercury Finance Company” shall mean Mercury Finance Company LLC, a Delaware limited liability company.

“MFN Pension Plan” shall mean the MFN Financial Corporation Pension Plan.

“Multiemployer Plan” shall mean an Employee Benefit Plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Nasdaq” shall mean The NASDAQ Stock Market LLC, a Delaware limited liability company, or any successor stock exchange.

“Net Cash Proceeds” shall mean, with respect to any Asset Sale, the sum of: (i) the net amount of cash and cash equivalent proceeds received by or for the account of the Company or any of its Subsidiaries from such Asset Sale, and (ii) the net amount of cash and cash equivalents received by or for the account of the Company or any Subsidiaries upon the sale, conversion, collection or other liquidation of any non-cash proceeds (including notes, debt securities, other rights to payment, Equity Interests or other consideration received from any Asset Sale) from such Asset Sale. For this purpose, the term “net” means net of (a) the principal amount of any Indebtedness secured by a Permitted Lien on the assets subject to and required to be prepaid, and actually prepaid, upon such Asset Sale, (b) any transfer Taxes payable as a result of such Asset Sale, and any reasonable professional fees and expenses, reasonable broker’s commissions and other reasonable out-of-pocket expenses of sale paid to any Person attributable to such Asset Sale, and (c) any income Taxes reasonably estimated by the Company to be payable in respect of such Asset Sale.

“Net Interest Receivable” shall mean, at any date of determination, the net present value as of such date of Future Servicing Cash Flows available to be distributed to the Company by any Subsidiary of the Company in connection with any Securitization Transaction as determined in accordance with Statement of Financial Accounting Standards No. 140. Future Servicing Cash Flows represents the difference between the coupon rate on the Automobile Contracts and the pass-through rate on the certificates or notes issued to the investors in the securitized pool in excess of the base Servicing Fee (if any) specified in the documents governing a Securitization Transaction and any other continuing costs such as trustee or surety bond premiums. To determine the Net Interest Receivable, the Future Servicing Cash Flows are first estimated using an assumed rate of prepayment that is intended to be conservative relative to historical experience and then discounted as a market rate commensurate with the risk associated with this type of investment. The Net Interest Receivable is then reduced by a credit loss provision based upon historical experience and deemed adequate to cover net losses over the life of the trust. The Net Interest Receivable is subsequently amortized against servicing income on a level-yield basis.

“Notes” shall mean, collectively, any and all notes or similar instruments evidencing any Indebtedness owing by the Company to the Purchaser or any Affiliate thereof and issued in connection with any Investment Documents, including the Term A Note and, if purchased, the Term B Note, in each case as amended from time to time. The term “Note” or “Notes” shall also include, where applicable, any additional note or notes issued by the Company in connection with any Assignments or Participations thereof. The term ‘Note’ shall refer to any of the foregoing individually, as applicable.

“NYSE” shall mean the New York Stock Exchange.

“Obligations” shall mean any and all present and future loans, advances, Indebtedness, claims, guarantees, liabilities or obligations (monetary and non-monetary) of the Company Parties (or any of them), or of any other Person for or on behalf of the Company Parties (or any of them), owing to the Purchaser, Levine Leichtman Capital Partners, Inc. or any of the other Indemnified Parties, of whatever nature, character or description, the payment and performance of which is provided for, arises under, related to or is in connection with this Agreement, the Notes, the Warrants, the Registration Rights Agreement, the Investor Rights Agreement, the Guaranties, the Collateral Documents and the other Investment Documents, any and all agreements, instruments or other documents heretofore or hereafter executed or delivered in connection with any of the foregoing, in each case whether due or not due, direct or indirect, joint or several, absolute or contingent, voluntary or involuntary, liquidated or unliquidated, determined or undetermined, now or hereafter existing, amended, renewed, extended, exchanged, restated, refinanced, refunded or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, whether for principal, interest (including interest accruing after judgment), premiums, fees, costs, expenses (including attorneys’ fees) or other amounts incurred for administration, collection, enforcement or otherwise, whether or not arising after the commencement of any proceeding under the Bankruptcy Laws (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding, and whether or not recovery of any such obligation or liability may be barred by any statute of limitations or such Indebtedness, claim, liability or obligation may otherwise be unenforceable.

“OFAC” shall have the meaning set forth in Section 3.41.

“OFAC Laws and Regulations” shall have the meaning set forth in Section 3.41.

“Officers’ Certificate” shall mean an Officers’ Certificate of the relevant Company Party or Subsidiary, in form and substance satisfactory to the Purchaser, duly executed by the President and Chief Executive Officer and either the Chief Financial Officer or the Chief Investment Officer of such Company Party or Subsidiary, as applicable, and certifying as to the matters described or referred to therein.

“Operating Licenses” shall mean, with respect to any Person, all licenses, franchises, permits, consents, approvals, registrations, certificates and authorizations of all Governmental Authorities necessary to the conduct of the businesses of such Person, including all licenses issued or issuable under the finance laws in each state in which the activities of such Person would require such licensing, licenses required for the sale or brokerage of insurance products, compliance with all bonding requirements of any Governmental Authority and any licenses, franchises, permits, consents, approvals, registrations, certificates and authorizations required to be held to comply with or obtain exemptions from the usury laws of any state.

“Organizational Documents” shall mean, collectively, with respect to any Person that is an entity, the articles of incorporation, certificate of incorporation, certificate of formation, articles of organization, bylaws, limited liability company agreement, operating agreement, partnership agreement and similar organizational documents of such Person, as applicable.

“Other Collateral Documents” shall mean any and all agreements, instruments and other documents delivered from time to time pursuant to which any Other Guarantor grants a security interest and Lien in and to its assets, properties and rights to secure the payment and performance of the Obligations, as any such agreements, instruments and other documents may be amended from time to time.

“Other Debt Document” shall mean any agreement, instrument or other document evidencing or governing any Indebtedness of any Company Party other than Indebtedness under the Notes and the other Investment Documents.

“Other Guarantor” shall mean any Person that at any time after the date hereof is or becomes liable as a guarantor of the Obligations.

“Other Guaranty” shall mean a guaranty or other agreement entered into by an Other Guarantor in favor of the Purchaser, in form and substance satisfactory to the Purchaser, pursuant to which such Other Guarantor guaranties or otherwise becomes liable for the Obligations, as amended from time to time.

“Other Lists” shall have the meaning set forth in Section 3.41.

“Participation” shall have the meaning set forth in Section 11.6.

“Payoff Letter” shall mean a letter, in form and substance satisfactory to the Purchaser, from any lender of any Company Party covering one or more of the following, as applicable: (i) identifying the principal credit documents pursuant to which such Company Party is obligated to such lender in respect of any indebtedness, liabilities or other obligations, (ii) stating the amount that would constitute payment in full under such credit documents, and (iii) authorizing the Company, upon its receipt of such payment in full, to take all such actions as may be necessary or appropriate to release of record any such Liens (including the filing of UCC termination statements)).

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Permitted Investments” shall mean any one or more of the following:

(i) Cash and Cash Equivalents; or

(ii) Loans and advances of business and travel expenses to the Company’s and its Subsidiaries’ employees incurred in the ordinary course of business.

“Permitted Liens” shall have the meaning set forth in Section 9.2.

“Person” shall mean any individual, sole proprietorship, partnership (general or limited), joint venture, trust, trustee, unincorporated organization, association, corporation, limited liability company, limited liability partnership, institution or other entity or Governmental Authority.

“Pledged Equity Interests” shall mean, collectively, (a) the Equity Interests in the Subsidiaries being pledged by the Company in favor of the Purchaser pursuant to the Company Security Agreement and (b) the Equity Interests in Subsidiaries being pledged by the Subsidiary Guarantors pursuant to the Subsidiary Security Agreement.

“Pro Forma Closing Balance Sheet” shall have the meaning set forth in Section 3.8(c).

“Purchased Contract” shall mean an Automobile Contract purchased as of the close of business on the last day of a Collection Period by the Servicer.

“Purchaser” shall have the meaning set forth in the preamble.

“Purchaser Closing Shares” shall have the meaning set forth in Section 2.2.

“Purchaser Closing FMV Warrant” shall have the meaning set forth in Section 2.2.

“Purchaser Closing Penny Warrant” shall have the meaning set forth in Section 2.2.

“Purchaser Closing Warrants” shall have the meaning set forth in Section 2.2.

“Purchaser Equity Interests” shall mean, collectively, (i) the Purchaser Closing Shares and all other Equity Interests of the Company owned or held by the Purchaser or any Affiliate thereof from time to time after the Closing, (ii) the Purchaser Closing Warrants and all other Equity Rights issued by the Company to the Purchaser or any Affiliate thereof from time to time after the Closing and (iii) all Common Stock issued or issuable upon exercise of the Purchaser Closing Warrants and other Equity Rights issued by the Company to the Purchaser or any Affiliate thereof.

“Qualified Default Covenants” shall mean the agreements, covenants and obligations of the Company set forth in Section 8.9 (Taxes), Section 8.10 (ERISA Matters); Section 8.20 (Landlord Consents and Waivers); and Section 8.23 (Future Information).

“Qualified Plan” shall have the meaning set forth in Section 3.14(c).

“Real Property” shall mean any real property or “facility” (as defined in the Resource Conversation and Recovery Act (RCRA), 42 U.S.C. Section 6901 et seq.) currently or formerly owned, operated, leased or occupied by the Company or any of its Subsidiaries.

“Registration Rights Agreement” shall mean a Registration Rights Agreement dated as of the Closing Date, in form and substance satisfactory to the Purchaser, between the Company and the Purchaser, as amended from time to time.

“Release” shall mean any release (whether threatened or actual), migration, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, seeping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Materials, and otherwise as defined in any Environmental Laws.

“Renewable Subordinated Notes” shall mean those Renewable Unsecured Subordinated Notes issued or to be issued by the Company from time to time in the maximum aggregate principal amount of $100,000,000 pursuant to the Renewable Subordinated Notes Indenture.

“Renewable Subordinated Notes Indenture” shall mean that certain Indenture dated as of May 25, 2005, between the Company and Wells Fargo Bank as trustee, as amended from time to time subject to Section 9.11.

“Required Insurance Endorsements” shall mean (a) with respect to each insurance policy maintained by the Company Parties with respect to the Collateral or business interruption insurance, a signed copy of a loss payee endorsement showing the insurable interests of the Company Parties, as primary beneficiary, and the Purchaser as sole loss payee, and otherwise reflecting the requirements set forth in Section 8.8 for such policies, and (b) with respect to any liability or other insurance policy of the Company Parties, a signed copy of an additional insured endorsement showing the insurable interests of the Company, as primary beneficiary, and the Purchaser, as an additional insured, and otherwise reflecting the requirements set forth in Section 8.8 for such policies.

“Residual Financing Transaction” shall mean any transaction or series of transactions, whether now existing or hereafter arising, that may be entered into, sponsored or conducted by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practices involving the pooling and sale to an SPE of “residual interests” or “subordinated interests” in a trust that is formed for the sole purpose of effectuating any Securitization Transaction and the issuance and sale by such SPE of debt securities collaterally secured by the rights and interests of such SPE in and to such residual interests or subordinated interests and related collateral.

“Residual Interest Certificate” shall mean any certificate issued by any trust formed or created for the sole purpose of effectuating any Securitization Transaction representing or evidencing the “residual interest” or “subordinated interest” in such trust, including rights to the “residual cash flow” or “excess cash flow” arising from the trust.

“Restricted Payment” shall mean, with respect to any Person, any one or more of the following:

(a) any declaration or payment of any dividend or other distribution (whether in cash, securities or other property), or the incurrence of any liability to make any payment or other distribution, of cash, securities or other property, on account of or with respect to any Equity Interests, Equity Rights or other securities of the Company now or hereafter outstanding (including a return of capital);

(b) any payment on account of the purchase, acquisition, redemption, defeasance, sinking fund or other retirement of any Equity Interests or Equity Rights in the Company now or hereafter outstanding, or any other payment or distribution made in respect thereof, or other acquisition for value, directly or indirectly, or the purchase, acquisition or redemption, of any Equity Interests or Equity Rights in the Company now or hereafter outstanding by the Company or any other Company Party;

(c) any (i) payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, or any redemption, purchase or other acquisition for value, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Indebtedness (including the Renewable Subordinated Notes), or (ii) prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, or any redemption, purchase or other acquisition for value, retirement, defeasance, sinking fund or similar payment with respect to, any other Indebtedness of any Company Party or Subsidiary, except for payments or redemptions of the Obligations;

(d) any payment, loan, loan repayment, contribution or other transfer of funds or other property to any direct or indirect holder of Equity Interests in the Company (other than payment of the Obligations); and

(e) any payment of management, consulting, restructuring or advisory fees (or other fees of a similar nature) by any Company Party to (i) any Affiliate of any Company Party (other than to any other Company Party) or (ii) any Subsidiary.

The following shall not constitute a Restricted Payment: (i) any dividend or other distribution, direct or indirect, on account of any Equity Interests (now or hereafter outstanding) of any Subsidiary to the Company, (ii) any dividend or other distribution, direct or indirect, on account of any Equity Interests (now or hereafter outstanding) of any Subsidiary that is not a Subsidiary Guarantor to any other Subsidiary that is a Subsidiary Guarantor or (iii) any payments, distributions or other amounts due or owing to the Purchaser or any of its Affiliates, whether payable pursuant to any Investment Document or otherwise.

“Sale and Servicing Agreement” shall mean, with respect to a particular Securitization Transaction, the sale and servicing agreement or similar agreement applicable to, or entered into in connection with, such Securitization Transaction, as amended from time to time as permitted thereunder.

“Sarbanes-Oxley Act” shall have the meaning set fort in Section 3.18.

“SDN List” shall have the meaning set forth in Section 3.41.

“SEC” shall mean the Securities and Exchange Commission, or any successor agency.

“Securities” means, collectively, the Term A Note, the Purchaser Closing Shares and the Purchaser Closing Warrants to be issued at the Closing.

“Securities Account Control Agreement” shall mean any control agreement or similar agreement entered into as of the Closing Date and from time to time thereafter, by and among any Company Party, the Purchaser, and any securities intermediary (as that term is defined in UCC Section 8-102(a)(14)) establishing or maintaining securities accounts (as such term is defined in UCC Section 8-501(a)) or similar accounts for such Company Party, in form and substance satisfactory to the Purchaser, pursuant to which the Purchaser obtains “control” (within the meaning of Sections 8-106 and 9-106 of the UCC) over such securities accounts or similar accounts (including all securities (certificated and uncertificated), securities contracts, securities entitlements, instruments, documents, general intangibles, payment intangibles, money, interests in partnerships, limited liability companies and other non-corporate entities, commodity contracts, mutual fund shares, money market shares, participations in and obligations of any person or entity, however organized, and all other financial assets and property of every description from time to time held therein or credited thereto, including any free credit balance, together with any proceeds, profits and products thereof, replacements and substitutions therefor and dividends and distributions in any form in respect thereof, and all related investment property however evidenced, all rights incidental to the ownership of any of the foregoing, including without limitation, voting, conversion, registration, redemption, exchange and consensual rights and rights of recovery for violations of securities laws.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, all as the same shall be in effect at the time.

“Securitization Transaction” shall mean (i) any transaction or series of transactions, whether now existing or hereafter arising, that may be entered into, sponsored or conducted by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practices and involving (A) the pooling and sale by the Company or one or more of its Subsidiaries to an SPE of Automobile Contracts, (B) the sale by such SPE of such pool of Automobile Contracts to a trust created or formed by such SPE and (C) the issuance by such trust of debt securities collaterally secured by such pool of Automobile Contracts and related collateral, (ii) any Warehouse Financing Transaction and (iii) any Residual Financing Transaction.

“Securitization Transaction Collateral Release Agreement” shall have the meaning set forth in the Company Security Agreement or the Subsidiary Security Agreement, as applicable.

“Securitization Transaction Documents” shall mean any and all agreements, instruments and other documents now existing or hereafter related to, or entered into in connection with, any Securitization Transaction, including any and all note or other purchase agreements, assignment agreements, sale and servicing agreements, pooling and servicing agreements, servicing agreements, sub-servicing agreements, trust agreements, indentures, master spread account agreements, spread account supplements, collection account agreements, lockbox agreements, blocked account agreements, deposit account control agreements, conduit agreements, insurance and indemnity agreements, liquidity facility agreements, financial guaranty insurance policies and other credit enhancement agreements, in each case as amended from time to time as permitted herein.

“Senior Indebtedness” shall mean, with respect to any Person, the principal of, premium, if any, and interest on (i) any Indebtedness of such Person, whether now outstanding or hereafter created, incurred, assumed or guaranteed, unless in the instrument creating or evidencing such Indebtedness or pursuant to which such Indebtedness is outstanding it is provided that such Indebtedness is subordinate in right of payment or rights upon liquidation to any other Indebtedness of such Person, and (ii) refundings, renewals, extensions, modifications, restatements, and increases of any such Indebtedness.

“Servicer” shall mean the Company, as the servicer of Automobile Contracts, and each successor servicer of the Company.

“Servicing Fees” shall mean any and all servicing fees (including, as applicable, reimbursements and returns) paid or payable to the Company in connection with and under the terms of the applicable indenture, pooling or sale and servicing agreements or other agreements or documents executed in connection with any Securitization Transaction.

“Shareholder Approval” shall have the meaning set forth in Section 8.22.

“Shareholder Approval Proposal” shall have the meaning set forth in Section 8.22.

“Solvent” shall mean, with respect to any Person, that on the date of determination: (i) the present fair saleable value of the assets (i.e., the price a buyer is willing to pay for such asset in an arms-length transaction) of such Person will exceed the amount that will be required to pay the probable liability on the existing debts (whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent) of such Person as they become absolute and matured; (ii) the sum of the debts (whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent) of such Person will not exceed all of the property of such Person at a fair valuation; (iii) the assets of such Person do not constitute unreasonably small capital for such Person to carry on its businesses as now conducted or proposed to be conducted; (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature; and (v) such Person is not “insolvent” within the meaning of Section 271 of the New York Debtor and Creditor Law, nor does such Person reasonably anticipate, based on its current circumstances, that it will become insolvent. For purposes of the preceding sentence, the amount of contingent obligations outstanding at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that are reasonably expected by such Person to become an actual or matured liability.

“SPE” or “Special Purpose Entity” shall mean any Person that is Wholly Owned and formed or created as a “bankruptcy remote” entity solely for the purpose of effectuating any Securitization Transaction.

“Subordinated Debt Documents” shall mean any and all agreements, instruments and other documents evidencing or governing any Subordinated Indebtedness, whether now existing or hereafter entered into, as amended from time to time in accordance with Section 9.11.

“Subordinated Indebtedness” shall mean, with respect to any Person, any Indebtedness of such Person, whether now existing or hereafter entered into, that expressly provides that such Indebtedness is (a) subordinate in right of payment or rights upon liquidation to any Indebtedness of such Company Party owing to the Purchaser or (b) subject to payment blockage, remedy standstill, delayed maturity and other subordination-related provisions, as such Indebtedness may be refinanced, renewed, replaced, restructured or exchanged from time to time, all in accordance with Section 9.1(e).

“Subsidiary” shall mean, with respect to any specified Person at any time, any other Person of which more than fifty percent (50.0%) of the total voting power of all Equity Interests entitled to vote (without regard to the occurrence of any contingency) in the election of directors or managers (or other Persons performing similar functions) are directly or indirectly owned by such specified Person at such time. Unless otherwise indicated, when used herein, the term “Subsidiary” refers to a Subsidiary of the Company.

“Subsidiary Collateral Documents” shall mean, collectively, the Subsidiary Security Agreement, the Deposit Account Control Agreements, the Securities Account Control Agreements, the UCC financing statements naming any such Subsidiary as a debtor, patent, Trademark and copyright filings, assignments and acknowledgement and any and all other agreements, instruments and documents delivered from time to time to secure the payment or performance of the Obligations of each such Subsidiary under the Investment Documents to which it is a party (including the “Guarantied Obligations” under the Subsidiary Guaranty), in each case as amended from time to time.

“Subsidiary Guarantors” or “Guarantors” shall mean the direct or indirect Subsidiaries that are or become ‘Guarantors’ under the Subsidiary Guaranty.

“Subsidiary Guaranty” shall mean a Joint and Several General and Continuing Guaranty dated as of the Closing Date, in form and substance satisfactory to the Purchaser, by the Subsidiary Guarantors in favor of the Purchaser, as amended from time to time.

“Subsidiary Security Agreement” shall mean a Subsidiary Pledge and Security Agreement dated as of the Closing Date, in form and substance satisfactory to the Purchaser, between the Grantors (as defined therein) and the Purchaser, as amended from time to time.

“Tax” or “Taxes” shall mean all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any governmental body or payable under any tax-sharing agreement or any other contract.

“Term A Note” shall have the meaning set forth in Section 2.1.

“Term B Note” shall have the meaning set forth in Section 2.6.

“Term B Note Closing” shall have the meaning set forth in Section 2.6.

“Term B Note Closing Date” shall mean the Business Day immediately following the date upon which the last of all of the conditions precedent set forth in Section 2.6(c) shall have been satisfied or waived by the Purchaser (or such other Business Day as may be mutually agreed upon by the Company and the Purchaser), provided that any such Business Day shall not be later than July 31, 2008.

“Term B Note Purchase Price” shall have the meaning set forth in Section 2.6.

“Termination Event” shall mean (i) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder with respect to any Employee Benefit Plan; (ii) the withdrawal of the Company or any ERISA Affiliate of the Company from an Employee Benefit Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) or 4086(f) of ERISA; (iii) the termination of an Employee Benefit Plan, the filing of a notice of intent to terminate an Employee Benefit Plan or the treatment of an Employee Benefit Plan amendment as termination under Section 4041 of ERISA; (iv) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Employee Benefit Plan by the PBGC; (v) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Benefit Plan; (vi) the partial or complete withdrawal of the Company or any ERISA Affiliate of the Company from an Employee Benefit Plan that is a multi-employer plan; or (vii) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA.

“TFC” shall mean TFC Enterprises LLC, a Delaware limited liability company.

“Third Party Intellectual Property Rights” shall have the meaning specified in Section 3.20(a).

“Trigger Event” shall mean a “Trigger Event,” a “Level 1 Trigger Event,” a “Level 2 Trigger Event,” a “Level 3 Trigger Event” or any other term or definition having a substantially similar meaning, as defined or used in any Securitization Transaction Document or other agreement executed in connection with any Securitization Transaction, including the Master Spread Account Agreement, as applicable.

“2009 Annual Meeting” shall have the meaning set forth in Section 8.22.

“UCC” shall mean the Uniform Commercial Code as may, from time to time, be adopted and in effect in the State of New York; provided, however, that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Purchaser’s Lien on any Collateral is governed by the Uniform Commercial Code as adopted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as adopted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for the purpose of definitions related to such provisions.

“Unrestricted Cash” shall mean, on any date of determination, that portion of the Company’s Cash and Cash Equivalents, determined in accordance with GAAP, that is denominated in United States dollars, that is not subject to any Lien (other than Liens in favor of the Purchaser) and that is freely and immediately transferable by the Company without restriction.

“USAP Audit” shall mean an audit conducted according to the requirements and standards set forth in the Uniform Single Attestation Program promulgated by the Mortgage Bankers Association of America.

“Warehouse Financing Transaction” shall mean any transaction or series of transactions, whether now existing or hereafter arising, that may be entered into, sponsored or conducted by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practices, pursuant to which, in order to fund the purchases of Automobile Contracts: (i) the Company or one or more of its Subsidiaries sells to a “warehouse” SPE from time to time Automobile Contracts and (ii) such SPE purchases such Automobile Contracts from the Company or such selling Subsidiary for cash or other consideration at least equal to the fair market value of such Automobile Contracts and finances the purchase of such Automobile Contracts through borrowings under a “warehouse credit facility” secured by such Automobile Contracts and established with a third party lender that engages in similar financing transactions in the ordinary course of its business and under which such SPE is the sole borrower (with no recourse to either the Company or any other Subsidiary other than for breaches of customary representations and warranties made by the Company or such other Subsidiary in connection with the sales of Automobile Contracts to the SPE).

“Warrant Shares” shall mean any and all shares of Common Stock issued or issuable upon exercise of, or otherwise under, the Purchaser Closing Warrants and any other Equity Rights in the Company issued to the Purchaser or any Affiliate thereof.

“Warrant” shall mean any warrant or similar Equity Rights issued to the Purchaser or any Affiliate thereof to purchase Equity Interests in the Company, including the Purchaser Closing Warrants.

“Wells Fargo Bank” shall mean Wells Fargo Bank, National Association.

“Wholly Owned” shall mean any Person, 100% of the Equity Interests of which is owned, directly or indirectly, by the Company.

“XLCA” shall mean XL Capital Assurance Inc., a New York monoline financial guaranty insurance company.

1.2 Accounting Terms and Computations. For purposes of this Agreement and any other Investment Document, (a) all accounting terms used in this Agreement that are not expressly defined herein have the meanings given to them under GAAP, (b) all computations made pursuant to this Agreement or any other Investment Document shall be made in accordance with GAAP, (c) all financial statements and other financial information to be delivered by any Company Party hereunder or under any other Investment Document shall be prepared in accordance with GAAP, except that any interim financial statements or other financial information which are unaudited may be subject to year-end audit adjustments and may omit footnotes and (d) after the Closing, all computations, financial statements and other financial information of the Company Parties hereunder shall be determined on a consolidated basis in accordance with GAAP. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, the Company and the Purchaser agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Company’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the necessary parties thereto, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. The term “Accounting Changes” shall refer to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission.

1.3 Independence of Covenants. To the extent that this Agreement contains any covenant or agreement of any Company Party or Subsidiary that is not a signatory hereto, the Company shall be responsible for causing such Company Party or Subsidiary to perform, comply with and observe such covenant and agreement to the extent expressly required to do so under this Agreement. All covenants and agreements under this Agreement shall each be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by another covenant, by an exception thereto, or be otherwise within the limitations thereof, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

1.4 Headings; Construction and Interpretation; Fair Meaning. The headings in this Agreement and any other Investment Document are for convenience of reference only, do not constitute a part of this Agreement or such other Investment Document and are not to be considered in construing or interpreting this Agreement or such other Investment Document. All section, preamble, recital, exhibit, schedule, disclosure schedule, annex, clause and party references contained in this Agreement or such other Investment Document are to this Agreement or such other Investment Document, as the case may be, unless otherwise stated. Unless the context of this Agreement or any other Investment Document clearly requires otherwise, the use of the word “including” is not limiting and the use of the word “or” has the inclusive meaning represented by the phrase “or.” Unless otherwise specified, the plural includes the singular and vice versa. References in this Agreement or any other Investment Document to any agreement, other document or law “as amended” or “as amended from time to time,” or amendments of any document or law, shall include any amendments, restatements, supplements, replacements, renewals, refinancings or other modifications. Wherever required by the context of this Agreement or any other Investment Document, the masculine, feminine and neuter gender shall each include the other. This Agreement and each other Investment Document has been negotiated by, and entered into between or among, Persons that are sophisticated and knowledgeable in business matters and that have been represented by legal counsel. Accordingly, any rule of law or legal decision that would require interpretation of this Agreement or any other Investment Document against the party that drafted it shall not be applicable and is irrevocably and unconditionally waived. All provisions of this Agreement and each other Investment Document shall be construed in accordance with their fair meaning, and not strictly for or against any party.

1.5 Determinations. Any determination involving a numeric or mathematical calculation contemplated by this Agreement or any other Investment Document that is made by the Purchaser shall be final and conclusive and binding upon the Company Parties in the absence of manifest error. Any other determination contemplated by this Agreement or any other Investment Document that is made by the Purchaser in good faith shall be prima facie evidence of the correctness of such determination.

1.6 Knowledge of the Company. The term “best knowledge of the Company,” or “best knowledge of any Company Party,” when used in this Agreement or any other Investment Document with respect to the Company or any other Company Party, and references to the awareness of the Company or any other Company Party, shall mean that any one or more of the Key Employees knows or should have known, based upon the reasonable inquiry of such Person, of the existence or absence of such fact.

2. PURCHASE AND SALE OF SECURITIES; CLOSING; PURCHASE AND SALE OF TERM B NOTE.

2.1 Authorization of Term A Note. The Company has authorized the issuance, sale and delivery to the Purchaser pursuant to the terms of this Agreement of a Secured Senior Note Due 2013, in substantially the form of Exhibit A, in the principal face amount of $10,000,000 (as amended from time to time, the “Term A Note”).

2.2 Authorization of Purchaser Equity Interests. The Company has authorized the issuance, sale and delivery to the Purchaser pursuant to the terms of this Agreement of (a) 1,225,000 shares of Common Stock (the “Purchaser Closing Shares”), (b) a Warrant to purchase 1,500,000 shares of Common Stock, in substantially the form of Exhibit B-1 (the “Purchaser Closing FMV Warrant”) and (c) a Warrant to purchase 275,000 shares of Common Stock, in substantially the form of Exhibit B-2 (the “Purchaser Closing Penny Warrant” and, collectively with the Purchaser Closing FMV Warrant, the “Purchaser Closing Warrants”). The payment and performance of the Term A Note, the Purchaser Closing Warrants and all other Obligations shall be secured under the Company Collateral Documents and shall be guarantied by the Subsidiary Guarantors under the Subsidiary Guaranty (which shall be secured under the Subsidiary Collateral Documents).

2.3 Purchase of Securities; Purchase Price. On the terms and subject to the conditions contained herein and in the other Investment Documents, in reliance upon the representations, warranties, covenants and agreements contained herein, on the Closing Date:

(a) The Company shall issue, sell and deliver to the Purchaser, and the Purchaser shall purchase from the Company, the Term A Note.

(b) The Company shall issue, sell and deliver to the Purchaser, and the Purchase shall purchase from the Company, the Purchaser Closing Shares and the Purchaser Closing Warrants.

(c) The aggregate purchase price to be paid by the Purchaser for the Securities (the “Purchase Price”) shall be $10,000,000, consisting of a purchase price for the Term A Note of $4,990,000, a purchase price for the Purchaser Closing Shares of $2,560,250, a purchase price for the Purchaser Closing FMV Warrant of $1,875,000 and a purchase price for the Purchaser Closing Penny Warrant of $574,750, in each case payable as provided in Section 2.4. The Company and the Purchaser agree that, for purposes of Section 1271 et seq. of the Code, the original issue price of the Term A Note will be 49.90% of the original principal face amount thereof, and that this agreement is intended to constitute an agreement as to the issue prices of the Securities for all federal, state and local income Tax purposes.

2.4 Closing. The closing of the purchase and sale of the Securities under this Agreement (the “Closing”) shall take place at the offices of Irell & Manella LLP, 1800 Avenue of the Stars, Suite 900, Los Angeles, California 90067, on the Business Day immediately following the date upon which the last of all of the conditions precedent set forth in Section 5 and Section 6 (other than the condition precedent set forth in Section 6.3) shall have been satisfied or waived (such Business Day, or such other Business Day as may be mutually agreed upon by the Company and the Purchaser being referred to as the “Closing Date”). At the Closing, the Company shall deliver to the Purchaser (a) the Term A Note, duly executed by the Company, (b) the Purchaser Closing FMV Warrant, duly executed by the Company, the (c) the Purchaser Closing Penny Warrant, duly executed by the Company, and (d) the Purchaser Closing Shares (provided that the Company shall deliver an original certificate representing the Purchaser Closing Shares not later than two (2) Business Days after the Closing Date and, provided further, that notwithstanding that the certificate representing the Purchaser Closing Shares is to be delivered after the Closing Date, the Purchaser shall be deemed to be the registered owner of the Purchaser Closing Shares on and as of the Closing Date whether or not such certificate is so delivered), against payment of the Purchase Price therefor (net of amounts permitted to be withheld pursuant to Section 5.3) in accordance with the Flow of Funds Statement.

2.5 Use of Proceeds from Sale of Securities. The Company shall use the proceeds from the issuance and sale of the Securities under this Agreement for general corporate purposes and to pay the fees, costs and expenses associated with the transactions consummated at the Closing, provided no such proceeds shall be used for the direct or indirect benefit of any of the Excluded Subsidiaries.

2.6 Purchase and Sale of Term B Note.

(a) Purchase and Sale of Term B Note. The Company has further requested that the Purchaser purchase from the Company an additional Secured Senior Note Due 2013, in substantially the same form as the Term A Note (except that such additional Secured Senior Note will not be issued with any original issue discount), to be issued by the Company to the Purchaser in the principal face amount of $15,000,000 (as amended from time to time, the “Term B Note”). On the terms and subject to the conditions contained in this Section 2.6, elsewhere in this Agreement and in the other Investment Documents, and in reliance upon the representations, warranties, covenants and agreements contained herein, on the Term B Note Closing Date:

(i) The Company shall issue, sell and deliver to the Purchaser, and the Purchaser shall purchase from the Company, the Term B Note.

(ii) The purchase price to be paid by the Purchaser for the Term B Note shall be $15,000,000 (the “Term B Note Purchase Price”).

(b) Term B Note Closing. The closing of the purchase and sale of the Term B Note under this Section 2.6 (the “Term B Note Closing”) shall take place at the offices of Irell & Manella LLP, 1800 Avenue of the Stars, Suite 900, Los Angeles, California 90067, on the Term B Note Closing Date. At the Term B Note Closing, the Company shall deliver to the Purchaser the Term B Note, duly executed by the Company, against payment by the Purchaser of the Term B Note Purchase Price (net of amounts permitted to be withheld pursuant to Section 2.6(c)(iv)).

(c) Conditions to Term B Note Closing. The obligations of the Purchaser to purchase the Term B Note as contemplated by this Section 2.6 shall be subject to the following conditions precedent, each of which shall be satisfied or waived in the sole and absolute discretion of the Purchaser:

(i) Term B Note Closing Date. The Term B Note Closing Date shall occur on or before July 31, 2008 (unless otherwise agreed upon by the Purchaser in writing).

(ii) Authorization of Term B Note. The Company shall have duly authorized for issuance and sale to the Purchaser pursuant to the terms of this Agreement the Term B Note.

(iii) Representations and Warranties; No Default. The Company shall have delivered to the Purchaser the Officers’ Certificate described in Section 5.2, dated as of the Term B Note Closing Date.

(iv) Additional Deal-Related Fees and Expenses. The Company shall have paid to the Purchaser all actual and estimated fees, costs and expenses incurred by or on behalf of the Purchaser with respect to the issuance, sale and delivery of the Term B Note and any other accrued and unpaid fees, costs and expenses described in Section 7.5. All amounts paid to the Purchaser pursuant to this Section 2.6(c)(iv) shall be paid in immediately available funds to a bank account designated by the Purchaser, provided that the Purchaser may withhold such amounts from the Term B Note Purchase Price to be paid to the Company as contemplated by Section 2.6(b).

(v) Term B Note Closing Documents. The Company shall have delivered, or caused to be delivered, to the Purchaser the following documents, each in form and substance satisfactory to the Purchaser and dated as of the Term B Note Closing Date:

(A) The Term B Note, duly executed by the Company;

(B) If requested by the Purchaser, an amendment to this Agreement, in form and substance satisfactory to the Purchaser, duly executed by the Company;

(C) An acknowledgment of the Subsidiary Guarantors, in form and substance satisfactory to the Purchaser, duly executed by the Subsidiary Guarantors with respect to the Subsidiary Guaranty;

(D) Acknowledgments or agreements by the Company Parties, in form and substance satisfactory to the Purchaser, acknowledging and confirming the validity and priority of the Liens granted in favor of the Purchaser under the Collateral Documents; and

(E) Such other agreements, instruments, certificates, amendments, statements and documents as the Purchaser may request.

(vi) Other Conditions. The Company shall have satisfied each of the conditions precedent described in Section 5.4 through Section 5.5, Section 5.9 through Section 5.16, Section 5.18 and Section 5.19, in each case with respect to, or in connection with, the purchase and sale of the Term B Note and as of the Term B Note Closing Date (for these purposes, the term “Closing” and “Closing Date” when used in such Sections shall be deemed to refer to the Term B Note Closing and the Term B Note Closing Date, respectively).

(vii) Opinion Letter of Counsel. The Purchaser shall have received a legal opinion letter of Andrews & Kurth, special counsel to the Company Parties, addressed to the Purchaser and dated as of the Term B Closing Date, in form and substance satisfactory to the Purchaser (such legal opinion letter shall contain, among other things, an opinion to the effect that the restructuring of the Folio Funding II/Citigroup Indebtedness does not in any manner breach or violate, cause a default or event of default under or give rise to a right of termination or a redemption or an acceleration of rights under, this Agreement, any other Investment Document or any Material Contract).

(viii) Folio Funding II/Citigroup Restructuring. The Company and the Folio Funding II Noteholder shall have restructured the Folio Funding II/Citigroup Indebtedness on the terms and conditions set forth in the Folio Funding II/Citigroup Term Sheet and such other terms and conditions as may be acceptable to the Purchaser, and the Purchaser shall have received true, correct and complete copies of any and all agreements, instruments and other documents entered into with respect to, or in connection with, such restructuring, in each case in form and substance satisfactory to the Purchaser. The Company and the Folio Funding II Noteholder shall have restructured the Folio Funding II/Citigroup Indebtedness on the terms and conditions set forth in the Folio Funding II/Citigroup Term Sheet and such other terms and conditions as may be acceptable to the Purchaser, and the Purchaser shall have received true, correct and complete copies of any and all agreements, instruments and other documents entered into with respect to, or in connection with, such restructuring, in each case in form and substance satisfactory to the Purchaser and consistent with the Folio Funding II/Citigroup Term Sheet. Notwithstanding the terms contained in the Folio Funding II/Citigroup Term Sheet, it is agreed between the parties that any restructuring of the Folio Funding II/Citigroup Indebtedness will not be acceptable to the Purchaser unless, among other things, any guaranty provided by the Company of the obligations of Folio Funding II with respect to the Folio Funding II/Citigroup Indebtedness becomes effective only if the Company takes any action after the date hereof which impairs the collateral securing the Folio Funding II/Citigroup Indebtedness and such guaranty is limited solely to a guaranty of the performance by Folio Funding II of its collateral maintenance obligations under the Folio Funding II/Citigroup Note Purchase Agreement, and, if (and only if) the Company fails to perform any such obligations related to the collateral, it may be liable to the Folio Funding II Noteholder for every obligation, including payment obligations, of Folio Funding II. For clarification purposes, any such guaranty provided by the Company shall not be a guaranty of payment to the extent that the collateral securing the Folio Funding II/Citigroup Indebtedness is not sufficient to repay such Indebtedness and the Company and its Affiliates are in compliance with their obligations, if any, under the Folio Funding II/Citigroup Indenture, the Folio Funding II/Citigroup Notes and the Folio Funding II/Citigroup Note Purchase Agreement. For additional clarification, any such guaranty will not become effective merely because one or a series of independent pools of Automobile Contracts (i.e., pools that are not cross collateralized) does not perform as forecasted.

(d) Use of Proceeds from Sale of Term B Note. The Company shall use the proceeds from the issuance and sale of the Term B Note for the same purposes set forth in Section 2.5, unless otherwise agreed upon by the Purchaser.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. In connection with the following representations and warranties, the Company has delivered to the Purchaser disclosure schedules (the “Disclosure Schedules”) comprising schedules corresponding to the section numbers of the following representations and warranties. To induce the Purchaser to purchase the Securities and consummate the other transactions contemplated by this Agreement and the other Investment Documents, the Company represents and warrants that:

3.1 Organization and Good Standing. Each Company Party and Subsidiary is a corporation or limited liability company duly organized or formed, validly existing and in good standing under the laws of the state of its organization or formation. Each Company Party and Subsidiary has the requisite power and authority, and all material Operating Licenses, necessary to own or lease and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and is duly qualified or licensed to do business in each jurisdiction in which the character of the properties or assets owned, leased or operated by it or the nature of the activities conducted makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect.

3.2 Authorization; Binding Obligations. Each Company Party has the requisite power and authority to execute, deliver, carry out and perform all of its obligations under each Investment Document to which it is a party, including, with respect to the Company, the power and authority to issue, sell and deliver the Securities (and, if purchased, the Term B Note) to be issued and sold by it hereunder. The execution, delivery and performance of each Investment Document to which each Company Party is a party, the issuance, sale and delivery by the Company of the Securities (and, if purchased, the Term B Note), respectively, the issuance of the Guaranties, the grant of the Liens under the Collateral Documents and the consummation of the other transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of each such Company Party, and by the members and the Board or managers of each such entity, as applicable. This Agreement has been duly executed and delivered by the Company and, at the Closing, each of the Securities and the other Investment Documents to which any Company Party is a party and which is delivered as of that date will be duly executed and delivered by each Company Party that is a party thereto. This Agreement is, and at the Closing, each of the Securities and the other Investment Documents will be, a legal, valid and binding obligation of each Company Party that is a party thereto, enforceable against each such Company Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and except as rights of indemnity or contribution may be limited by federal or state securities laws or the public policy underlying such law.

3.3 Conflicts with Other Instruments; Existing Defaults; Ranking.

(a) The execution, delivery and performance by the Company of this Agreement, the execution, delivery and performance by each Company Party of each other Investment Document to which it is a party and the consummation of the transactions contemplated hereby and thereby do not (i) violate the Organizational Documents of any such Person, (ii) breach or violate, cause a default under or give rise to a right of termination or a redemption or an acceleration of rights under, any Material Contract or (iii) breach or violate any Applicable Laws.

(b) No Company Party or Subsidiary (other than an Excluded Subsidiary) is in default, breach or violation of (i) its Organizational Documents, as amended through the date hereof, (ii) any Material Contract to which it is party or (iii) any Applicable Laws.

(c) There are no restrictions or limitations in any Material Contracts which prohibit or restrict (i) the issuance and sale of the Securities (or, if purchased, the Term B Note) as contemplated by this Agreement, the issuance of the Guaranties or the grant of the Liens in favor of the Purchaser, (ii) any merger, sale of assets or other event which would cause a Change in Control or (iii) any other financings by any Company Party, including any public or private debt or equity financings.

(d) All Indebtedness evidenced by the Term A Note and any other Note (including, if purchased, the Term B Note) constitutes Senior Indebtedness of the Company, and no Indebtedness of the Company shall rank pari passu with the Indebtedness evidenced by the Term A Note and any other Note (and, if purchased, the Term B Note). Without limiting the generality of the foregoing, all Indebtedness evidenced by the Term A Note and any other Note (including, if purchased, the Term B Note), and all other Obligations, constitute “Senior Debt” as defined in the Renewable Subordinated Notes Indenture. There are no agreements, indentures, instruments or other documents to which any Company Party or any of its Subsidiaries is a party or by which it or they may be bound that requires the subordination in right of payment or rights upon liquidation of any Indebtedness under the Term A Note or any other Note or any of the other Obligations to the repayment of any other existing or future Indebtedness of any Company Party or any of its Subsidiaries.

(e) The Renewable Subordinated Notes constitute Subordinated Indebtedness of the Company.

(f) No Trigger Event or Insurance Agreement Event of Default has occurred and is continuing.

3.4 Consents. No Company Party or any Subsidiary or Affiliate thereof is required to obtain any Consent in connection with execution, delivery or performance of this Agreement or any other Investment Document or the consummation of the transactions contemplated hereby or thereby, including, without limitation, the issuance, sale and delivery of the Securities (and, if purchased, the Term B Note), the issuance of the Subsidiary Guaranty or the grant of the Liens under the Collateral Documents, from (a) any Governmental Authority, (b) any trustee, Credit Enhancer, rating agency or other party to any Securitization Transaction or (c) any other Person, other than those Consents that have been previously obtained or made by the Company Parties and except where the failure to obtain or make such Consent could not have a Material Adverse Effect.

3.5 Capitalization.

(a) Schedule 3.5(a) sets forth a true, correct and complete description of the authorized capital stock of the Company and the number of shares of each class or series of Equity Interests that is issued and outstanding as of the date hereof. Schedule 3.5(a) also sets forth, as of the date hereof, the number of shares of Common Stock reserved for issuance under the Company Stock Plans, including the number of options to purchase shares of Common Stock available for future grants, the number of options to purchase shares of Common Stock that have been exercised and the number of options to purchase shares of Common Stock that are outstanding (including the number of options to purchase shares of Common Stock which are exercisable). Except as set forth on Schedule 3.5(a), all of the issued and outstanding Equity Interests of the Company have been duly authorized and are validly issued, fully paid and non-assessable and are free of any preemptive or similar rights to subscribe for or to purchase any such Equity Interests granted by the Company. Except as set forth on Schedule 3.5(a), all of the issued and outstanding Equity Interests of the Company held by any of its Affiliates are free and clear of any Liens and other restrictions (including any restrictions on the right to vote, sell or otherwise dispose of such Equity Interests but excluding any such restrictions under the Investor Rights Agreement) and of any preemptive or similar rights to subscribe for or to purchase any such Equity Interests.

(b) Except as set forth on Schedule 3.6 (which Schedule sets forth a true, correct and complete description of, with respect to each security, title, name of the holder or Person, as applicable, the number of shares of Equity Interests underlying such security, exercise price, expiration date and percentage of shares of such Equity Interests on a Fully Diluted Basis), as of the date hereof, there are: (i) no outstanding Equity Rights; (ii) to the best knowledge of the Company, no voting trusts or other agreements or undertakings with respect to the voting of the Equity Interests of the Company; (iii) no obligations or rights (whether fixed or contingent) on the part of the Company, any of its directors or officers or, to the best knowledge of the Company, any other Person to purchase, repurchase, redeem or “put” any outstanding shares of the Equity Interests of the Company or Equity Rights; and (iv) no agreements to which the Company, any of its directors or officers or, to the best knowledge of the Company, any other Person is a party granting any other Person any rights of first offer or first refusal, registration rights or “drag-along,” “tag-along” or similar rights with respect to any transfer of any Equity Interests of the Company or Equity Rights. All Equity Interests and Equity Rights that have been issued by the Company have been offered, issued and sold in compliance with all federal and applicable state securities laws.

(c) Schedule 3.6 sets forth a true, correct and complete description of the authorized capital stock of each Subsidiary of the Company on the date hereof and the number of shares of each class of Equity Interests that is issued and outstanding as of the date hereof. There are no options, warrants or similar rights to purchase or otherwise acquire any shares of Equity Interests of any Subsidiary. All shares of Equity Interests of each Subsidiary that have been issued have been offered, issued and sold in compliance with all applicable federal and state securities laws.

(d) No shares of Equity Interests of the Company will become issuable to any Person pursuant to any “anti-dilution” or other provisions contained in any issued and outstanding Equity Rights on account of the exercise of any Purchaser Closing Warrant or any other Equity Rights issued or to be issued to the Purchaser or the application of the “anti-dilution” provisions contained in the Purchaser Closing Warrants or any of such other Equity Rights.

3.6 Subsidiaries.

(a) Schedule 3.6 sets forth a true, correct and complete list of all direct and indirect Subsidiaries of the Company as of the date hereof, in each case setting forth, as to each such Subsidiary, its name, the jurisdiction of its organization, the address of its principal executive offices, the authorized number of shares of its Equity Interests, the number of outstanding shares of its Equity Interests and the number of such outstanding shares owned, directly or indirectly, by the Company and the Subsidiaries. Each Subsidiary is an entity duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its incorporation or formation, and has all power and authority, including all Operating Licenses, necessary to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

(b) All of the outstanding Equity Interests of each Subsidiary listed on Schedule 3.6 has been duly authorized and is validly issued, fully paid and non-assessable. Except as set forth on Schedule 3.6, the Company owns all of the outstanding Equity Interests of each Person that is a Subsidiary of the Company as of the date hereof, free and clear of any Liens and of any other restrictions (including any restrictions on the right to vote, sell or otherwise dispose of such Equity Interests) except for Liens in favor of the Purchaser.

3.7 Validity and Issuance of Purchaser Equity Interests and Warrant Shares. The Purchaser Equity Interests to be issued and sold by the Company to the Purchaser hereunder have been duly authorized for issuance and, when issued and sold in accordance with the terms of the Securities Purchase Agreement, will be validly issued, fully paid and nonassessable. The Warrant Shares issuable upon exercise of each Purchaser Closing Warrant have been duly authorized and, when issued, delivered and paid for pursuant to the terms of such Purchaser Closing Warrant, will be duly and validly issued, fully paid and nonassessable.

3.8 Financial Statements.

(a) The Company has delivered to the Purchaser copies of (i) audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2005, 2006 and 2007, and audited consolidated statements of operations, shareholders’ equity and changes in financial position or cash flows for each of the three (3) years then ended, together with a report and an unqualified opinion of McGladrey & Pullen LLP, the Company’s independent public accountants an (ii) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of May 31, 2008, and unaudited consolidated statements of operations, shareholders’ equity and changes in financial position or cash flows for the five (5) month period then ended.

(b) The Financial Statements delivered by the Company to the Purchaser (including schedules and notes thereto, if any) pursuant to this Agreement have been prepared in accordance with GAAP (other than with respect to any normal year-end adjustments) and fairly present the assets, liabilities and financial condition of the Company and its Subsidiaries as of the respective dates of such balance sheets and for the respective periods or dates thereof covered by such Financial Statements. Except as set forth in Schedule 3.8(b), since December 31, 2007, there has not been any Material Adverse Change.

(c) Schedule 3.8(c) sets forth a true, correct and complete copy of a consolidated balance sheet of the Company and its Subsidiaries as of May 31, 2008, as adjusted to give pro forma effect to the purchase and sale of the Securities and the consummation of the other transactions contemplated by this Agreement as if all such transactions occurred on such date (the “Pro Forma Closing Balance Sheet”), together with footnotes describing the pro forma adjustments and the assumptions underlying the Pro Forma Closing Balance Sheet. The Pro Forma Closing Balance Sheet presents fully and fairly in all material respects the pro forma consolidated financial position of the Company and its Subsidiaries as of such date, and properly gives effect to the application of the pro forma adjustments described therein and contemplated herein. All assumptions underlying the Pro Forma Closing Balance Sheet were made in good faith and are reasonable under the circumstances.

(d) No Company Party or Subsidiary (other than an Excluded Subsidiary) is liable or otherwise responsible for the Indebtedness or other obligations of any Excluded Subsidiary.

3.9 Existing Indebtedness and Liens; Investments; Etc. Schedule 3.9 sets forth a true and correct list, and describes, as of the date or dates indicated therein, as applicable:

(a) all Indebtedness of any Company Party or Subsidiary (other than an Excluded Subsidiary) existing as of the date hereof, showing, as to each item of Indebtedness, the payee thereof, the debtor thereof, the date incurred, the total amount outstanding (by principal, interest and other amounts, if applicable) and the maturity date;

(b) all Liens (other than Permitted Liens) on the property of any Company Party or Subsidiary (other than an Excluded Subsidiary) existing as of the date hereof in respect of any of its or their assets or property showing, as to each Lien, the name of the grantor and secured party, the date of grant, the Indebtedness secured thereby, the name of the debtor (if different from the grantor) and the assets or other property covered by such Lien;

(c) all UCC financing statements on file as of the date hereof, naming any Company Party or Subsidiary (other than an Excluded Subsidiary) as a debtor and showing, as to each financing statement, the date of filing; and

(d) all Investments of each Company Party and Subsidiary (other than an Excluded Subsidiary) existing as of the date hereof.

3.10 Absence of Certain Changes. Except as set forth on Schedule 3.10, since December 31, 2007, there has not been:

(a) any damage or destruction to, or loss of, any asset of the Company or any of its Subsidiaries, whether or not covered by insurance, that could have a Material Adverse Effect;

(b) any waiver by the Company or any of its Subsidiaries of a valuable right or of a material debt owed to it, other than those arising in the ordinary course of business in connection with the Company’s servicing and collection activities relating to Automobile Contracts;

(c) any satisfaction or discharge of any Lien or payment of any obligation by the Company or any of its Subsidiaries outside of the ordinary course of business;

(d) any material change or amendment to any Automobile Contract, Dealer Agreement or Material Contract by which the Company, any of its Subsidiaries or any of its or their respective properties or assets is bound or subject, other than those arising in the ordinary course of business in connection with the Company’s servicing and collection activities relating to Automobile Contracts;

(e) any material adverse change in the assets, liabilities, condition (financial or otherwise) or operations of the Company or any of its Subsidiaries;

(f) any change in the Contingent Obligations of the Company or any of its Subsidiaries, by way of Guarantees or otherwise, outside of the ordinary course of business;

(g) any declaration or payment of any dividend or other distribution of assets of the Company to its shareholders, or the adoption or consideration of any plan or arrangement with respect thereto;

(h) any resignation or termination of the employment of any director, officer or key employee of the Company or any of its Subsidiaries;

(i) any Investment by the Company or any of its Subsidiaries in the Equity Interests of any Person;

(j) any offer, issuance or sale of any shares of Equity Interests of the Company or any Equity Rights;

(k) any material change in the Company’s credit guidelines and policies, charge-off policies or accounting methods, procedures or policies;

(l) any incurrence of any Indebtedness by the Company or any of its Subsidiaries;

(m) any agreement or commitment to do any of the foregoing;

(n) any deterioration in the quality of the portfolio of Automobile Contracts owned by the Company or any of its Subsidiaries; or

(o) any other event or condition of any character that could have a Material Adverse Effect.

3.11 Material Contracts.

(a) Schedule 3.11 sets forth a true, correct and complete list of all “material contracts” (within the meaning of Item 601 of Regulation S-K) of the Company and its Subsidiaries (other than any Excluded Subsidiary) and all other contracts, agreements, commitments, licenses, obligations or binding arrangements, whether oral or written, to which any Company Party or Subsidiary (other than any Excluded Subsidiary) is a party (or intends to become a party) or to which any its assets or properties is bound and which are material to the Business:

(i) under which any Company Party or such Subsidiary is indemnified for or against any liability in excess of $50,000 or under which any Company Party is or could be obligated to indemnify any Person in excess of $50,000, other than in the ordinary course of business consistent with past practices;

(ii) under which any Company Party or such Subsidiary leases personal property from or to third parties under Capitalized Leases which involve rental payments of at least $50,000 per annum or under operating leases which involve rental payments of at least $50,000 per annum;

(iii) under which any Company Party or such Subsidiary leases or subleases any real property;

(iv) for the purchase or sale of products or other personal property or for the furnishing or receipt of services (A) which calls for performance over a period of more than one (1) year and which involves payments of more than the $50,000 per year in the aggregate or (B) in which any Company Party or such Subsidiary has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from any Person;

(v) (A) granting representation, marketing or distribution rights or (B) relating to Intellectual Property;

(vi) under which any Company Party or such Subsidiary has created, incurred, assumed or guarantied (or may create, incur, assume or guarantee) any Indebtedness in excess of $50,000 including, without limitation, any credit, loan or other financing agreements, including the Renewable Subordinated Notes;

(vii) establishing or maintaining any partnership, joint venture or strategic alliance;

(viii) under which there is or may be imposed a security interest or other Lien on any of its assets, whether tangible or intangible, the net book value or fair market value of which is in excess of $50,000 (other than the security interests or Liens granted in favor of the Purchaser);

(ix) concerning any confidentiality or non-solicitation obligations entered into outside the ordinary course of business;

(x) under which any Company Party or such Subsidiary is restricted from carrying on its business or any part thereof, or from competing in any line of business or with any Person;

(xi) with officers, directors, employees, consultants or independent contractors of any Company Party or such Subsidiary for which such Company Party or Subsidiary is liable or otherwise obligated to pay compensation or make any other payments in excess of $50,000 per annum (including employment, consulting and independent contractor agreements);

(xii) involving any Affiliates of any Company Party (other than as disclosed pursuant to clause (xi) above);

(xiii) entered into in connection with any Securitization Transactions (including any Securitization Transaction Documents);

(xiv) involving the licensing of any Intellectual Property;

(xv) involving the settlement (or similar resolution) of (A) any action, suit, litigation or other proceeding or (B) any claim against any Company Party or Subsidiary involving more than $50,000;

(xvi) under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect; and

(xvii) not entered into in the ordinary course of business and not otherwise disclosed on Schedule 3.11 in response to any of the foregoing clauses.

All of the contracts, agreements, commitments, licenses, obligations or binding arrangements described in clauses (i) through (xvii) above, together with all “material contracts” (within the meaning of Item 601 of Regulation S-K) of the Company and its Subsidiaries (other than any Excluded Subsidiary), in each case whether entered into prior to, on or after the Closing Date, are referred to individually as a “Material Contract” and collectively as the “Material Contracts.” The Company has delivered to the Purchaser true, correct and complete copies of each Material Contract in existence as of the date hereof.

(b) Except as set forth on Schedule 3.11, each Material Contract existing as of the date hereof (i) constitutes a legal, valid and binding obligation of the Company Party or Subsidiary party thereto and, to the best knowledge of the Company, the other parties thereto, enforceable against each of them in accordance with its terms, and is in full force and effect and (ii) each Company Party or Subsidiary, and to the best knowledge of any Company Party, such other Persons, each a party to any Material Contract has performed its obligations thereunder to the extent required to be performed on or before the date hereof and is in compliance with the terms thereof, and no default or event of default by any such party has occurred and is continuing; (iii) no Material Contract will be breached, nullified or voided by virtue of the execution, delivery or performance of this Agreement or any other Investment Document or the consummation of the transactions contemplated hereby or thereby; and (iv) except with respect to the interest of a Subsidiary in a Material Contract, each Material Contract may be transferred to the Purchaser (or the purchaser at any applicable foreclosure sale) upon the enforcement of the Collateral Documents and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any of the rights thereunder and without the Consent of any other party. Except as set forth on Schedule 3.11, no Company Party or Subsidiary is renegotiating any Material Contract or paying liquidated damages in lieu of performance thereunder.

(c) Neither the Company nor any of its Subsidiaries is a party to any contract, commitment, license, agreement, obligation or arrangement that restricts it from carrying on its business or any part thereof, or from competing in any line of business or with any other Person.

3.12 Transactions with Affiliates.

(a) Schedule 3.12 contains a true, complete and accurate list and description of each agreement, transaction, financial or other arrangement, obligation or commitment between the Company or any of its Subsidiaries, on the one hand, and any former or present shareholder, officer, director, employee or Affiliate of the Company or any of its Subsidiaries, or any member of the Immediate Family of such Person, on the other, since December 31, 2005, other than (i) the payment of compensation to such Persons in the ordinary course of business or (ii) any such agreements, transactions, financial or other arrangements, obligations or commitments involving less than $50,000.

(b) Neither the Company nor any Subsidiary has made any loans or advances to any officer, director, employee or minority shareholder that are outstanding as of the date hereof except as described on Schedule 3.12.

3.13 Labor Relations.

(a) None of the Company or any Subsidiary is or has ever been a party to any collective bargaining agreement, there is no unfair labor practice or labor arbitration proceedings pending with respect to the Company or any of its Subsidiaries or, to the best knowledge of the Company, threatened, and there are no facts or circumstances known to the Company that could reasonably be expected to give rise to such complaint or claim. To the best knowledge of the Company, there are no organizational efforts presently underway or threatened involving any employees of the Company or any Subsidiary or any of the employees performing work for the Company or any Subsidiary but provided by an outside employment agency, if any. There has been no work stoppage, strike or other concerted action by employees of the Company or any Subsidiary, and the Company has no knowledge of any pending or threatened stoppage, strike or other concerted action.

(b) All employees of the Company or any Subsidiary are employed at will, except as set forth on Schedule 3.13. Schedule 3.13 sets forth, individually and by category, the name of each officer, employee and consultant, together with such person’s position or function, annual base salary, wage and other monetary compensation with respect to such person or arrangement. Except as described in Schedule 3.13, the consummation of the transactions contemplated by this Agreement will not result in any payment or increased payment becoming due from any Company Party or Subsidiary to any officer, director, or employee of, or consultant to or independent contractor of the Company or any Subsidiary. To the best of the knowledge of the Company, no employee of the Company or any of its Subsidiaries who is material to the Business has made any threat, or otherwise revealed an intent, to terminate his or her relationship with the Company or any of its Subsidiaries, for any reason, including because of this Agreement or the consummation of the transactions contemplated hereby. Neither Company nor any of its Subsidiaries is a party to any agreement for the provision of labor from any outside agency, or to any agreement with any consultant or other independent contractor, except as set forth in Schedule 3.13. To the best knowledge of the Company, except as set forth in Schedule 3.13, within the three (3) year period preceding the date hereof, there have been no claims by employees of such outside agencies, if any, with regard to employees assigned to work for the Company or any of its Subsidiaries, no claims by any governmental agency with regard to such employees and no attempts by any labor organization to organize the employees assigned by any outside agency to work for, at or on behalf of Company or any of its Subsidiaries.

(c) Except as set forth in Schedule 3.13, within the three (3)-year period preceding the date hereof, there have been no federal or state claims based, whether brought by any Governmental Authority or other Person, on the sex, sexual or other harassment, age, disability, race or other discrimination or common law claims, including claims of wrongful termination, by any employees of the Company or any of its Subsidiaries or by any of the

employees performing work for the Company or any of its Subsidiaries but provided by an outside employment agency, and there are no facts or circumstances known to the Company or any of its Subsidiaries that could reasonably be expected to give rise to any such complaint or claim. Each Company Party and its Subsidiaries has substantially complied with all Applicable Laws related to the employment of employees, including any provisions thereof relating to wages, hours, collective bargaining, the payment of Social Security and similar Taxes, equal employment opportunity, employment discrimination, the federal Workers Adjustment and Retraining Notification Act, as amended, and employee safety. Except as set forth on Schedule 3.13, neither the Company nor any of its Subsidiaries has received any notice of any claim within the three (3) years preceding the date hereof that it has not complied in any material respect with any laws relating to the employment of employees, including any provisions thereof relating to wages, hours, collective bargaining, the payment of Social Security and similar taxes, equal employment opportunity, employment discrimination, the federal Workers Adjustment and Retraining Notification Act, as amended, employee safety, or that it is liable for any arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing.

(d) No Company Party or Subsidiary has written policies or employee handbooks or manuals except as described in Schedule 3.13. The Company has furnished to the Purchaser copies of each such written policy or employee handbook or manual.

3.14 Employee Benefit Plans; ERISA.

(a) Identification of Plans. Except as set forth on Schedule 3.14(a), no Company Party or ERISA Affiliate of a Company Party now maintains or contributes to, and does not have any outstanding liability to or in respect of or obligation under, any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy or arrangement, whether formal or informal, written or oral, for the benefit of any director, officer, consultant or employee, whether active or terminated, of any Company Party. Each of such arrangements, whether or not set forth on Schedule 3.14(a) is here referred to as an “Employee Benefit Plan.”

(b) Delivery of Documents. The Company has heretofore delivered to the Purchaser true, correct and complete copies of each Employee Benefit Plan (other than any Multiemployer Plan or Collectively Bargained Plan), and with respect to each such Plan (or if such Plan is not written, an accurate description of the material terms thereof) true, correct and complete copies of (a) any associated trust, custodial, insurance or service agreements, and any written policies or procedures used in Plan administration, (b) any annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions), including those submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current or any of the three (3) preceding calendar years and (c) the most recently received Internal Revenue Service determination letters and any governmental advisory opinions, rulings, compliance statements, closing agreements, or similar materials specific to such Plan.

(c) Compliance with Terms and Law. Each Employee Benefit Plan is and has heretofore been maintained and operated in material compliance with the terms of such Plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all statutes, governmental or court orders, or governmental rules or regulations in effect from time to time, including but not limited to ERISA and the Code and applicable to such Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code (a “Qualified Plan”) and each trust or other entity intended to qualify as a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code and associated with any Employee Benefit Plan is expressly identified as such on Schedule 3.14(a) and has been determined to be so qualified by the Internal Revenue Service (or, where there is no determination letter but the Qualified Plan is based upon a master and prototype or volume submitter form, the sponsor of such form has received a current advisory opinion as to the form upon which the applicable Company Party is entitled rely under applicable Internal Revenue Service procedures) and nothing has occurred as to each which has resulted or is likely to result in the revocation of such qualification or which requires or could reasonably be expected to require action under the compliance resolution programs of the Internal Revenue Service to preserve such qualification.

(d) Absence of Certain Events and Arrangements.

(i) There is no pending or threatened legal action, proceeding or investigation or audit, other than routine claims for benefits, concerning any Employee Benefit Plan or to the best knowledge of the Company any fiduciary or service provider thereof and, to the best knowledge of the Company, there is no basis for any such legal action, proceeding or investigation.

(ii) No liability (contingent or otherwise) to the PBGC or any Multiemployer Plan has been incurred by any Company Party or any ERISA Affiliate of any Company Party (other than insurance premiums satisfied in due course).

(iii) No reportable event, or event or condition which presents a material risk of termination by the PBGC, has occurred with respect to any Employee Benefit Plan, or any retirement plan of an ERISA Affiliate of any Company Party, which is subject to Title IV of ERISA.

(iv) No Employee Benefit Plan nor any party in interest with respect thereof, has engaged in a prohibited transaction which could subject any Company Party or ERISA Affiliate of any Company Party directly or indirectly to any material liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code.

(v) No Employee Benefit Plan provides, or has provided, welfare benefits subsequent to termination of employment to employees or their beneficiaries except to the extent required by applicable state or local insurance laws and COBRA or under a Collectively Bargained Plan.

(vi) No Company Party or ERISA Affiliate of any Company Party has announced its intention, or undertaken (whether or not legally bound) to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan.

(vii) No Company Party or ERISA Affiliate of any Company Party has undertaken to maintain any Employee Benefit Plan for any period of time and each such Plan is terminable at the sole discretion of the sponsor thereof (other than the

MFN Pension Plan), without cost or penalty other than the administrative costs of such termination, subject only to such constraints as may imposed by Applicable Law. Without limiting the generality of the foregoing, the Company Parties and their ERISA Affiliates may terminate any Employee Benefit Plan that is a defined benefit plan subject to Title IV of ERISA (other than the MFN Pension Plan) in a “standard termination” under Title IV of ERISA without making any additional contributions to such Employee Benefit Plan.

(viii) No Company Party nor any ERISA Affiliate of any Company Party is the grantor of a grantor trust established pursuant to Subpart E or Subchapter J of the Code.

(ix) No Termination Event has occurred or is reasonably expected to occur.

(x) No Company Party is or will become a “government plan” within the meaning of Section 3(32) of ERISA, and all transactions by each Company Party are not and will not be subject to state statutes regulating investments of, or fiduciary obligations with respect to, government plans.

(xi) No Employee Benefit Plan provides “deferred compensation” within the meaning of Section 409A of the Code that could subject participants in such Employee Benefit Plan to additional Taxes under such Section.

(e) Funding of Certain Plans. With respect to each Employee Benefit Plan for which a separate fund of assets is or is required to be maintained, full and timely payment has been made of all amounts required of the applicable Company Party, under the terms of each such Plan or Applicable Laws, as applied through the Closing Date, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists or has existed with respect to any such Employee Benefit Plan (other than with respect to the MFN Pension Plan). The current value of the assets of each such Employee Benefit Plan (other than the MFN Pension Plan), as of the end of the most recently ended plan year of that Employee Benefit Plan, equals or exceeded the current value of all benefits liabilities under that Employee Benefit Plan.

(f) Effect of Transactions. The execution of this Agreement and the consummation of the transactions contemplated herein will not, by itself or in combination with any other event (regardless of whether that other event has or will occur), result in any payment (whether of severance pay or otherwise) becoming due from or under any Employee Benefit Plan to any current or former director, officer, consultant or employee of any Company Party or result in the vesting, acceleration of payment or increases in the amount of any benefit payable to or in respect of any such current or former director, officer, consultant or employee.

(g) Multiemployer Plans; Collective Bargaining Plans. No Employee Benefit Plan is or ever was a Multiemployer Plan or Collectively Bargained Plan. No Company Party or any ERISA Affiliate of any Company Party has ever contributed to, or been obligated to contributed to, any Multiemployer Plan or any Collectively Bargained Plan.

(h) Foreign Plans. Each Employee Benefit Plan subject to the laws of any jurisdiction outside of the United States (i) if intended to qualify for special tax treatment, meets all requirements for such treatment; (iii) is fully funded and has been fully accrued for on the Financial Statements; and (iv) if required to be registered, has been registered with the appropriate authorities and has been maintained in good standing with the appropriate regulatory authorities.

(i) Definitions. For purposes of this Agreement, “party in interest”‘ “current value”, “reportable event” and “benefit liability” have the same meaning assigned such terms under Sections 3, 4043(c) or 4001(a) of ERISA.

3.15 Taxes.

(a) The Company and each of its Subsidiaries has filed within the required time periods all federal, state and other Tax returns required to have been filed by it or them, and such returns are true and correct in all respects. No extensions to file such returns have been requested by the Company or its Subsidiaries. The Company and each of its Subsidiaries has paid all Taxes which were due and payable by it or them, prior to the date hereof, other than Taxes that are being contested in good faith and for which reserves have been properly established on the Pro Forma Closing Balance Sheet and the internal consolidated balance sheets of the Company in accordance with GAAP. No Governmental Authority in a jurisdiction in which neither the Company nor any Subsidiary files Tax returns has asserted that the Company or any of its Subsidiaries is subject to taxation in that jurisdiction.

(b) The Company and each of its Subsidiaries has withheld and paid over on a timely basis to the appropriate Government Authority all Taxes required to be withheld by it or them in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c) Except as set forth on Schedule 3.15: (i) Neither the Company nor any of its Subsidiaries has been advised that any Tax returns have been, are being, or will be audited by any Governmental Authority; (ii) there are no agreements, waivers or other arrangements providing for a waiver of any statute of limitations with respect to any Taxes or an extension of time with respect to the assessment of any Taxes or deficiency against the Company or any of its Subsidiaries, and the statute of limitations has run for such assessment by the Internal Revenue Service through the Company’s taxable year ended December 31, 1997; (iii) there are no actions, suits, proceedings or claims now pending by or against the Company or any of its Subsidiaries in respect of any Taxes or assessments; and (iv) there is no pending or, to the best knowledge of the Company, threatened audit or investigation of the Company or any of its Subsidiaries by any Governmental Authority relating to any Taxes or assessments, or any claims for additional taxes or assessments asserted by any Governmental Authority.

(d) Neither the Company nor any of its Subsidiaries is a party to or bound by any tax sharing, tax indemnity or tax allocation agreement or other similar arrangement.

(e) Neither the Company nor any of its Subsidiaries is a party to or bound by any agreement, arrangement, or commitment with any Governmental Authority concerning the determination of its Tax liability for current or future periods, such as a closing agreement or advance pricing agreement.

(f) Neither the Company nor any of its Subsidiaries has been treated as being a party to a transaction covered by Section 355 of the IRC.

3.16 Litigation.

(a) Schedule 3.16 sets forth a true, complete and correct list of all actions, suits, arbitrations, investigations, inquiries or other proceedings, whether governmental or non-governmental, before any Governmental Authority pending or, to the best knowledge of the Company, threatened, against, relating to or affecting any Company Party or Subsidiary or any officer, member, manager, director or employee of any Company Party or Subsidiary, or any of its or their respective assets, properties or businesses, that (a) questions the validity of this Agreement, the Notes, the Purchaser Equity Interests, the Guaranties, the Collateral Documents or any other Investment Documents, (b) challenges the right or power of any Company Party to enter into, deliver or perform any Obligations or any action to be taken hereunder or under any Investment Document, or (c) has a reasonable risk of being determined adversely to any Company Party or Subsidiary or any officer, member, manager, director or employee of any Company Party or Subsidiary and which, if so determined, could have a Material Adverse Effect. Schedule 3.16 sets forth, as to each matter identified therein, the names of the parties thereto, the forum for such matter, a summary of the details of the matter, the settlement or other disposition of the matter (including the monetary value of such settlement or other disposition) or, if such matter is still pending, a statement to that effect.

(b) Except as set forth on Schedule 3.16 and for any action, suit or other proceeding involving a single Automobile Contract brought by the Automobile Contract Debtor thereunder, there is no action, suit, arbitration, investigation, inquiry or other proceeding, whether governmental or non-governmental, before any Governmental Authority pending or, to the best knowledge of the Company, threatened against any Company Party or Subsidiary, or any officer, member, manager, director or employee of any Company Party or Subsidiary, which seeks damages in excess of $50,000 or injunctive relief against or alleges any criminal misconduct by any Company Party or Subsidiary or any officer, member, manager, director or employee of any Company Party or Subsidiary.

(c) There is not in effect any order, judgment, decree, injunction or ruling of any Governmental Authority against, relating to or affecting any Company Party or Subsidiary or any officer, director or employee thereof, enjoining, barring, suspending, prohibiting or otherwise limiting the same from conducting or engaging in any aspect of the Business.

(d) No Company Party or Subsidiary is in default under any order, judgment, decree, injunction or ruling of any Governmental Authority, or is subject to or a party to any order, judgment, decree or ruling arising out of any action, suit, arbitration or other proceeding under any Applicable Laws, respecting antitrust, monopoly, restraint of trade, unfair competition or similar matters.

(e) Except as set forth on Schedule 3.16, the Company is not aware of any facts or circumstances which may give rise to any action, suit, arbitration, investigation, inquiry or other proceeding of the kind described in this Section 3.16.

3.17 Governmental Regulation. No Company Party or Subsidiary is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. No Company Party or Subsidiary is subject to regulation under the Federal Power Act, the Interstate Commerce Act or any other federal or state statute that restricts or limits such Company Party’s or Subsidiary’s ability to incur Indebtedness or to perform its obligations hereunder or under any other Investment Document.

3.18 Compliance with Laws; Operating Licenses; Sarbanes-Oxley Act.

(a) Each of the Company and its Subsidiaries is in compliance with all Applicable Laws, except to the extent that non-compliance could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, each of the Company and its Subsidiaries, and its or their employees, agents and other representatives, is in compliance with the Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §78dd-2 et seq.). Each Automobile Contract, and the sale of Financed Vehicles and the other Goods, complied at the time it was originated or made, and at the execution of this Agreement complies, in all material respects with all Applicable Laws. Schedule 3.18 sets forth a true, correct and complete list of all material Operating Licenses held by the Company and its Subsidiaries in connection with the ownership of its or their assets or the conduct of its or their businesses (which Schedules shall set forth, with respect to each License and Permit, its name, the issuing Person and the date of expiration), and such Operating Licenses constitute all of the Operating Licenses required under Applicable Laws to own their respective assets or conduct their respective businesses as now conducted and as proposed to be conducted. All of the Operating Licenses are validly issued and in full force and effect, and the Company and its Subsidiaries have fulfilled and performed in all material respects their obligations with respect thereto and have full power and authority to operate thereunder.

(b) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rules 13a-15 and 15d-15 under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that material information relating to the Company and its Subsidiaries is made known to the Chief Executive Officer and Chief Financial Officer of the Company by others within the Company or any Subsidiary, and such disclosure controls and procedures are reasonably effective to perform the functions for which they were established subject to the limitations of any such control system; and since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls. The Company has taken steps to reasonably ensure that it and its Subsidiaries and their respective officers and directors, in their capacities as such, will be in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (collectively, the “Sarbanes-Oxley Act”).

(c) There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act applicable to it prior to the date hereof, including, to the extent applicable, Section 402 related to loans and Sections 302 and 906 related to certifications.

3.19 Title to Properties and Assets; Liens. Each of the Company and its Subsidiaries holds valid leasehold interests in the real property it purports to lease, and each of the Company and such Subsidiaries has good and merchantable title to all of its other properties, in each case free and clear of any and all Liens other than the Permitted Liens and, from and after the Closing, Liens granted in favor of the Purchaser, and there are no facts, circumstances or conditions known to the Company that may result in any other Liens imposed on any properties (whether real or otherwise) of the Company or any such Subsidiary. The Company has obtained all assignments, waivers, Consents, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect all right, title and interest of the Company Parties and each Subsidiary in and to all of its properties. At the Closing, the Liens granted to the Purchaser pursuant to the Collateral Documents will be fully perfected, first priority Liens in and to the Collateral described therein, respectively, subject only to the Permitted Liens. Each of the Company Parties has all rights in and to, and the power to transfer all of its properties, free and clear of any Liens other than Permitted Liens.

3.20 Intellectual Property.

(a) Each of the Company and its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property that it or they use in the conduct of its or their business as currently conducted and as proposed to be conducted, except where the failure to own, license or possess the same could not have a Material Adverse Effect. Schedule 3.20 lists (i) all patents, patent applications, trademarks, servicemarks, trademark and servicemark applications, copyrights, trade names and domain names owned or held by the Company or any of its Subsidiaries and used in the conduct of its or their businesses, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any such application for such issuance or registration has been filed; (ii) all material written licenses, sublicenses and other agreements to which the Company or any of its Subsidiaries is a party and pursuant to which any Person (other than employees of the Company in the course of their employment) is authorized to use any such Intellectual Property rights; and (iii) all material written licenses, sublicenses and other agreements to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including computer software which are used in the businesses of the Company or the Subsidiaries or which form a part of any product or service of the Company or its Subsidiaries (“Third Party Intellectual Property Rights”), all of which are in full force and effect. The Company has made available to the Purchaser correct and complete copies of all such patents, registrations, applications, licenses and agreements and related documentation, all as amended to date. Neither the Company nor any of its Subsidiaries has agreed to indemnify any Person for or against any infringement, misappropriation or other conflict with respect to any item of Intellectual Property that the Company owns or uses. Neither the Company nor any of its Subsidiaries is a party to any oral license, sublicense or agreement which, if reduced to written form, would be required to be listed in Schedule 3.20 under the terms of this Section 3.20.

(b) Neither the Company nor any of its Subsidiaries will be, as a result of the execution and delivery of this Agreement or the performance of the Company’s obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

(c) Neither the Company nor any of its Subsidiaries is or will be a party to any pending or, to best knowledge of the Company, threatened suit, action or other proceeding which involves a claim of infringement of any Intellectual Property rights of any third party. The performance of the services offered by the Company and its Subsidiaries do not infringe on any Intellectual Property right of any other Person, and to the best knowledge of the Company, the Intellectual Property rights of the Company and its Subsidiaries are not being infringed by activities, products or services of any third party.

3.21 Trade Accounts Payable. Except to the extent disputed in good faith by the Company, all trade accounts payable of the Company and its Subsidiaries were incurred in the ordinary course of business and are valid. Schedule 3.21 sets forth a true, correct and complete list of all trade accounts payable of the Company and its Subsidiaries as of a recent practicable date, reflecting aging per trade account payable in categories of thirty (30), sixty (60), ninety (90) and more than ninety (90) days after the date of invoice.

3.22 Real Property. Schedule 3.22 sets forth a true and complete list of all real property leases, subleases and licenses pursuant to which the Company or any of its Subsidiaries is a lessor, lessee, sublessor, sublessee, licensor or licensee of real property, including the term thereof, any extension and renewal options, and the rent payable thereunder. The Company has delivered to the Purchaser correct and complete copies of the same (as amended to date). With respect to each such lease, sublease and license, except as set forth on Schedule 3.22:

(a) Such lease, sublease and license is legal, valid, binding and enforceable against the parties thereto;

(b) No party thereto is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(c) There are no disputes, oral agreements or forbearance programs in effect;

(d) Neither the Company nor any of its Subsidiaries, as the case may be, has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest therein; and

(e) All parking lots located on any real property subject thereto are in compliance with Applicable Laws, including zoning requirements.

3.23 Nature of Business. The Company Parties are engaged only in the Business and activities reasonably incident thereto.

3.24 Powers of Attorney. Except as may be granted in the ordinary course of business consistent with past practices or as set forth in the Investment Documents, there are no powers of attorney with respect to any Company Party outstanding as of the date hereof.

3.25 Insurance.

(a) There is in full force and effect one or more policies of insurance issued by insurers of recognized national standing insuring the properties and business of each Company Party and Subsidiary against such losses and risks and in such amounts as are usual and customary in the industry in which such Company Party or Subsidiary operates or conducts its business. Schedule 3.25 sets forth a complete and accurate summary description of each of such policies of insurance currently maintained by, or on behalf of, each Company Party and each Subsidiary with respect to their respective businesses and properties, setting forth the name of the insurer, the holder of each such policy, the nature of coverage, the amount of such coverage, the expiration dates thereof and other material information. Schedule 3.25 also sets forth all claims made by any Company Party and any Subsidiary under such policies.

(b) No Company Party or Subsidiary nor any other insured named on Schedule 3.25 is in default with respect to its obligations under any of such outstanding insurance policies and all premiums with respect thereto are current. No Company Party or Subsidiary (including its officers, directors, stockholders, partners, employees, insurance managers and risk managers) or any other insured named on Schedule 3.25 has failed to give any notice or to present any material claim under any such policy in a due and timely fashion. Such policies are in full force and effect on the date hereof and will continue to be kept in full force and effect on substantially equivalent terms, except to the extent policies expire and are replaced in the ordinary course of business with policies on substantially equivalent terms. None of the Company Parties or the Subsidiaries nor any such insured has been issued or has received any notice of cancellation, material modification or termination in respect of any such policy or is in default thereunder

(c) No Company Party or Subsidiary has been issued or has received any notice outside of the ordinary course of business that any insurer under any policy referred to on Schedule 3.25 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause. The insurance policies listed on Schedule 3.25 constitute insurance protection against all liability, claims and risks occurring in the ordinary course of business customarily included within comprehensive liability coverage and at amounts and levels customarily maintained for a business of this type.

3.26 Dealers. Schedule 3.26 sets forth a true and complete list of all Dealers with respect to Automobile Contracts purchased by the Company or its Subsidiaries during the calendar year ended December 31, 2003. No Dealer accounted for more than five percent (5.0%) of the aggregate Amount Financed under Automobile Contracts purchased by the Company and its Subsidiaries during such calendar year.

3.27 Personal Property Leases. Schedule 3.27 sets forth a true and complete list and description of all agreements (or group of related agreements) for the lease of personal property requiring payments by the Company or any of its Subsidiaries over the remaining life of the lease of $50,000 or more. Neither the Company nor any of its Subsidiaries has breached any agreement pertaining to, is in default with respect to, or is overdue in payment of, any amounts owing under any agreement for the lease of real property, except where any such breach (or breaches) or default (or defaults), individually or in the aggregate, could not have a Material Adverse Effect. No such lease agreement contains any provisions that restrict or prohibit (a) the execution and delivery of this Agreement and the other Investment Documents, (b) the consummation of the transactions contemplated hereby and thereby, (c) any other financings by the Company or any of its Subsidiaries, including any public or private debt or equity financings or (d) other than ordinary restrictions on assignment, any merger, sale of assets or other event which could cause a Change in Control.

3.28 Employees; Employment Agreements. Schedule 3.13 sets forth a true and complete list of all employment, change of control, severance, agency, independent contractor or sales representative agreements, compensation agreements, golden parachute agreements and non-competition or non-solicitation agreements to which the Company or any of its Subsidiaries is a party, true and complete copies of which have been provided to the Purchaser. Each such agreement is in writing, is a valid and binding agreement enforceable in accordance with its terms, and no party to any such agreement is in breach of, or in default with respect to, its obligations under such agreement nor is the Company or any of its Subsidiaries aware of any facts or circumstances which might give rise to a breach or default thereunder.

3.29 Solvency.

(a) Both before and immediately after giving effect to the issuance and sale of the Securities (and, if purchased, the Term B Note) as contemplated hereby, the issuance of the Guaranties, the grant of the Liens pursuant to the Collateral Documents and the consummation of the other transactions contemplated by this Agreement and the other Investment Documents, the Company and its Subsidiaries, taken as a whole, will be Solvent. No Company Party will, by virtue of the consummation of the transactions contemplated hereby or by the other Investment Documents incur debts that will be beyond its ability to pay as they mature. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement or the other Investment Documents with the intent to hinder, delay or defraud either present or future creditors of the Company Parties.

(b) Neither the Company nor any Subsidiary, nor to the best knowledge of the Company any of its or their officers, directors or other Affiliates, (i) is contemplating the filing of a petition under the Bankruptcy Laws, or the liquidation of all or any major portion of its or their assets or properties, or (ii) is aware of any Person contemplating the filing of any petition against the Company or any of its Subsidiaries under the Bankruptcy Laws. Neither the Company nor any of its Subsidiaries is contemplating changing its business, as such business is being conducted on the date hereof.

3.30 Environmental Matters. Neither the Company nor any of its Subsidiaries has ever caused or permitted any Hazardous Materials to be disposed of on or under any Real Property, and no Real Property has ever been used (by the Company or any Subsidiary or, to the best knowledge of the Company, by any other Person) as (a) a disposal site or permanent storage site for any Hazardous Materials or (b) a temporary storage site for any Hazardous Materials. Each of the Company or its Subsidiaries has been issued and is in compliance with all material Operating Licenses relating to environmental matters and necessary or desirable for its business, and has filed all notifications and reports relating to chemical substances, air emissions, underground storage tanks, effluent discharges and Hazardous Materials waste storage, treatment and disposal required in connection with the operation of its businesses, the failure to have or comply with which, individually or in the aggregate, has had or could have a Material Adverse

Effect. All Hazardous Materials used or generated by the Company or any of its Subsidiaries or any business merged into or otherwise acquired by the Company or any of its Subsidiaries have been generated, accumulated, stored, transported, treated, recycled and disposed of in compliance with all Environmental Laws, the violation of which has any reasonable likelihood of having a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any liabilities with respect to Hazardous Materials, and to the best knowledge of the Company, no facts or circumstances exist which could give rise to liabilities with respect to the violation (whether by the Company or any other Person) of any Environmental Laws or Hazardous Materials which could have any Material Adverse Effect.

3.31 Investment Company. The Company is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.32 Deposit, Securities and Other Accounts. Schedule 3.32 sets forth a true, correct and complete list of all banks and other financial institutions and depositories at which any Company Party or Subsidiary maintains (or has caused to be maintained) deposit, securities, operating, trust or other accounts of any kind or nature into which funds of any Company Party or Subsidiary is deposited from time to time. Schedule 3.32 correctly identifies the name and address of each depository, the name in which each account is held, the purpose of the account, the account number, the contact person at such depository and his or her telephone number.

3.33 Securitization Transactions.

(a) Schedule 3.33 sets forth a true and correct description of each Securitization Transaction existing as of the date hereof, including, with respect to each such Securitization Transaction, the total amount of Indebtedness outstanding as of the date hereof and whether there are any defaults or events of default that have occurred and are continuing under the applicable Securitization Transaction Documents.

(b) None of the trusts formed or created for the purpose of effectuating any Securitization Transaction is, or will be, classified as an association taxable as a corporation under the IRC or is, or will be, otherwise taxable as a separate entity for federal income tax purposes.

3.34 Burdensome Obligations; Future Expenditures. Neither the Company nor any of its Subsidiaries is a party to or bound by any agreement or contract (including the Material Contract), instrument, deed or lease or is subject to any charter, bylaw or other restriction, commitment or requirement which, in the opinion of its management, is so unusual or burdensome that in the foreseeable future it could have, or cause or create a material risk of having or causing, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries anticipates that the future expenditures, if any, by the Company and its Subsidiaries needed to meet the provisions of any Applicable Laws will be so burdensome as to have or cause, or create a material risk of having or causing, a Material Adverse Effect.

3.35 Credit Enhancer Indebtedness and Liabilities. None of the Company, any of its Subsidiaries or any trust maintained in connection with any Securitization Transaction occurring prior to the date hereof has any Indebtedness owing to any Credit Enhancer (or any Affiliate of any Credit Enhancer) pursuant to any agreement, commitment or arrangement to which the Credit Enhancer (or any such Affiliate) is a party, other than Indebtedness incurred in connection with such Securitization Transaction of the type which the Company believes is reasonably and customarily incurred in connection with similar securitization transactions insured by similarly situated Credit Enhancers, the assets of which consist solely of Automobile Contracts.

3.36 Margin Stock. No Company Party and no Subsidiary is engaged, nor will it be engaged, in the business of extending credit for the purpose of “purchasing” or “carrying” any Margin Stock. No Company Party and no Subsidiary owns or holds any Margin Stock, as determined in accordance with the Margin Regulations, and none of the proceeds to be received by the Company from the issuance and sale of the Securities (and, if purchased, the Term B Note) will be used, directly or indirectly, for the purpose of “purchasing” or “carrying” any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase pr carry any Margin Stock or for any other purpose which might cause any of the Indebtedness evidenced by the Term A Note (or any other Notes) to be considered “purpose credit” with in the meaning of the Margin Regulations. The Company will not, and will not permit any other Company Party or any Subsidiary to, take or permit to be taken any action which might cause any Investment Document to violate any Margin Regulations.

3.37 Company SEC Documents.

(a) The Company has timely filed all Company SEC Documents which were required to be filed by it with the SEC and the Nasdaq since December 31, 2006.

(b) Each of the Company SEC Documents, as of their respective dates of filing with the SEC, complied with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Company SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in any Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q and the SEC) applied on a consistent basis during the periods involved and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Such financial statements reflect appropriate reserves established for all Automobile Contracts and general ledger accounts in accordance with GAAP.

3.38 Listing of Common Stock. The Common Stock is listed for trading solely on the Nasdaq. No Equity Interests or other securities of the Company or any of its Subsidiaries are listed for trading on any other securities exchange or on Nasdaq.

3.39 Residual Interest Certificates. Schedule 3.39 sets forth a true, correct and complete list of all Residual Interest Certificates owned or held by the Company and its Subsidiaries and, for each such Residual Interest Certificate, (a) the Securitization Transaction to

which it relates, (b) the registered owner and (c) the pledgee thereof, if any. Each such Residual is owned free and clear of all Liens, except for Liens in favor of any pledgees listed in such Schedule. Other than the registered owners and any pledgees listed in such Schedule, no Person has any right, title or interest in or to any Residual Interest Certificate.

3.40 Collateral Security. The Liens granted in favor of the Purchaser under the Collateral Documents constitute valid, enforceable and continuing first priority security interests and Liens in, on and to the Collateral and secure the payment and performance in full of all Obligations, including all Indebtedness under the Term A Note.

3.41 Anti-Terrorism and Anti-Money Laundering Compliance.

(a) No Company Party, Subsidiary, Affiliate of any thereof or Affiliate of any such Affiliate is or will be (i) listed on the Specially Designed Nationals and Blocked Persons List (the “SDN List”) maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, or on any other similar list (“Other Lists” and, collectively with the SDN List, the “Lists”) maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, “OFAC Laws and Regulations”); or (ii) a Person (a “Designated Person”) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designed under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Order (collectively, the “Executive Orders”).

(b) No Company Party, Subsidiary or Affiliate of any thereof, or to the actual knowledge of the Company, any Excluded Affiliate or Affiliate of any such Affiliate or, to the actual knowledge of the Company, any such Excluded Affiliate, is (i) a Person with which the Purchaser is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law or (ii) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Orders or (iii) affiliated or associated with any Person covered by the preceding clause (i) or clause (ii). To the best knowledge of the Company, no Company Party, Subsidiary, Affiliate of any thereof, or Excluded Affiliate, or Affiliate of any such Affiliate or Excluded Affiliate, nor any brokers or other agents acting in any capacity in connection with the Securities (and, if purchased, the Term B Note), (i) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Orders or (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(c) The Company has taken, and will continue to take, reasonable measures appropriate to the circumstances (and in any event as required by Applicable Laws), with respect to each holder of a direct or indirect interest in the Company, to assure that funds invested by such holders in the Company, are derived from legal sources (“Anti-money Laundering Measures”). The Anti-money Laundering Measures have been and shall be undertaken in accordance with the Bank Secrecy Act, 31 U.S.C. §§5311 et seq. (“BSA”), and all Applicable Laws and government guidance on BSA compliance and on the prevention and detection of money laundering violations under 18 U.S.C. §§1956 and 1957 (collectively with the BSA, “Anti-money Laundering Laws”).

(d) To the best knowledge of the Company, no Company Party, Subsidiary, Affiliate of any thereof, Excluded Affiliate or any Affiliate of such Affiliate or Excluded Affiliate (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering under 18 U.S.C. §§1956 and 1957, drug trafficking, terrorist-related activities or other money laundering predicate crimes, or any violation of the BSA, (ii) has been assessed civil penalties under any Anti-money Laundering Laws, or (iii) has had any of its funds seized or forfeited in an action under any Anti-money Laundering Laws

(e) The Company has taken and will continue to take, and have caused each of their respective Affiliates, and used its reasonable efforts to cause the Excluded Affiliates, to take and continue to take, reasonable measures appropriate to the circumstances (in any event as required by any Applicable Laws), to ensure that such Person is and will be in compliance with all current and future Anti-money Laundering Laws, and Applicable Laws, regulations and governmental guidance for the prevention of terrorism, terrorist financing and drug trafficking.

3.42 Forfeiture. No Company Party, Subsidiary, Affiliate of any of them or, to the best knowledge of the Company, any Excluded Affiliate or any Affiliate of any such Affiliate or Subsidiary, has been charged or, to their respective knowledge, are under investigation for, possible violations of the Racketeering, Influenced and Corrupt Organizations Act, the Continuing Criminal Enterprises Act, the Controlled Substance Act of 1978, the Money Laundering Act of 1986, the Anti-Drug Abuse Act of 1986, or similar law providing for the possible forfeiture of any of their respective assets or properties.

3.43 Brokers; Certain Expenses. No Company Party, Subsidiary or any of their respective Affiliates has paid or is obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary, in connection with this Agreement or any other Investment Document or any of the transactions contemplated hereby or thereby. No Company Party or Subsidiary is bound by any agreement or commitment for the provision of investment banking or financial advisory services with respect to any recapitalization, issuance of debt or equity securities or other capital or financing transactions involving the Company Parties or Subsidiaries that would operate to restrict or prevent the Closing.

3.44 Books and Records. The minute books and other similar records of the Company and its Subsidiaries contain true and complete records of all actions taken at any meetings of the Board of the Company or any committees thereof and shareholders of the Company and its Subsidiaries and of all written consents executed in lieu of the holding of any such meetings. The books and records of the Company accurately reflect in all respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business, accounting and bookkeeping practices.

3.45 Disclosure. After due inquiry of the directors of the Company and its Subsidiaries and the Key Employees having knowledge of the matters represented, warranted or stated herein, no representation, warranty, statement, document or other information made or furnished to the Purchaser by or on behalf of the Company or its Subsidiaries, whether written or oral, whether included in any materials or documents furnished to the Purchaser prior to the date hereof or contained in this Agreement or any other Investment Document or in any Exhibit or Schedule, contains an untrue statement of material fact or omits to state a material fact necessary in order to make the statement made herein or therein, in light of the circumstances in which such statement was made, not misleading.

4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser hereby represents and warrants to the Company that the following statements are true and correct as of the date hereof:

4.1 Organization and Good Standing. The Purchaser is a limited partnership formed and validly existing under the laws of the State of Delaware, and has all requisite power and authority to enter into this Agreement and each Investment Document to which it is a party and to consummate the transactions contemplated hereby and thereby.

4.2 Authorization. The execution, delivery and performance of this Agreement and of each of the Investment Documents to which the Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser.

4.3 Due Execution and Delivery; Binding Obligations. This Agreement has been duly executed and delivered by the Purchaser. This Agreement is and, at the Closing, each other Investment Document to which the Purchaser is a party will be, a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability and except as rights of indemnity or contribution may be limited by federal or state securities or other laws or the public policy underlying such laws.

4.4 No Violation. The execution, delivery and performance by the Purchaser of this Agreement and each of the other Investment Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not violate and will not cause a default under the Organizational Documents of the Purchaser as in effect on the date hereof.

4.5 Purchaser Consents. The execution and delivery by the Purchaser of this Agreement and each of the Investment Documents to which it is a party, and the consummation by the Purchaser of the transactions contemplated hereby, do not and will not require the Consent of any Governmental Authority or any other Person, other than Consents that have already been obtained or made.

4.6 Investment Intent; Purchaser Sophistication. The Purchaser is acquiring the Securities for its own account, for investment purposes, and not with a view to or for sale in connection with any distribution thereof in violation of any federal or applicable state securities laws.

4.7 Restricted Securities. The Purchaser understands that the Securities being acquired pursuant hereunder are characterized as “restricted securities” under the federal and state securities or “blue sky” laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act and applicable state securities or “blue sky” laws only in certain limited circumstances. The Purchaser is familiar with Rule 144 of the Securities Exchange Commission, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act and applicable state securities laws, pursuant to which the Securities Act must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from such registration.

4.8 Accredited Investor Status. The Purchaser is an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Securities Act). By reason of its business and financial experience, the Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the investment in the Securities, has the capacity to protect its own interests and is able to bear the economic risk of such investment. The Purchaser has had an opportunity to review the books and records of the Company Parties and all documents, information and agreements furnished to the Purchaser by the Company relating to the Securities, and to ask questions of representatives of the Company concerning the terms and conditions of the transactions contemplated by this Agreement.

4.9 Brokers. The Purchaser has not paid and is not obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement, any Investment Document or any of the transactions contemplated hereby or thereby.

5. CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser to consummate the transactions contemplated hereby, including the to purchase the Securities as provided herein, is subject to the following conditions precedent, each of which shall be satisfied or waived in the sole and absolute discretion of the Purchaser on or prior to the Closing Date:

5.1 Closing Date. The Closing Date shall occur on the date of this Agreement.

5.2 Representations and Warranties; No Default. (a) Each of the representations and warranties made by the Company in this Agreement shall be true and correct in all material respects as of the date made, and shall be true and correct in all material respects as of the Closing Date, with the same effect as if made on and as of the Closing Date; (b) each of the covenants and obligations of any Company Party in this Agreement to be performed or satisfied by it on or prior to the Closing Date shall have been performed or satisfied by it in all material respects on or before the Closing Date; (c) no Default or Event of Default shall have occurred and is continuing or will occur as a result of the execution and delivery of the Securities Purchase Agreement or any other Investment Document or the consummation of the other transactions contemplated hereby or thereby, including the issuance and sale of the Securities, the issuance of the Guaranties or the grant of any Liens as contemplated by the Collateral Documents; (d) no Material Adverse Change shall have occurred since December 31, 2007, except as set forth on Schedule 3.8(b), or will occur as a result of the execution and delivery of this Agreement or any other Investment Document, the issuance and sale of the Securities, the issuance of the Guaranties, the grant of any Liens as contemplated by the Collateral Documents or the consummation of the other transactions contemplated hereby or thereby, and (e) each of the other conditions precedent set forth in this Section 5 has been satisfied and fulfilled. The Company shall have delivered to the Purchaser an Officers’ Certificate, dated as of the Closing Date, to such effect.

5.3 Payment of Closing Fee; Deal-Related Fees and Expenses. The Company shall have paid to (a) the Purchaser (or its designee) a non-refundable, non-accountable closing fee (the “Closing Fee”) in the amount of $1,100,000 and (b) the Purchaser all other actual and estimated fees, costs and expenses incurred by or on behalf of the Purchaser and described in Section 7.5. All amounts paid to the Purchaser (or its designee) pursuant to this Section 5.3 shall be paid in immediately available funds to a bank account or accounts designated by the Purchaser, provided that the Purchaser may withhold from the Purchaser Price to be paid to the Company pursuant to Section 2.4 the Closing Fee and all such fees, costs and expenses.

5.4 Purchase Permitted By Applicable Laws. The consummation of the transactions contemplated by this Agreement shall not be prohibited by or violate any Applicable Laws and shall not subject any party to any Tax, penalty or liability, under or pursuant to any Applicable Laws, and shall not be enjoined (temporarily or permanently) under, or prohibited by or contrary to, any injunction, order, decree or ruling. Without limiting the generality of the foregoing, the consummation of the transactions contemplated hereby shall otherwise comply with all applicable requirements of federal securities and state securities or “blue sky” laws.

5.5 No Injunction, Order or Suit. There shall not have been issued any injunction, order, decree or ruling that prohibits or limits any of the transactions contemplated by this Agreement or the other Investment Documents, and there shall not be any action, suit, arbitration, proceeding or investigation pending or, to the best knowledge of the Company, threatened that (a) draws into question the validity, legality or enforceability of this Agreement or the other Investment Documents or the consummation of the transactions contemplated hereby or thereby or (b) could result, in the sole judgment of the Purchaser, in (i) the imposition of a penalty if the Securities were delivered as contemplated hereunder or (ii) any Material Adverse Change.

5.6 Delivery of Certain Closing Documents. The Company shall have delivered, or caused to be delivered, to the Purchaser the following documents, each in form and substance satisfactory to the Purchaser and dated as of the Closing Date:

(a) This Agreement, duly executed by the Company, together with the Exhibits and the Disclosure Schedules;

(b) The Term A Note, executed by the Company;

(c) A certificate representing the Purchaser Closing Shares, duly issued by the Company;

(d) (i) The Purchaser Closing FMV Warrant and (ii) the Purchaser Closing Penny Warrant, each duly executed by the Company;

(e) The Registration Rights Agreement, duly executed by the Company;

(f) The Investor Rights Agreement, duly executed by Bradley and the Company;

(g) The Subsidiary Guaranty, duly executed by each of the Subsidiary Guarantors;

(h) An intercreditor agreement, if necessary, with respect to any other Indebtedness of the Company Parties (or any of them), duly executed by the holder of any such other Indebtedness;

(i) A letter regarding certain post-Closing matters, duly executed by the Company; and

(j) Such other documents as the Purchaser may request.

5.7 Actions and Documents Relating to Personal Property Collateral. The Company shall have delivered, or caused to be delivered, to the Purchaser the following documents, each in form and substance satisfactory to the Purchaser and dated as of the Closing Date:

(a) The Company Security Agreement, duly executed by the Company, together with all exhibits and schedules thereto;

(b) The Subsidiary Security Agreement, duly executed by the Subsidiary Guarantors, together with all exhibits and schedules thereto;

(c) Delivery of the Pledged Stock (as defined in the Company Security Agreement and the Subsidiary Security Agreement, respectively), together with stock powers duly executed in blank;

(d) Deposit Account Control Agreements, duly executed by the applicable Company Party and the banks at which the applicable deposit or similar account is maintained;

(e) Securities Account Control Agreements, duly executed by the applicable Company Party and the securities intermediaries at which the applicable securities account is maintained;

(f) UCC-1 financing statements naming the Company as debtor, in form and substance satisfactory to the Purchaser;

(g) UCC-1 financing statements naming each of the Subsidiary Guarantors, a applicable, as a debtor, in form and substance satisfactory to, the Purchaser;

(h) At the request of the Purchaser, file-stamped copies of termination statements terminating the UCC financing statements identified by the Purchaser;

(i) A Landlord Consent and Waiver with respect to the lease covering the Company’s principal executive offices in Irvine, California, duly executed by the Company and the “landlord” under the applicable lease;

(j) If required by the Purchaser, evidence that all filings, registrations and recordings have been made in the offices of the appropriate Governmental Authorities, and all other actions have been taken which shall be necessary to create, in favor of the Purchaser, a perfected first priority security interest and Lien in and to the Collateral;

(k) The results of bankruptcy, litigation and UCC Lien searches conducted with respect to each Company Party and Subsidiary, which results shall evidence, among other things, that (A) none of the property or assets owned or leased by such Persons are subject to any Liens (other than Permitted Liens) and (B) the Purchaser, upon making the filings and taking the other actions referred to in Sections 5.9(h), and 5.9(i), will have a perfected first priority security interest in all Collateral, subject only to Permitted Liens; and

(l) Such other documents relating to the Collateral as the Purchaser may request.

5.8 Opinion Letters of Counsel. The Purchaser shall have received:

(a) A legal opinion letter of Andrews & Kurth, special counsel to the Company Parties, addressed to the Purchaser, in form and substance satisfactory to the Purchaser; and

(b) A legal opinion letter of Mark A. Creatura, Esq., in-house counsel to the Company Parties, addressed to the Purchaser, in form and substance satisfactory to the Purchaser.

5.9 Certificates of Insurance. The Company shall deliver to the Purchaser certificates of insurance evidencing the insurance policies required to be maintained by the Company Parties pursuant to Section 8.8, together with the Required Insurance Endorsements.

5.10 Solvency Certificate. The Company shall have delivered to the Purchaser a Solvency Certificate, in form and substance satisfactory to the Purchaser, duly executed by the Chief Financial Officer of the Company, certifying that the Company and its Subsidiaries, taken as a whole, are and will be Solvent, both before and immediately after giving effect to the issuance and sale of the Securities, the incurrence of the other Obligations and the consummation of all other transactions contemplated hereby.

5.11 Pro Forma Closing Balance Sheet. The Company shall have finalized and delivered to the Purchaser a pro forma balance sheet of Company and its Subsidiaries as of the Closing Date, together with footnotes describing the adjustments and the assumptions underlying such balance sheet (the “Pro Forma Closing Balance Sheet”). The Pro Forma Closing Balance Sheet shall be accompanied by an Officers’ Certificate.

5.12 Financial Projections. The Company shall have delivered to the Purchaser, and the Purchaser shall have approved, financial projections of the Company Parties for the five (5) Fiscal Years ending December 31, 2013 (the “Initial Financial Projections”). The Initial Financial Projections shall be based on assumptions deemed reasonable and consistent with one another and all facts known to the Company and shall be made in good faith. The Initial Financial Projections shall be accompanied by an Officers’ Certificate, specifying, among other things, that the Initial Financial Projections were prepared by management in good faith and are believed by management to be reasonable.

5.13 Company Corporate Documents. The Company shall have delivered to the Purchaser the following corporate documents with respect to the Company, in each case certified by the Secretary of the Company:

(a) Certified copy of its Organizational Documents as amended through the Closing Date, certified by its Secretary as being in full force and effect as of the Closing Date;

(b) A good standing certificate and, if available, a good standing tax certificate, issued by the Secretary of State of the State of California and the Franchise Tax Board, in each case dated as of a recent practicable date prior to the Closing Date;

(c) Good standing certificates from each jurisdiction in which it is required to be qualified to transact business as a foreign corporation or other entity, in each case dated as of a recent practicable date prior to the Closing Date;

(d) Resolutions of its Board approving and authorizing, as applicable, the execution, delivery and performance of this Agreement, the Securities and the other Investment Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, certified by its Secretary as being in full force and effect as of the Closing Date;

(e) Incumbency certificates of its officers who are authorized to execute, deliver and perform this Agreement, the Investment Documents and any other agreements, instruments, certificate or other documents required to be executed by it in connection herewith; and

(f) Such other documents as the Purchaser may request.

5.14 Subsidiary Corporate Documents. The Company shall have delivered to the Purchaser the following corporate documents with respect to each Subsidiary, in each case certified by the Secretary (or similar officer) of such Subsidiary:

(a) Certified copy of its Organizational Documents as amended through the Closing Date, certified by its Secretary as being in full force and effect as of the Closing Date;

(b) A good standing certificate and, if available, a good standing tax certificate, issued by the Secretary of State of the State of California and the Franchise Tax Board, in each case dated as of a recent practicable date prior to the Closing Date;

(c) Good standing certificates from each jurisdiction in which it is required to be qualified to transact business as a foreign corporation or other entity, in each case dated as of a recent practicable date prior to the Closing Date;

(d) For the Subsidiary Guarantors only, resolutions of its Board approving and authorizing, as applicable, the execution, delivery and performance of the Investment Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, certified by its Secretary as being in full force and effect as of the Closing Date;

(e) For the Subsidiary Guarantors only, incumbency certificates of its officers who are authorized to execute, deliver and perform this Agreement, the Investment Documents and any other agreements, instruments, certificate or other documents required to be executed by it in connection herewith; and

(f) Such other documents as the Purchaser may request.

5.15 Third Party Consents. The Company Parties shall have obtained all Consents required to be obtained in connection with the execution, delivery and performance of this Agreement, the Securities and the other Investment Documents and the consummation of the other transactions contemplated hereby and thereby.

5.16 Flow of Funds Statement. The Purchaser shall have received a statement, duly executed by the Company and approved by the Purchaser (the “Flow of Funds Statement”), detailing the sources and uses of all proceeds to be received by the Company from the issuance and sale of the Securities.

5.17 Folio Funding II/Citigroup Term Sheet. The Folio Funding II Noteholder shall not have repudiated or disavowed the Folio Funding II/Citigroup Term Sheet.

5.18 Structure. The Purchaser shall have approved the form, substance and scope of the legal, tax, ownership, management and capital structure of the Company and its Subsidiaries.

5.19 Proceedings Satisfactory. All proceedings taken prior to or on the Closing Date in connection with the issuance and sale of the Securities and the consummation of the other transactions contemplated hereby, and all papers and other documents relating thereto, shall be in form and substance satisfactory to the Purchaser and its counsel, and the Purchaser shall have received copies of such documents and papers, all in form and substance satisfactory to the Purchaser, all such documents, where appropriate, to be counterpart originals or certified by proper authorities, corporate officials and other Persons. Without limiting the generality of the foregoing, the Company shall have made such arrangements as may be requested by the Purchaser to ensure that the proceeds it receives from the issuance and sale of the Securities are used for the purposes set forth in Section 2.5 (including provision for the direct payment of the obligations of the Company under Section 7.5 to be paid from such proceeds as provided in Section 5.3 and the withholding of fees payable to the Purchaser as provided in Section 5.3).

6. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the transactions contemplated hereby is subject to the satisfaction, prior to or on the Closing Date, of the conditions set forth in this Section 6; provided, however, that any or all of such conditions may be waived, in whole or in part, by the Company in its sole and absolute discretion:

6.1 Representations and Warranties. The representations and warranties of the Purchaser contained in Section 4 shall be true and correct in all material respects at and as of the applicable Closing Date after giving effect to the transactions contemplated by this Agreement, as if made on and as of such date.

6.2 Purchase Permitted By Applicable Laws. The consummation of the transactions contemplated by this Agreement shall not be prohibited by or violate any Applicable Laws and shall not subject any party to any Tax, penalty or liability, under or pursuant to any Applicable Laws, and shall not be enjoined (temporarily or permanently) under, or prohibited by or contrary to, any injunction, order or decree. Without limiting the generality of the foregoing, the consummation of the transactions contemplated hereby shall otherwise comply with all applicable requirements of federal and state securities laws.

6.3 Payment for Securities. The Purchaser shall have delivered to the Company the Purchase Price for the Securities as contemplated by Section 2.3, less the amounts that may be withheld pursuant to Section provided for in Sections 5.3.

7. TAXES; INDEMNIFICATION; FEES AND EXPENSES.

7.1 Taxes.

(a) Any and all payments by the Company Parties (or any of them) under or in connection with this Agreement, the Notes, the Purchaser Equity Interests, the Collateral Documents or any other Investment Document shall be made free and clear of and without deduction for any and all present or future Taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding Taxes that are imposed on the Purchaser’s overall net income by the United States and Taxes that are imposed on its or their overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which the Purchaser is organized or any political subdivision thereof. If any Company Party shall be required by Applicable Laws to deduct any such non-excluded Taxes from any sum payable by such Company Party, (i) the amount payable shall be increased as may be necessary so that after such Company Party have made all required deductions (including deductions applicable to additional sums payable under this Section 7.1), the Purchaser receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Company Party shall make all such deductions and (iii) such Company Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Laws. The Company shall indemnify the Purchaser or, and hold it harmless against, the full amount of such non-excluded Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 7.1, imposed on or paid by the Purchaser and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. Indemnification payments to be made under this Section 7.1 shall be made within two (2) Business Days from the date the Purchaser makes written demand therefor.

(b) The Company shall pay all present or future stamp, documentary, excise, property, transfer and other similar Taxes (together in each case with interest and penalties, if any) payable or determined to be payable in connection with the execution and delivery of this Agreement or ay other Investment Document, any payment made hereunder or thereunder, or the issuance and sale of the Securities (and, if purchased, the Term B Note), and shall hold harmless the Purchaser from and against any and all liabilities with respect to or resulting from any delay in paying, or omission to pay, such Taxes.

7.2 Indemnification.

(a) Whether or not the transactions contemplated by this Agreement are consummated, the Company shall indemnify, defend and save and hold harmless the Purchaser and each of its Affiliates, employees, partners (general and limited), members, shareholders, managers, officers, directors, representatives, agents, attorneys, advisors, successors, assigns and participants (collectively, the “Indemnified Parties”), from and against any and all suits, actions, arbitrations, proceedings, losses, claims, damages, liabilities, obligations, judgments, Indemnified Environmental Costs, diminution of value, expenses and costs or any kind or nature whatsoever, including attorneys’ fees and disbursements and other fees and expenses incurred in, and the costs of preparing for, investigating or defending any matter (collectively, “Losses”), which are or may be incurred by or asserted or awarded against the Indemnified Parties (or any of them) in connection with, by reason of, or arising from:

(i) Any breach of any warranty or the inaccuracy of any representation made by any Company Party in this Agreement or any other Investment Document;

(ii) The failure of any Company Party to fulfill any of its covenants, agreements or undertakings under this Agreement or any other Investment Document (or any other document or instrument executed herewith or pursuant hereto);

(iii) The issuance or sale of any Securities or any other Notes or Purchaser Equity Interests by the Company;

(iv) Any third party actions, suits, arbitrations, proceedings or claims brought against any Indemnified Party in connection with, arising out of or with respect to (A) any other matters arising out of or in connection with this Agreement, any Note, any Purchaser Equity Interests or any other Investment Document or the transactions contemplated by hereby or thereby, except to the extent arising from the gross negligence or willful misconduct of the party seeking indemnification, (B) any conduct by any Company Party, any Subsidiary or any of its or their Affiliates, employees, agents or representatives, or any action taken or omitted to be taken by the Purchaser, at the request of any Company Party or Affiliate thereof, or (C) the business, operations or affairs of any Company Party or Subsidiary (including any litigation from time to time involving any Company Party or Subsidiary (or any shareholder, officer, director or employee thereof)); or

(v) Any fee or commission payable or otherwise owing to any investment banker, broker, finder, placement agent or similar intermediary claiming to have been retained or employed by or on behalf of any Company Party.

(b) The Company shall either pay directly all Losses which it is required to pay hereunder or reimburse any Indemnified Party within ten (10) calendar days after written request for such payment. The obligations of the Company to the Indemnified Parties under this Section 7 shall be separate obligations to each Indemnified Party, and the liability of the Company to such Indemnified Parties hereunder shall not be extinguished solely because any Indemnified Party is not entitled to indemnity hereunder.

(c) The obligations of the Company to the Indemnified Parties under this Section 7 shall survive (i) the repayment of the Notes (whether at maturity, by prepayment or acceleration or otherwise), (ii) any Assignment of any Note or any interest therein, (iii) the termination of this Agreement or any other Investment Document, (iv) any Assignment of or Participation in the Purchaser Equity Interests or any interest therein and (v) the exercise of any Purchaser Closing Warrant.

7.3 Indemnification Procedures. Any Person entitled to indemnification under this Section 7 shall (a) give prompt written notice to the Company of any claim with respect to which it is entitled to seek indemnification (provided that the failure by such Person to give notice to the Company shall not relieve the Company from any liability which it may have to such Person hereunder, except to the extent the Company is actually prejudiced by such failure) and (b) permit the Company to assume the defense of such claim with counsel selected by the Company and reasonably acceptable to such Person; provided, however, that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, and the fees and expenses of such counsel shall be at the expense of such Person, unless (i) the Company has agreed to pay such fees or expenses; (ii) the Company has failed to notify such Person in writing within ten (10) days of its receipt of such written notice to the Company that it is assuming the defense of such claim and employing counsel reasonably acceptable to such Person; or (iii) in the good faith judgment of such Person, based on the advice of counsel, a conflict of interest exists between such Person, on the one hand, and the Company or its Affiliates, on the other, with respect to such claim (in which case, if the Person notifies the Company in writing that such Person elects to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense of such claim on behalf of such Person); provided further, however, that until the Company assumes the defense of such claim as provided herein, the Company shall be obligated to reimburse the Indemnified Party for its costs and expenses associated with the defense of such claim. No Indemnified Party may, without the consent of the Company (which consent will not be unreasonably withheld), consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Company Parties of a release from all liability in respect of such claim or litigation. Further, the Company may not, without the consent of the applicable Indemnified Parties (which consent will not be unreasonably withheld), consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Parties of a release from all liability in respect of such claim or litigation.

7.4 Contribution. If the indemnification provided for in this Section 7 is unavailable to an Indemnified Party in respect of any Losses, then the Company, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by the Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Company Parties, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions, statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Company Parties, on the one hand, and such Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, either any Company Party or such Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The parties agree that it would not be just and equitable if contribution pursuant to this Section 7.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

7.5 Reimbursement of Deal-Related Expenses. Notwithstanding anything to the contrary, whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated for any reason, and in addition to all other amounts due or owing to the Purchaser hereunder, under any other Investment Document or otherwise, the Company shall be responsible, and agrees to promptly reimburse the Purchaser, for all fees, costs and expenses of every type and nature (including all fees and expenses of counsel, accountants, solvency firms and other deal-related costs and expenses) incurred by or on behalf of the Purchaser in connection with the Purchaser’s due diligence investigation of the Company and its Subsidiaries and other Affiliates, the preparation, negotiation, execution, delivery and enforcement of this Agreement and the other Investment Documents and the consummation of the transactions contemplated hereby and thereby (which fees, costs and expenses may be withheld by the Purchaser from the Purchase Price to be paid by the Purchaser at the Closing pursuant to Section 5.3). At the Closing and the Term B Note Closing, as applicable, the Company shall pay to the Purchaser, or reimburse the Purchaser for, all such accrued and unpaid fees, costs and expenses; provided that at the Purchaser’s request and direction, the Company shall reimburse third party providers of the Purchaser directly for all of such fees, costs and expenses.

7.6 Costs of Collection. The Company shall pay to the Purchaser on demand all out-of-pocket fees, costs and expenses of every type and nature (including all fees and expenses of attorneys, accountants and other experts and all due diligence, collateral review, appraisal, search, filing and recording fees and expenses) which are expended or incurred by or on behalf of the Purchaser in connection with (a) the administration of the Investment Documents, (b) the collection and enforcement of the Obligations, whether or not any action, suit, arbitration or other proceeding is commenced; (c) the sale or other disposition of any Securities or other Notes or Purchaser Equity Interests; (d) the protection or preservation of any rights, powers or remedies of the Purchaser under this Agreement or any other Investment Document; (e) any actions taken by the Purchaser in negotiating any amendment, waiver, consent or release of or under this Agreement, the Notes or any other Investment Document; (f) if a Default or Event of Default shall occur and be continuing or if the Purchaser has determined in good faith that a Default or Event of Default is likely to occur, any actions taken in reviewing the financial affairs of the Company Parties (or any of them), which actions may include (i) inspecting the facilities of any Company Party or conducting audits or appraisals of the financial condition of any Company Party; (ii) having an accounting or other firm selected by the Purchaser review the books and records of any Company Party and perform a thorough and complete examination thereof; (iii) interviewing the managers, employees, attorneys and accountants of the Company Parties and other Persons related to the Company Parties or the Business which the Purchaser believes may have relevant information concerning the business, condition (financial or otherwise), results of operations or prospects of any of the Company Parties; and (iv) undertaking any other action which the Purchaser believes is necessary to assess accurately the financial condition and prospects of the Company Parties; (g) any refinancing, restructuring (whether in the nature of a “work out” or otherwise), bankruptcy or insolvency proceeding involving any Company Party, including any refinancing or restructuring of this Agreement or any other Investment Documents; (h) any actions taken to verify, maintain, perfect and protect any Lien granted to the Purchaser by any Company Party or any other Person under the Collateral Documents; (i) any effort by the Purchaser to protect, audit, assemble, complete, collect, sell, liquidate or otherwise dispose of any collateral, including in connection with any case under Bankruptcy Laws; or (j) having counsel advise the Purchaser as to its rights and responsibilities, the perfection, protection or preservation of rights or interests under the Investment Documents, with respect to negotiations with any Company Party or its Affiliates or with other creditors of any Company Party or with respect to any proceeding under any Bankruptcy Law. The Company hereby consents to the taking of the foregoing actions by the Purchaser without conditions or restrictions.

8. AFFIRMATIVE COVENANTS. The Company covenants and agrees that so long as (i) any Notes shall remain outstanding or (ii) the Purchaser owns or holds, or has the right to acquire, directly or indirectly, at least five percent (5.0%) of the Equity Interests of the Company on a Fully Diluted Basis, the Company shall perform, comply with and observe the covenants set forth in this Section 8.

8.1 Payments of Notes and Other Obligations. The Company shall fully pay as and when due (whether at stated maturity, upon acceleration, demand, required prepayment or otherwise) all Obligations owed by it pursuant to the terms of this Agreement, the Notes and the other Investment Documents to which it is a party, including all principal, premium, if any, and interest under the Notes and all fees and other amounts due and owing hereunder and thereunder.

8.2 Performance of Investment Documents. The Company shall, and shall cause each other Company Party to, perform, comply with and observe all of its obligations under this Agreement, the Notes, the Purchaser Equity Interests and each other Investment Document to which the Company or such other Company Party is a party, all in accordance with the respective terms thereof.

8.3 Information Reporting Requirements. The Company shall furnish to the Purchaser:

(a) Annual Audited Financial Statements. Within ninety (90) days after the end of each Fiscal Year, (i) the audited consolidated and consolidating balance sheets of the Company and its Subsidiaries at the end of such year, and (ii) the related audited consolidated and consolidating statements of income, shareholders’ equity and cash flows for such Fiscal Year, setting forth in comparative form with respect to such financial statements figures for the previous Fiscal Year, all in reasonable detail, together with the opinion thereon of independent public accountants selected by the Company and reasonably satisfactory to the Purchaser (it being understood that the current accountants of the Company are satisfactory to the Purchaser), which opinion shall be unqualified and shall state that such financial statements have been prepared in accordance with GAAP applied on a basis consistent with that of the preceding Fiscal Year (except for changes, if any, which shall be specified and approved by the Purchaser in advance of the delivery of such opinion) and that the audit by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards; provided, however, that such accountants’ certification may be limited to the consolidated financial statements, in which case the consolidating financial statements shall be certified by the Chief Financial Officer of the Company; provided further, however, that the Company shall not be required to furnish to the Purchaser the information set forth in this clause (a) if the Company is required to file with the SEC, at the time such information is required to be furnished to the Purchaser under this clause (a), the information, documents and other reports required to be filed with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act;

(b) Quarterly Financial Statements. Within forty-five (45) days after the end of each of the first three (3) quarterly accounting periods in each Fiscal Year, (i) the unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such period, and (ii) the related unaudited consolidated and consolidating statements of income and cash flows for such period and for the period from the beginning of the current Fiscal Year to the end of such period, all in reasonable detail and signed by the Chief Financial Officer of the Company; provided, however, that the Company shall not be required to furnish to the Purchaser the information set forth in this clause (b) if the Company is required to file with the SEC, at the time such information is required to be furnished to the Purchaser under this clause (b), the information, documents and other reports required to be filed with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act;

(c) [Reserved]

(d) Daily Reporting Package. As soon as it is available, but in any event not later than two (2) Business Days after the end of each Business Day, commencing on July 1, 2008, a daily reporting package for each Business Day (the “Daily Reporting Package”), all in reasonable detail, consisting of the “Daily Executive Summary Report” currently prepared by the Company or, if the Company no longer prepares such Report, the information previously disclosed in such Report.

(e) Promptly (but not later than three (3) Business Days) after it becoming available, a copy of the Company’s annual USAP Audit;

(f) Promptly (but not later than three (3) Business Days) after their becoming available, copies of all filings by the Company or any of its Subsidiaries, or by any party in connection with any Securitization Transaction, with the SEC, or any periodic or special reports filed with any other Governmental Authority, and copies of any material notices and other material communications from the SEC or from any other Governmental Authority which specifically relate to the Company or any of its Subsidiaries;

(g) Promptly upon (but not later than three (3) Business Days after) receipt thereof, copies of all audit reports and management letters, if any, submitted to the Company or any of its Subsidiaries by independent public accountants in connection with each interim or special audit of the books of the Company or any of its Subsidiaries made by such accountants and copies of all financial statements, reports, notices and proxy statements, if any, sent by the Company to its shareholders;

(h) Immediately upon the occurrence thereof, notice of: (i) the institution or commencement of any action, suit, proceeding or investigation by or against or affecting the Company, any of its Subsidiaries or any of its or their respective assets, including any action, suit, proceeding or investigation involving the SEC or the Nasdaq; (ii) any litigation or other proceeding instituted by or against the Company or any Subsidiary, or any judgment, award, decree, order or determination relating to any litigation or other proceeding involving the Company or any Subsidiary, involving a monetary claim or award of $50,000 or more or a non- monetary claim or award; (iii) the imposition or creation of any Lien (other than a Permitted Lien securing not more than $1,000) against any material assets or rights of the Company or any of its Subsidiaries; (iv) any reportable event under ERISA, together with a statement of the Chief Executive Officer, Chief Financial Officer or Controller of the Company as to the details thereof and a copy of its notice thereof to the PBGC; (v) any default or other event or circumstance that could result in a termination of any lease of Real Property ; or (vi) any known release or threat of release of Hazardous Materials on or onto any Real Property, or the incurrence of any cost or expense in connection therewith or the containment or removal of any Hazardous Materials, which could reasonably be expected to have a Material Adverse Effect;

(i) Immediately upon receipt or issuance by the Company or any of its Subsidiaries, (i) copies of all covenant compliance certificates, budgets, projections, requests for waivers, notices of default, requests for amendments or other material documents relating to any agreements, instruments or other documents evidencing or governing any Subordinated Indebtedness of any Company Party or Subsidiary, (ii) to the extent not inconsistent with any confidentiality provisions, copies of any agreements or other documents to which the Company (or any of its Subsidiaries) and any Credit Enhancer (including FSA or any Affiliate of FSA) are parties and (iii) copies of any Securitization Transaction Documents;

(j) Together with the information package for each calendar month required to be delivered under clause (k) below (but not later than the thirty days after the end of such calendar month), a certificate of the Chief Financial Officer of the Company, in form and substance satisfactory to the Purchaser (a “Compliance Certificate”), setting forth, among other things, the calculations required to establish compliance with the financial covenants set forth in Section 9.13 with respect to such calendar month;

(k) Simultaneously with its delivery to the members of the Board of the Company, all reports, budgets, materials and other information furnished to such members with respect to the Company and its Subsidiaries, including copies of the monthly information package delivered to such Board members, which package shall consist of (i) monthly financial statements; (ii) financial ratio analysis and departmental cost accounting information; (iii) an executive summary with respect to monthly performance; (iv) year-to-date origination information; (v) twelve-month historical origination information; (vi) portfolio performance data; (vii) asset recovery/dealer compliance information; and (viii) stock price performance; and (ix) such additional information as may be included therein; provided, however, that if the information package for any calendar month is not delivered to such members with respect to any particular month, the Company shall nonetheless deliver the same to the Purchaser within thirty (30) days after the end of such month;

(l) Simultaneously with its delivery to the trustee with respect to any Securitization Transactions, copies of all servicer certificates delivered with respect thereto;

(m) Immediately, a written notice to the Purchaser if any “back-up servicer,” “sub-servicer” or similar servicer resigns or is terminated or replaced with respect to any Securitization Transaction; and

(n) Promptly (but not later than five (5) Business Days) after its request, such other information concerning the business, affairs and condition of the Company and its Subsidiaries as the Purchaser may from time to time reasonably request.

8.4 Compliance with Laws; Operating Licenses. The Company shall, and shall cause each other Company Party and each Subsidiary to, comply in all material respects with the requirements of all Applicable Laws in respect of the conduct of its or their businesses and the ownership of its or their properties in the states or other jurisdictions in which it or they conduct its or their respective businesses. The Company shall, and shall cause each other Company Party and each Subsidiary to, obtain and maintain in full force and effect all Operating Licenses necessary or appropriate for the operation of the Business and the ownership of its properties.

8.5 Maintenance of Legal Existence. The Company shall, and shall cause each other Company Party and each Subsidiary to, at all times do or cause to be done all things necessary to (a) maintain and preserve its and such other Person’s legal existence and its and such other Person’s rights, franchises and privileges and (b) become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

8.6 Maintenance of Properties. The Company shall, and shall cause each other Company Party and each Subsidiary to, maintain, preserve and protect all of its assets and properties which are used or useful in the conduct of the Business and to keep the same in good working order and condition, ordinary wear and tear excepted, and from time to time make, or cause to be made, all necessary and appropriate repairs, replacements and improvements thereto consistent with industry practices and as required pursuant to this Agreement and the other Investment Documents. The Company shall, and shall cause each other Company Party and each Subsidiary to, pay and discharge each lawful claim which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon their property.

8.7 Books and Records; Access. The Company shall, and shall cause each other Company Party and each Subsidiary to, maintain adequate books and records with respect to its business activities in which proper entries, reflecting all material financial dealings and other transactions, are made in accordance with sound business practices sufficient to permit the preparation of financial statements based therein in accordance with GAAP. The Company shall provide full and complete access to the Purchaser and its designated representatives to visit and inspect the Company Parties, the Subsidiaries and the Company Parties’ and the Subsidiaries’ assets, properties, facilities, books, records, materials, Collateral (if applicable), construction operations and other documents and matters, to examine and make copies of, and abstracts from, such books, records and documents, and to discuss the finances, business, accounts and affairs of the Company Parties and Subsidiaries with, and be advised as to the same by, the officers, employees, advisors, attorneys (but not discussions subject to the attorney-client privilege) and independent accountants of the Company Parties and Subsidiaries, in each case without placing any conditions on the same and to the extent as the Purchaser or such designated representatives may request from time to time (and in any event as soon as practicable (and in any event not later than three (3) Business Days thereafter)).

8.8 Insurance.

(a) The Company shall, and cause each other Company Party and each Subsidiary to, maintain with financially sound and reputable insurers policies of insurance, coverage amounts and related terms and conditions covering the Company Parties and the Subsidiaries normally maintained by companies engaged in the same or similar business as the Company Parties and the Subsidiaries, or any one of them, against loss, damage and liability and such other policies of insurance and coverage amounts as may be reasonably requested by the Purchaser or the Purchaser. Such insurance shall include comprehensive general liability, fire and extended coverage, property damage, workers’ compensation, flood insurance (if customarily maintained in locations in which any Company Party is located), business interruption insurance (either for loss of revenues or for additional expenses), directors and officers liability insurance and employment practice liability insurance. So long as any Notes remain outstanding, all such insurance policies shall include the Required Insurance Endorsements.

(b) So long as any Notes remain outstanding, the Company shall maintain one or more key man life insurance policies on the life of Bradley, all in form and substance reasonably satisfactory to the Purchaser (such policies being the “Bradley Key Man Life Insurance Coverage”). The Bradley Key Man Life Insurance Coverage shall be for a five (5)-year term in the aggregate insured amount of not less than $5,000,000. The Bradley Key Man Life Insurance Coverage shall be maintained for the sole benefit of the Company, shall be irrevocably collaterally assigned to the Purchaser and shall provide that the full amount of any insurance proceeds paid thereunder shall be payable to the Purchaser. If any insurance proceeds under the Bradley Key Man Life Insurance Coverage are paid to the Company, the Company shall hold such proceeds in trust for the Purchaser and remit such proceeds to the Purchaser immediately upon receipt. All insurance proceeds under the Bradley Key Man Life Insurance Coverage shall be applied to the Notes and the other Obligations.

(c) Each of the insurance policies required to be maintained under this Section 8.8 shall provide for at least thirty (30) days’ prior written notice to the Purchaser of the cancellation or substantial modification thereof. Receipt of such notice shall entitle the Purchaser (but such Person shall not be obligated) to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to this Section 8.8 or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Company.

8.9 Payment of Charges and Taxes. The Company shall, and shall cause each other Company Party and each Subsidiary to, pay and discharge, or cause to be paid and discharged, promptly when due (a) all Charges imposed upon it or its properties (real, personal or mixed), business, operations, income or profits, (b) all Taxes imposed upon it, in each case before any penalty shall be incurred with respect thereto; provided, however, that no Company Party need pay or discharge any such Tax so long as (i) the validity or amount thereof is being contested in good faith and by appropriate proceedings, (ii) with respect to contested Taxes in amounts in excess of $25,000 individually or in the aggregate, the Company’s outside Tax counsel or accountants shall have advised the Company in writing that it has a reasonable legal basis for contesting the validity or amount of such Tax and (iii) reserves as may be required by GAAP shall have been made therefore; (b) all lawful claims for labor, materials, supplies, services or otherwise, before any of the same shall become past due, and (c) all storage and rental charges payable to warehousemen or bailees, in each case before any of the same shall become past due.

8.10 ERISA Matters.

(a) As soon as practicable (and in any event within fifteen (15) days thereafter), the Company shall provide the Purchaser notice (together with copies, if applicable) of: (1) the establishment of any new Employee Benefit Plan, the commencement of contributions to any Employee Benefit Plan to which any of its ERISA Affiliates was not previously contributing or any increase in the benefits of any existing Employee Benefit Plan; (2) each funding waiver request filed with respect to any Employee Benefit Plan and all communications received or sent by any ERISA Affiliate with respect to such request; (3) the failure of any ERISA Affiliate to make a required installment or payment under Section 302 of ERISA or Section 412 of the Code by the due date; (4) any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code; (5) all notices received by any Company Party or any ERISA Affiliate of the Company of the PBGC’s intent to terminate any Employee Benefit Plan or to have a trustee appointed to administer any Employee Benefit Plan; (6) each schedule (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company Party or any ERISA Affiliate of the Company with the Internal Revenue Service with respect to each Employee Benefit Plan; (7) all notices received by any Company Party or any ERISA Affiliate of the Company from the sponsor of an Employee Benefit Plan that is a Multiemployer Plan concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA, or the imposition of any other liability under ERISA; (8) each funding waiver request filed with the Internal Revenue Service with respect to any Employee Benefit Plan; (9) any claim on behalf of any Multiemployer Plan or any other party that any Company Party or ERISA Affiliate of any Company Party is or may be obligated to contribute to any Multiemployer Plan; and (10) any knowledge or notification that any Employee Benefit Plan (other than the MFN Pension Plan) that is a defined benefit plan subject to Title IV of ERISA cannot be terminated in a “standard termination” under Title IV of ERISA without additional contributions in excess of $100,000. For purposes of this Section 8.10, the Company shall be deemed to know all facts known by the administrator of any Employee Benefit Plan of which any Company Party or ERISA Affiliate thereof is the plan sponsor. The Company shall notify the Purchaser in writing within five (5) Business Days of the Company’s obtaining knowledge or reason to know that any Company Party or any ERISA Affiliate of the Company has filed or intends to file a notice of intent to terminate any Employee Benefit Plan under a distress termination within the meaning of Section 4041 (c) of ERISA.

(b) The Company shall, and shall cause each other Company Party and ERISA Affiliate to, cause each Employee Benefit Plan to be operated in compliance in all material respects with the terms of such Employee Benefit Plan and Applicable Law, and in a manner such that the representations and warranties in Section 3.14 shall continue to be true, and shall pay and discharge promptly any liability imposed upon it or them pursuant to the provisions of such Employee Benefit Plan and Applicable Law; provided, however, that neither the Company nor any Subsidiary shall be required to pay any such liability if (i) the amount, applicability, or validity thereof shall be diligently contested in good faith by appropriate proceedings and (ii) such Person shall have set aside on its books reserves which, in the good faith judgment of the Board of such Person, are adequate with respect thereto.

(c) The Company shall deliver to the Purchaser promptly, but in no event more than three (3) Business Days after any officer of any Company Party obtains knowledge of (i) the Internal Revenue Service’s (A) revocation of the tax-qualified status of any Employee Benefit Plan that is a tax-qualified retirement plan, (B) imposition of an excise tax in a material amount upon the occurrence of a “prohibited transaction” as such term is defined in Section 4975 of the Code, or (C) disallowance of a deduction (in whole or in part) for a contribution to an Employee Benefit Plan, (ii) the institution of a lawsuit against an Employee Benefit Plan (or a fiduciary of such plan), (iii) the United States Department of Labor’s imposition of a penalty in a material amount under Section 502 of ERISA relating to an Employee Benefit Plan or (iv) a Termination Event, a written notice specifying the nature of such action, what action has been taken, is being taken, or is proposed to be taken with respect thereto, and a copy of any correspondence or other documentation relating to the matter.

8.11 Performance of Servicing Duties; Clean-Up Calls. The Company shall, and shall cause each other Company Party and each Subsidiary to, comply with the terms of any and all Securitization Transaction Documents to which it is a party, including performing its duties and obligations as a “servicer” in compliance with the applicable terms thereof. The Company may at any time or from time to time make, or cause to make, any “clean up” calls under, or in connection with, any Securitization Transaction when the Company has the right to do so long as the call is made in compliance with all applicable Securitization Transaction Documents.

8.12 Communication with Accountants. The Company authorizes the Purchaser to, upon three (3) Business Days’ advance written notice to the Company, communicate directly with the independent certified public accountants of any Company Party or Subsidiary, and hereby authorizes and directs such accountants to disclose to the Purchaser any and all financial statements and supporting financial documents, workpapers and schedules as the Purchaser may request; provided, however, that no Company Party or Subsidiary shall be required to produce any document or disclose any materials to the Purchaser which would be protected from such production or disclosure by the attorney-client privilege existing under Applicable Law, unless such privilege is waived by the Company in writing.

8.13 Compliance with Material Contracts. The Company shall, and shall cause each other Company Party and each Subsidiary to, (a) perform, comply with and observe in all material respects all terms and provisions of each Material Contract to be performed, complied with or observed by it, and (b) maintain each Material Contract in full force and effect, to the extent such Material Contract by its terms has not expired, and enforce each such Material Contract in accordance with its terms. The Company shall, and shall cause each other Company Party and each Subsidiary to, make all payments under all Material Contracts to which it is a party and not permit any Material Contract to be earlier terminated or any rights to renew such Material Contract to be forfeited or canceled). The Company shall, and shall cause each other Company Party and each Subsidiary to, promptly make such demands or requests for information from each other party to any Material Contract, and take action against each other party to any Material Contract, as the Purchaser may request and, in connection with the enforcement of any rights or remedies of any Company Party or Subsidiary under any employment agreements, non-competitions, non-solicitations or confidentiality agreements or similar agreements to which it is a party, in the event the Purchaser requests that such Company Party or Subsidiary file any action, suit, arbitration or other proceeding seeking injunctive or other equitable relief against such other party, the Company shall cause such Company Party or Subsidiary shall do so within ten (10) Business Days of its receipt of such request.

8.14 Environmental Matters. The Company shall, and shall cause each other Company Party and each Subsidiary to, at all times comply in all material respects with all applicable Environmental Laws, including all applicable Consents. The Company shall, and shall cause each other Company Party and each Subsidiary to, promptly take and diligently undertake any and all legally or contractually required actions in response to any release of any Hazardous Materials within or about any Real Property caused by the acts or omissions or any Company Party or Subsidiary or with respect to which any Company Party or Subsidiary has, or would reasonably be expected to have, liability therefor.

8.15 Nasdaq Listing. The Company shall do or cause to be done all things necessary to maintain the listing of its Common Stock on the Nasdaq (or, if the Company so elects, maintain a listing of its Common Stock for trading on the NYSE).

8.16 Securities and Exchange Act Compliance. The Company shall timely file with the SEC, and provide to the Purchaser concurrently therewith, all Company SEC Documents as are specified in the Exchange Act as being required to be filed by U.S. corporations that are subject to reporting requirements of the Exchange Act. In addition, the Company shall timely file with the Nasdaq and all other Governmental Authorities, and provide to the Purchaser concurrently therewith, all Company SEC Documents required to be filed therewith. Each Company SEC Document to be filed by the Company, when so filed, will comply with all applicable requirements of the Securities Act, the Exchange Act, the Nasdaq rules and the rules of any other Governmental Authority, as applicable, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company and its Subsidiaries to be included in each Company SEC Document to be filed by the Company will comply as to form, as of the date of its filing with the SEC, with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, will be prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) and will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with past practices and consistently applied). Notwithstanding anything to the contrary contained in this Section 8.16, the Company shall not be deemed to be in default of this Section 8.16 if the Company is late in filing any Company SEC Document, provided that (a) such Company SEC Document is filed with the SEC within ten (10) Business Days after the filing was due, shall notify the Purchaser in writing of the late filing and (b) such late filing shall not in any manner adversely affect the Purchaser’s right to avail itself of the benefits under Rule 144 promulgated under the Securities Act with respect to the Warrant Shares, and provided further that the Company shall not rely on the grace period in this sentence on more than two (2) occasions during the term of this Agreement

8.17 Future Subsidiaries.

(a) If any Company Party or any Subsidiary proposes at any time or from time to time to form, create or acquire any Subsidiary (other than an SPE in connection with the consummation of a Securitization Transaction) or any then-existing Subsidiary ceases to be an SPE (i.e., no longer qualifies as “bankruptcy remote”), the Company shall notify the Purchaser in writing of the same and, upon receipt of the Purchaser’s consent to the formation, creation or acquisition of such Subsidiary pursuant to Section 9.8(e) or immediately after any such cessation, as the case may be, take all such action, and will cause each of its Subsidiaries to take all such action, as may be necessary to cause such Subsidiary to become a Subsidiary Guarantor. Without limiting the generality of the foregoing, the Company shall cause such Subsidiary (a) to execute and deliver a joinder agreement to the Subsidiary Guaranty, in form and substance satisfactory to the Purchaser, pursuant to which such Subsidiary would become a Subsidiary Guarantor, (b) to execute and deliver such collateral security agreements, instrument and other documents, including security agreements, Control Agreements and other agreements, in form and substance satisfactory to the Purchaser, under which such Subsidiary would grant a valid first priority security interest and lien on all of its assets, properties and rights to secure the payment and performance of all obligations of such Subsidiary under the Subsidiary Guaranty; (c) if such Subsidiary has any Subsidiaries itself, to execute and deliver pledge agreements, together with (i) certificates representing all of the Equity Interests of any Person owned by such Subsidiary and (ii) undated stock powers executed in blank, (d) to execute and deliver such other agreements, instruments, approvals or other documents as may be requested by the Purchaser in order to create, perfect, establish, and maintain the first priority of any Lien in favor of the Purchaser or to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Investment Documents to which Subsidiary Guarantors are parties, and (e) to deliver opinions of counsel to the Company or such Subsidiary as to such matters as the Purchaser may request. In addition, the Company shall grant to the Purchaser a valid first priority perfected Lien in and to all of the Equity Interests of any such Subsidiary to secure the Obligations.

8.18 CPS Receivables and Other Pledged Equity Interests. If the pledge or other Lien granted by the Company to any Person (including FSA or any other Credit Enhancer) in and to the Equity Interests in any Subsidiary (including CPS Receivables Equity Interests) terminates or is released, the Company agrees to (a) immediately notify the Purchaser in writing of the same, acknowledging that the Purchaser’s first priority pledge and security interest and Lien in and to the Collateral has extended to such Equity Interests (including the CPS Receivables Equity Interests), free and clear of any Liens, on the terms and conditions set forth in the Company Security Agreement or the Subsidiary Security Agreement, as applicable, and (b) within three (3) Business Days following the effective date of termination or release, take the actions contemplated by Section 4(A) of Company Security Agreement or the Subsidiary Security Agreement, as applicable, with respect to such Equity Interests. In addition to, and notwithstanding, the foregoing provisions of this Section 8.18, the Company shall use its reasonable best efforts to obtain from any Credit Enhancer or other Person (including FSA with respect to the CPS Receivables Equity Interests), at such time or times prior to the termination or release of such pledge or other Lien to the extent the Company reasonably believes it has an opportunity to do so, the Consent of any such Credit Enhancer or other Person (including FSA with respect to the CPS Receivables Equity Interests) to the grant by the Company to the Purchaser of a valid pledge and security interest and Lien in and to such Equity Interests (including the CPS Receivables Equity Interests), subject only to the pledge or other Lien of such Credit Enhancer or other Person.

8.19 Corporate Separateness.

(a) All customary formalities regarding the corporate existence of the Company and its Subsidiaries have been and will be observed at all times.

(b) The Company will not commingle its assets with those of any of its Subsidiaries, any of its other Affiliates or any other Person. The Company will accurately maintain its own bank accounts and separate books of account.

(c) The Company will pay its own liabilities from its own separate assets, and each Subsidiary will pay its own liabilities from its own separate assets.

(d) The Company will properly and adequately disclose, and will cause each of its Subsidiaries so to disclose, all Securitization Transactions, indicating the transfer of ownership of the Automobile Contracts subject thereto, by footnotes to its financial statements or otherwise. The Company will not, and will not permit any Subsidiary to, hold out any assets transferred in Securitization Transactions, or any assets of any Affiliate of such Person, as applicable, as available to creditors of, or other interest holders in, such Person.

8.20 Landlord Consents and Waivers. At the Purchaser’s request, the Company shall use its best efforts to deliver (or cause to be delivered) to the Purchaser, as soon as practicable but not later than one hundred and twenty (120) days after such request, a Landlord Consent and Waiver with respect to any Real Property leased or otherwise occupied by any Company Party, duly executed by the Company and any landlord, lessor, sublessor or other Person that leases or otherwise permits such Company Party to occupy such Real Property.

8.21 Delivery of Control Agreements; Transfers to Other Accounts.

(a) As soon as practicable but not later than twenty (20) days following the Closing Date, the Company shall deliver to the Purchaser Deposit Account Control Agreements with respect to all of the deposit and similar accounts maintained by each of the Company Parties and Securities Account Control Agreements with respect to all securities accounts and similar accounts (including financial assets, security entitlements and other investment property therein) maintained by each Company Party, in each case to the extent any such deposit accounts, securities accounts or similar accounts, as the case may be, were not subject to an applicable Control Agreement as of the Closing Date.

(b) To the extent that any bank or securities intermediary fails or refuses at any time and from time to time to execute and deliver an applicable Control Agreement with respect to one or more deposit accounts, securities accounts or similar accounts as required by this Agreement or the Collateral Documents, the Company shall, at the request of the Purchaser, as soon as practicable but not more than ten (10) days following receipt of any such request, close (or cause the closure of) any such deposit accounts, securities accounts or similar accounts and transfer any and all Cash, securities or other assets or funds held in such account(s) to a deposit account, securities account or similar account, as applicable, that is then-subject to an applicable Control Agreement.

8.22 Shareholder Approval.

(a) The Company covenants and agrees to actively and diligently seek and solicit the affirmative vote or written consent of the shareholders of the Company (the “Company Shareholders”) to, and shall recommend to the Company Shareholders, all in accordance with Applicable Laws (including, without limitation, the proxy rules promulgated under the Exchange Act), the approval of the Company Shareholders (“Shareholder Approval”) to the issuance by the Company of any and all Warrant Shares issuable upon exercise of the Purchaser Closing Warrants, including, if necessary, the approval of the Company Shareholders under the applicable rules of the Nasdaq to issue the Warrant Shares upon exercise of the Purchaser Closing Warrants and under the CCC to increase the number of authorized shares of Common Stock to 50,000,000. The Company shall obtain Shareholder Approval not later than July 31, 2009.

(b) Without limiting the generality of the foregoing, the Company shall (i) as soon as permitted by the rules and regulations of the SEC with respect to the next annual meeting of shareholders of the Company (the “2009 Annual Meeting”), file preliminary proxy materials with the SEC with respect to the solicitation of proxies for the 2009 Annual Meeting, which materials shall include, in addition to any other proposals which may be submitted to the Company Shareholders, a proposal to seek Shareholder Approval (the “Shareholder Approval Proposal”), (ii) as soon as permitted by the rules and regulations of the SEC, mail notice of the 2009 Annual Meeting, together with a proxy statement complying with the rules and regulations of the SEC, recommending a vote “for” the Shareholder Approval Proposal and soliciting proxies to vote shares “for” the Shareholder Approval Proposal, and (iii) use its best efforts to obtain Shareholder Approval at the 2009 Annual Meeting, including retaining, if appropriate, a proxy solicitation firm to assist the Company in soliciting proxies for the 2009 Annual Meeting. Nothing in this Section 8.22(b) shall prohibit the Company from obtaining Shareholder Approval by written consent of the Company Shareholders or from holding a special meeting of the Company Shareholders for the purpose of seeking to obtain Shareholder Approval.

8.23 Future Information. All data, certificates, reports, statements, documents and other information furnished by or on behalf of the Company, any of its Subsidiaries or any of its or their respective representatives or agents to the Purchaser in connection with this Agreement, the Investment Documents or the transactions contemplated hereby and thereby, at the time the information is so furnished, shall not contain any untrue statement of a material fact, shall be complete and correct in all material respects to the extent necessary to give the Purchaser sufficient and accurate knowledge of the subject matter thereof, and shall not omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such information is furnished.

8.24 Further Assurances. From time to time after the date hereof, the Company shall, and shall cause each other Company Party and each Subsidiary to, execute and deliver such additional instruments, certificates and documents, and will take all such actions, as the Purchaser may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement, the Notes, the Collateral Documents or any other Investment Document or to establish, maintain, perfect or continue the Purchaser’s security interests and Liens in the Collateral. Upon exercise by the Purchaser of any power, right, privilege or remedy pursuant to this Agreement or any Investment Document which requires any Consent, the

Company will execute and deliver, and will cause any of its Subsidiaries and any other Persons to execute and deliver, all applications, certifications, instruments and other documents and papers that may be required to be obtained for such Consent.

9. NEGATIVE COVENANTS. In addition, the Company covenants and agrees that so long as (i) any Notes shall remain outstanding or (ii) the Purchaser owns or holds, or has the right to acquire, directly or indirectly, at least five percent (5.0%) of the Equity Interests of the Company on a Fully Diluted Basis, the Company shall perform, comply with and observe each of the covenants set forth in this Section 9.

9.1 Limitations on Indebtedness. The Company shall not, and shall not permit any other Company Party or Subsidiary to, create, incur, assume or become or remain liable in respect of any Indebtedness, except for:

(a) The Obligations;

(b) The Renewable Subordinated Notes and any other Indebtedness existing on the Closing Date and described on Schedule 3.9, provided that any refinancings, renewals, replacements, restructurings or exchanges thereof shall be subject to Section 9.11(b);

(c) Intercompany Indebtedness;

(d) Subordinated Indebtedness (other than the Renewable Subordinated Notes) of the Company, provided that any such Subordinated Indebtedness shall (i) be unsecured, (ii) be expressly made subordinate in right of payment and rights upon liquidation to all Senior Indebtedness of the Company, including the Indebtedness evidenced by the Notes and the other Obligations (and the Subordinated Debt Documents shall expressly so state), (iii) not mature prior to the one (1) year anniversary of the latest stated maturity date of the Notes outstanding at the time of issuance, (iv) not exceed $25,000,000 in the aggregate, (v) not permit any optional prepayments or redemptions unless approved or consented to in advance in writing by the Purchaser and (iii) otherwise be on terms and conditions satisfactory to the Purchaser;

(e) Purchase money Indebtedness (including Capitalized Lease Obligations) in an aggregate amount not to exceed $1,000,000;

(f) Indebtedness incurred by any SPE in connection with any Securitization Transaction;

(g) Unsecured indemnification obligations incurred by the Company in favor of Credit Enhancers, private placement agents or underwriters in connection with any Securitization Transaction for the Company’s own misconduct or for misstatements of, or omissions to state, a material fact in connection with the consummation of such Securitization Transaction, all on customary terms for similar transactions.

Notwithstanding anything to the contrary contained herein or otherwise, it is understood and agreed that in no event shall any Company Party guaranty, or otherwise become liable for, any principal, interest or other amount evidenced by, or otherwise with respect to, any Indebtedness of, or any notes or other securities issued by, any SPE or other Person in connection with any Securitization Transaction.

9.2 Limitations on Liens. The Company shall not, and shall not permit any other Company Party or Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist, or agree to create, incur, assume or suffer to exist, or consent to cause or permit in the future the creation, incurrence or existence of, any Lien with respect to any assets, rights or properties (whether real or personal, tangible or intangible, now existing or hereafter acquired), except for (collectively, the “Permitted Liens”):

(a) Liens in favor of the Purchaser;

(b) Existing Liens described on Schedule 3.9 securing Indebtedness or other obligations identified on such Schedule, other than any Liens required by the Purchaser to be terminated on or prior to the Closing;

(c) Liens consisting solely of the filing of financing statements or similar notice documents with respect to assets subject to operating leases entered into by any Company Party or Subsidiary in the ordinary course of business, provided that such filing does not cover or encumber any property other than the assets so leased;

(d) Liens securing any Indebtedness described in Section 9.1(e), provided that such Liens attach only to the personal property leased or acquired with the proceeds of such Indebtedness;

(e) Liens granted by any SPEs in favor of any Credit Enhancers or in favor of trustees, noteholder agents or other representatives of holders of Indebtedness permitted by Section 9.1(f), in connection with any Securitization Transaction;

(f) Liens granted by any SPEs in favor of third party “warehouse lenders” covering Automobile Contracts in connection with any Warehouse Financing Transaction;

(g) Any Lien constituting a renewal, extension or replacement of any Lien covered by clauses (a) through (c) above, provided that the principal amount of any Indebtedness or other obligation secured by such renewal, extension or replacement Lien does not exceed the principal amount of the Indebtedness or other obligation renewed, extended or replaced; and

(h) Customary Permitted Liens.

9.3 Limitations on Investments. The Company shall not, and shall not permit any other Company Party or Subsidiary to, directly or indirectly, make or own any Investment, except:

(a) Permitted Investments;

(b) Automobile Contracts;

(c) Residual Interest Certificates;

(d) Investments in SPEs and other Subsidiaries existing on the Closing Date or permitted to be formed, created or acquired thereafter in accordance with Section 8.17; provided, however, that no Company Party or other Subsidiary may make any Investment in any

Excluded Subsidiary after the date hereof, whether directly or indirectly, except for (i) an Investment, in an aggregate amount not to exceed $10,000 in any Fiscal Year, solely to cover the fees and costs reasonably incurred to maintain a registered agent for service in not more than two (2) jurisdictions and to pay minimum state franchise taxes and (ii) a customary Investment, consistent with past practices, that is required to be made as a “deemed” capital contribution as a condition to any Securitization Transaction;

(e) Intercompany Indebtedness;

(f) A term loan made by the Company to Bradley which is secured by a pledge of shares of Common Stock owned by Bradley and which shall not have a principal balance in excess of $345,625 at any time; and

(g) Investments consisting of loans or advances made by any Company Party or Subsidiary to any of its or their employees (other than Bradley) in the ordinary course of business for travel and other ordinary business purposes, provided that the aggregate amount of such loans and advances shall not exceed $25,000 at any time outstanding.

9.4 Limitation on Restricted Payments. The Company shall not, and shall not permit any other Company Party or Subsidiary to, directly or indirectly, make any Restricted Payment; except that:

(a) So long as the Company is Solvent and would be Solvent as a result thereof and no Default or Event of Default has occurred and is continuing or would occur as a result thereof, the Company may make the following Restricted Payments:

(i) any dividend or other distribution, direct or indirect, on account of any Equity Interests in the Company now or hereafter outstanding which is payable solely in shares of Common Stock;

(ii) any regularly scheduled payments of principal of or interest on account of any Subordinated Indebtedness of the Company (other than the Renewable Subordinated Notes as provided in clause (b) below) made in accordance with the terms and provisions of the applicable Subordinated Debt Document;

(iii) any sales or transfers of Automobile Contracts (or pools thereof) between or among the Company and its Subsidiaries in connection with any Securitization Transaction; or

(iv) the cancellation, acquisition or redemption of any Equity Interests in the Company as payment to the Company of the exercise price of any Equity Rights in the Company.

(b) (A) So long as the Company shall not be prohibited from making any payment on account of the Renewable Subordinated Notes under any Renewable Subordinated Note or the Renewable Subordinated Notes Indenture (including pursuant to Section 10.3 thereof), the Company may (1) repay the outstanding principal balance of any Renewable Subordinated Note on (and only on) its stated maturity date pursuant to Sections 2.1(d) of the Renewable Subordinated Notes Indenture, (2) upon the death or “Total Permanent Disability” of a holder of any Renewable Subordinated Note and a request from his or her estate pursuant to Section 3.2(a) of the Renewable Subordinated Notes Indenture, repay the outstanding principal balance of such Renewable Subordinated Note subject to the limitations thereof, (3) repurchase Renewable Subordinated Notes at the request of any holder thereof pursuant to Sections 3.2(b) through (d) of the Renewable Subordinated Notes Indenture, up to a maximum aggregate principal amount of $100,000 in any Fiscal Year, and (4) pay any scheduled interest thereon, (B) if (and only if) the holder of any Renewable Subordinated Note duly exercises its right to rescind the purchase thereof pursuant to Section 2.2(b) of the Renewable Subordinated Notes Indenture, the Company may repay the principal balance of the Renewable Subordinated Note purchased by such holder and subject to such rescission right and (C) the Company may, at the stated maturity of any Renewable Subordinated Note, issue a new Renewable Subordinated Note to the holder thereof in exchange for such maturing Renewable Subordinated Note pursuant to Section 2.1(d) of the Renewable Subordinated Notes Indenture or renew such maturing Subordinated Renewable Note pursuant to Section 2.1(e) of the Renewable Subordinated Notes Indenture.

(c) So long as the Company is Solvent both immediately before after the occurrence thereof and no Default or Event of Default has occurred and is continuing or would occur as a result thereof, the Company may repurchase shares of Common Stock held by the public, up to a maximum dollar value of $500,000, pursuant to a “stock repurchase” program adopted or approved by the Board of the Company and in accordance with all Applicable Laws (including federal and applicable state securities laws); provided, however, that no such repurchases may be made unless and until the deposit accounts, securities accounts and similar accounts to be used by the Company in connection with any such repurchases are subject to an appropriate Control Agreement.

9.5 Limitations on Payment Restrictions Affecting Subsidiaries. Except as otherwise provided in this Agreement or any other Investment Document, the Company shall not, and shall not permit any Subsidiary (other than a Special Purpose Entity) to, enter into or permit to exist any agreement, instrument or other document which, directly or indirectly, prohibits or restricts in any manner, or would have the effect of prohibiting or restricting in any manner, the ability of any such Subsidiary to (a) pay dividends or make other distributions in respect of its Equity Interests owned by the Company or any other such Subsidiary, (b) pay or repay any Intercompany Indebtedness, (c) make loans or advances to the Company or (d) transfer any of its properties or assets to the Company or any other such Subsidiary.

9.6 Limitations on Transactions with Affiliates. The Company shall not, and shall not permit any other Company Party or Subsidiary to, enter into any direct or indirect transaction, agreement or arrangement with any officer, director, employee or Affiliate of the Company at any time on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than those otherwise obtainable in an arm’s length transaction at such time from a Person who is not an officer, director, employee or other Affiliate of the Company and, in any event, unless approved in writing by the Purchaser. The Company agrees that any direct or indirect transaction, agreement or arrangement between the Company, on the one hand, and any of its Subsidiaries or other Affiliates, on the other, shall be (a) unanimously approved in advance by the members of the Board of the Company who are not interested in the transaction and (b) approved in advance in writing by the Purchaser; provided, however, that no such Board approval or Purchaser approval shall be required with respect to sales of Automobile Contracts made by the Company to its Subsidiaries, or by its Subsidiaries to the Company, in the ordinary course of its business so long as such sales are made on terms that are no less favorable to the Company than those that might be obtained in an arm’s length transaction with a Person who is not an Affiliate of the Company. This Section 9.6 shall not apply to any transaction, agreement or arrangement between any Company Party or Subsidiary, on the one hand, and the Purchaser or any of its Affiliates, on the other.

9.7 Change in Business. The Company shall not, and shall not permit any other Company Party or Subsidiary to, engage in any business other than the Business and activities reasonably incident thereto.

9.8 Restrictions on Fundamental Changes. The Company shall not, and shall not permit any other Company Party or Subsidiary to:

(a) make any change in its business, purposes, corporate name, structure or operations as the same exists on the date hereof;

(b) amend, modify or alter any of its Organizational Documents in any manner;

(c) sell, assign, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or a significant portion of its assets, other than Asset Sales expressly permitted in connection with Securitization Transactions and dispositions of assets in the ordinary course of business consistent with past practice;

(d) merge or consolidate with any other Person, or reorganize or recapitalize; provided that a Subsidiary (other than an Subsidiary) may merge into the Company (provided the Company is the surviving entity) or any other Company Party;

(e) form, create or acquire any Subsidiaries, subject to Section 8.17, except that upon prior written notice to the Purchaser, the Company may from time to time form, create or acquire SPEs for the sole purpose of effectuating Securitization Transactions; or

(f) liquidate, wind up or dissolve itself (or permit to suffer any liquidation or dissolution), except, in the case of any Company Party, where such wind up, liquidation or dissolution would result in the distribution of substantially all of the assets of such Company Party to the Company or any other Company Party that is Wholly Owned.

9.9 Environmental Liabilities. The Company shall not, and shall not permit any other Company Party or Subsidiary to, violate any material Environmental Laws or other requirement of law, rule or regulation regarding Hazardous Materials. Without limiting the generality of the foregoing, the Company shall not, and shall not permit any other Company Party to, dispose of any Hazardous Materials into or onto, or from, any Real Property, nor allow any Lien imposed pursuant to any Environmental Laws to be imposed or to remain on such Real Property, except for Liens being contested in good faith by appropriate proceedings and for which adequate reserves have been established and are being maintained on the books of the Company or its Subsidiaries, as the case may be.

9.10 Amendments to Securitization Transaction Documents. The Company shall not, and shall not permit any other Company Party or Subsidiary to, give any consent under, or enter into any amendment, waiver, supplement or other modification (or consent to any such amendment, waiver, supplement or other modification) of, any provision in any of the Securitization Transaction Documents if the result or consequence of any such consent, amendment, waiver, supplement or other modification would in any manner be adverse to the interests of the Purchaser, whether under the Investment Documents or otherwise. Without limiting the generality of the foregoing, the Company shall not, and shall not permit any other Company Party or Subsidiary to, take any action, give any consent, or enter into any amendment, waiver, supplement or other modification that would (a) increase the amount on deposit in any “spread account” so as to maintain the rating of the related Securitization Transaction, (b) use or apply any funds in any spread account (or any other funds or assets subject to a Securitization Transaction) (i) for optional repurchases (but only for so long as the Folio Funding II/Citigroup Documents prohibit such repurchases), (ii) to fund deficiencies in any other spread account or otherwise to support in any manner any other Securitization Transaction than the Securitization Transaction for which such spread account was established (or to which such other assets are subject) or (iii) for any other purpose not expressly permitted by the terms of the applicable Securitization Transaction Documents as in effect on the date hereof or (c) alter the priorities for payment from any collection account, distribution account, or spread account in a manner which would reduce the amounts payable to the Company or any Subsidiary.

9.11 Agreements Affecting Equity Interests and Other Indebtedness; Amendments to Material Contracts; New Material Contracts. The Company shall not, and shall not permit any other Company Party or Subsidiary to:

(a) Enter into any voting agreement, voting trust, irrevocable proxy or other agreement affecting the voting rights of the Equity Interests of any Company Party or Subsidiary (other than an SPE), other than revocable proxies in connection with meetings of shareholders of the Company;

(b) Refinance, renew, replace, restructure or exchange any Indebtedness of any Company Party or Subsidiary other than (i) renewals or exchanges permitted under Section 9.4(b) with respect to the Renewable Subordinated Notes and (ii) Indebtedness incurred by a Special Purpose Entity in connection with any Securitization Transaction, subject to Section 9.10 and provided that no Company Party or other Subsidiary assumes or becomes liable in respect of any such Indebtedness;

(c) Amend, change, modify, supplement or alter any of the terms of any Other Debt Documents (or waive any term or provision contained therein) in a manner that is adverse to the interests of the Purchaser;

(d) (i) Amend, change, modify, supplement or alter any of the terms of, or cancel, surrender or terminate, any Material Contract (or consent to or accept any amendment, modification, supplement, cancellation, surrender or termination thereof); (ii) give any consent, waiver or approval under any Material Contract; (iii) waive any breach or violation of, or default under, any Material Contract; or (iv) take any action (other than the actions described in clauses (i) through (iv) above) in connection with any Material Contract that would materially impair the value to the relevant Company Party or other Subsidiary, as applicable, of such Material Contract or that would impair the interests or rights of the Purchaser hereunder or under any other Investment Document; or

(e) Enter into any Material Contract after the Closing Date that is entered into outside of the ordinary course of business and involves aggregate payments to or from any Company Party or Subsidiary in excess of $100,000, unless such Material Contract is approved or consented to in advance in writing by the Purchaser.

9.12 Indebtedness to Credit Enhancer. The Company shall not, and shall not permit any other Company Party or Subsidiary to, have outstanding at any time Indebtedness for the payment of money of any kind or nature (whether matured or unmatured or contingent or non-contingent) to any Credit Enhancer or any Affiliate of any Credit Enhancer pursuant to any agreement to which such Credit Enhancer is a party, other than Indebtedness (whether matured or unmatured or contingent or non-contingent) in connection with any Securitization Transactions of the type which is consistent with past practice and which the Company reasonably believes is customary in securitization transactions insured by such Credit Enhancer, the assets of which consist solely of Automobile Contracts.

9.13 CPS Leasing. The Company shall not permit CPSL to conduct any business other than collecting receivables owing to CPSL.

9.14 Margin Stock. The Company shall not, and shall not permit any other Company Party or Subsidiary to, directly or indirectly, use any of the proceeds from the issuance and sale of the Securities (or any other Notes or Purchaser Equity Interests) for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock or maintaining or extending credit to others for such purpose or for any other purpose that violates the Margin Regulations. If requested by the Purchaser, the Company will promptly furnish a statement in conformity with the requirements of Federal Reserve Form U 1 referred to in the Margin Regulations.

9.15 Accounting Changes. The Company shall not, and shall not permit any other Company Party or Subsidiary to, make any change in its accounting policies or reporting practices, except as required by GAAP, or change its Fiscal Year.

9.16 Financial Covenants.

(a) Maximum Capital Expenditures. The Company Parties shall not incur Capital Expenditures during any Fiscal Year, commencing with the Fiscal Year ending December 31, 2008, in excess of $1,000,000 in the aggregate.

(b) LLCP Coverage Ratio. For each calendar month, commencing with the calendar month ending July 31, 2008, the Company shall not permit the LLCP Coverage Ratio to be less than two hundred percent (200%) at and as of the last day of each such calendar month.

(c) Minimum Unrestricted Cash. The Company shall not, and shall not permit any other Company Party or Subsidiary to, permit the aggregate amount of Unrestricted Cash to be less than $10,000,000 on the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ending September 30, 2008; provided, however, that if the minimum amount of cash required by FSA to be maintained by the Company as of the last day of any Fiscal Quarter is reduced for all Securitization Transactions, then the aggregate amount of Unrestricted Cash to be maintained by the Company hereunder on the last day of any Fiscal Quarter shall correspondingly be reduced, but not to an amount less than $8,500,000.

9.17 No Liability for Excluded Subsidiaries. The Company shall not, and shall not permit any other Company Party or Subsidiary to, become or be liable with respect to any Indebtedness or other amounts payable or otherwise owing by any Excluded Subsidiary.

10. DEFAULTS AND REMEDIES.

10.1 Events of Default. The occurrence of any one or more of the following events, acts or occurrences shall constitute an event of default (each an “Event of Default”):

(a) The Company shall fail to pay as and when due (whether at stated maturity or upon acceleration, demand, required prepayment or otherwise) any principal of, or interest or premium, if any, on any Note;

(b) Any Company Party shall breach or fail to pay any amount (including fees, costs, expenses or other amounts) under this Agreement or any other Investment Document (other than any Note as provided in Section 10.1(a)) to which it is a party within two (2) Business Days after the due date due thereof; or

(c) Any Company Party or Affiliate thereof shall breach or fail to perform, comply with or observe, or be in default under, any covenant or obligation required to be performed by it under:

(i) Section 8.1 (Payments of Notes and Other Obligations); clauses (a), (b), (h), (j), (k) or (l) of Section 8.3 (Informational Reporting Requirements); Section 8.5 (Maintenance of Legal Existence); Section 8.8 (Insurance); Section 8.15 (Nasdaq Listing); Section 8.16 (Securities and Exchange Act Compliance); Section 8.19 (Corporate Separateness); Section 8.20 (Landlord Consents and Waivers); Section 8.21 (Delivery of Control Agreements; Transfers to Other Accounts); Section 8.22 (Shareholder Approval); Section 9.1 (Limitations on Indebtedness); Section 9.3 (Limitations on Investments); Section 9.4 (Limitations on Restricted Payments); Section 9.6 (Limitations on Transactions with Affiliates); Section 9.8 (Restrictions on Fundamental Changes); Section 9.10 (Amendments to Securitization Transaction Documents); Section 9.16 (Financial Covenants); or Section 9.17 (No Liability for Excluded Subsidiaries); or Section 2.6 (Put Option) of any Purchaser Closing Warrant;

(ii) Section 8.3 (Information Reporting Requirements) (other than as provided in clause (i) above) and such breach or failure shall not have been cured within three (3) Business Days after the receipt of written notice that such breach or failure shall have occurred; or

(iii) Any Qualified Default Covenant and such breach or failure shall not have been cured within thirty (30) days after the receipt of written notice that such breach or failure shall have occurred; provided, however, that if such breach or failure shall not have been cured within such thirty (30) day period, no Event of Default shall be deemed to have occurred with respect to such breach or failure if, and only if, the Company thereafter uses, and continues to use, its good faith reasonable efforts to cure such breach or failure; or

(iv) Section 8.2 (Limitations on Liens) and such breach or failure shall not have been cured within thirty (30) days after the receipt of written notice that such breach or failure shall have occurred; or

(d) Any Company Party or Affiliate thereof shall breach or fail to perform, comply with or observe, or be in default under, any covenant or obligation required to be performed by it under any Investment Document (other than as provided in Sections 10.1(a), (b) or (c) or in any other clause under this Section 10.1 that expressly covers such breach or failure) and, if such breach of failure may be cured, such breach or failure shall not have been cured within ten (10) calendar days after the receipt of written notice that such breach or failure shall have occurred; or

(e) Any representation or warranty made by the Company in this Agreement or by any Company Party, Subsidiary or other Affiliate thereof in any other Investment Document shall be false or misleading in any material respect when made (or deemed made); or

(f) (i) The Class D Note Seller shall fail to pay as and when due (whether at stated maturity or upon acceleration, demand, required prepayment or otherwise) any principal of, or interest or premium, if any, on the Class D Note pursuant to the applicable Class D Note Purchase Transaction Document or (ii) the Class D Note Seller or any Affiliate thereof shall breach or fail to perform, comply with or observe, or be in default under, any covenant or obligation required to be performed by it (other than as provided in clause (i) above) under any Class D Note Purchase Transaction Document and, if such breach of failure may be cured, such breach or failure shall not have been cured within ten (10) calendar days after the earlier to occur of (i) the receipt of written notice that such breach or failure shall have occurred and (ii) the date that any Key Employee becomes aware or should have become aware of such breach or failure; or

(g) (i) Any Company Party or Subsidiary (other than an Excluded Subsidiary) shall default (which default is continuing) in the payment (whether at stated maturity, upon acceleration or demand or required prepayment or otherwise), beyond any period of grace provided therefor, of any principal of or interest on any other Indebtedness with a principal amount in excess of $100,000 (including Indebtedness under the Renewable Subordinated Notes);

(ii) Any breach or default (other than as provided in clause (i) above) (or other event or condition) shall occur and be continuing under any agreement, indenture or instrument evidencing or governing any Indebtedness set forth in clause (i) above, if the effect of such breach or default (or such other event or condition) is to cause, or to permit the holder or holders of such other Indebtedness to cause (upon the giving of notice or the passage of time or both), such other Indebtedness to mature or become or be declared due and payable, or required to be prepaid, redeemed, purchased or defeased (or an offer of prepayment, redemption, purchase or defeasance is required to be made) prior to its stated maturity, unless such breach or default has been waived within ten (10) days following such breach or default by the Person or Persons entitled to give such waiver; or

(iii) Any Company Party or Subsidiary (other than an Excluded Subsidiary) shall be in default of any of its lease obligations (whether Capital Lease Obligations or otherwise) in excess of $500,000 at any time outstanding and the lessor under any defaulted capital lease to which the Company or any of its Subsidiaries is a party shall retake possession of the property leased thereunder or shall initial legal proceedings to repossess (or recover possession of) such leased property; or

(iv) Any Company Party or Subsidiary shall default (which default may or may not be an Insurance Agreement Event of Default) under any of its insurance or indemnity agreements with FSA or any other Credit Enhancer and, as a result thereof, (A) FSA or such other Credit Enhancer (I) forecloses on any of its collateral, (II) does not release to the Company, or withholds, funds which are otherwise to be released or distributed to the Company and such funds are not released for a period of thirty-one (31) consecutive days, or (III) otherwise exercises any of its other rights, powers or remedies against the Company or any such Subsidiary with respect thereto, or (B) a default or event of default occurs, beyond any period of grace provided therefor (and which has not been waived in writing during such grace period, if any), under any other Securitization Transaction Document or other agreement, instrument or other document to which the Company or any such Subsidiary is a party; or

(h) Any Investment Document, or any material provision thereof, shall cease to be of full force and effect, valid and enforceable, for any reason other than in accordance with its terms, or any Company Party or Affiliate thereof shall contest or purport to repudiate or disavow any of its obligations under or the validity or enforceability of any Investment Document, or any material provision thereof, including by operation of law, or any Collateral Document shall for any reason cease to create a valid and perfected lien and security interest on the Collateral purported to be covered thereby; or

(i) There shall be commenced against any Company Party or Subsidiary an involuntary case seeking the liquidation or reorganization of such Person under the Bankruptcy Laws or any similar proceeding under any other Applicable Laws or an involuntary case or proceeding seeking the appointment of a receiver, custodian, trustee or similar official for it, or to take possession of all or a substantial portion of its property or to operate all or a substantial portion of its business, and any of the following events occur: (i) any such Person consents to such involuntary case or proceeding or fails to diligently contest it in good faith; (ii) the petition commencing the involuntary case or proceeding is not timely controverted; (iii) the petition commencing the involuntary case or proceeding remains undismissed and unstayed for a period of sixty (60) days; or (iv) an order for relief shall have been issued or entered therein or a receiver, custodian, trustee or similar official appointed; or

(j) Any Company Party or Subsidiary shall institute a voluntary case seeking liquidation or reorganization under the Bankruptcy Laws or any similar proceeding under any other Applicable Laws, or shall consent thereto; or shall consent to the conversion of an involuntary case to a voluntary case; or shall file a petition, answer a complaint or otherwise institute any proceeding seeking, or shall consent or acquiesce to the appointment of, a receiver, custodian, trustee or similar official for it, or to take possession of all or a substantial portion of its property or to operate all or a substantial portion of its business; or shall make a general assignment for the benefit of creditors; or shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts generally; or the Board of any such Person (or any committee thereof) adopts any resolution or otherwise authorizes action to approve any of the foregoing; or

(k) Any Company Party or Subsidiary shall suffer any money judgment, writ, warrant of attachment or other order that involves an amount or value, individually or in the aggregate, in excess of $100,000 to the extent not covered by insurance, and such judgment, writ, warrant or other order shall continue unsatisfied and unstayed for a period of thirty (30) days, or any non-monetary judgment, writ, warrant or other order, shall be rendered against any Company Party or Subsidiary that continues unsatisfied and unstayed for a period of thirty (30) days; or

(l) There shall occur any event, matter, condition or circumstance which constitutes a Material Adverse Change; or

(m) There shall occur a Change in Control; or

(n) (i) Any Termination Event shall occur that, when taken together with all other Termination Events that have occurred, would result in a liability to any Company Party or any ERISA Affiliate in excess of $250,000; (ii) any Company Party or any ERISA Affiliate shall have committed a failure described in Section 302(f)(1) of ERISA and the amount determined under Section 302(f)(3) of ERISA is at least $150,000; (iii) any failure to make full payment (including all required installments) when due of all amounts that, under the provisions of any Employee Benefit Plan or Applicable Law, any Company Party or any ERISA Affiliate is required to pay as contributions thereto, which would result in a liability (in addition to such amounts, including installments) to any Company Party or ERISA Affiliate in excess of $150,000; or (iv) any Company Party or any ERISA Affiliate shall have incurred any accumulated funding deficiency in excess of $150,000, whether or not waived, with respect to any Employee Benefit Plan; or

(o) The LLCP Representative, if appointed pursuant to Section 1.1 of the Investor Rights Agreement, shall be removed from the Board of the Company, or the LLCP Representative shall not be elected or appointed to such Board as required by Section 1.1 of the Investor Rights Agreement, and, in each such case, the Company shall not have caused any other individual designated by the Purchaser as the LLCP Representative to have been elected or appointed as a member of such Board within five (5) Business Days after the Purchaser shall have designated such other individual (provided, however, that the voluntary resignation of the LLCP Representative shall not be deemed to constitute an Event of Default under this clause (o)); or

(p) Any Securitization Transaction shall have been terminated by any Credit Enhancer, trustee or noteholder for any reason other than the payment in full to the noteholders and other Persons holding interests issued pursuant to such Securitization Transaction of all obligations to such Persons; or

(q) There shall have occurred any event (other than as provided in Section 10.1(p)) as a result of which any noteholder, or other Person holding interests issued in any Securitization Transaction, or any Credit Enhancer or trustee, shall have the present right to terminate such Securitization Transaction, which shall not have been duly waived or cured within ten (10) Business Days after the date of such occurrence; or

(r) Any Person that is not an Affiliate of the Company shall have replaced the Company or, as applicable, any Subsidiary, as “servicer” in connection with any Securitization Transaction; or

(s) Until all Indebtedness and other amounts owing under the Notes shall have been indefeasibly paid in full in cash, there shall have occurred, with respect to any Securitization Transaction, any “Level 2” Trigger Event; or

(t) Any Renewable Subordinated Notes are purchased at a time when a post-effective amendment to the Registration Statement (as defined in the Renewable Subordinated Notes Indenture) or the Prospectus (as defined in the Renewable Subordinated Notes Indenture) was required but was not yet effective; or

(u) Any Equity Rights are approved by the Company or are otherwise granted or issued by the Company, whether under any Company Stock Plan or otherwise, to any Person (other than the Purchaser or any Affiliate thereof or, pursuant to the transactions contemplated by Section 2.6(c)(viii), the Folio Funding II Noteholder) for any reason whatsoever, or the Company agrees to approve, grant or issue to any Person (other than the Purchaser or any Affiliate thereof or, pursuant to the transactions contemplated by Section 2.6(c)(viii), the Folio Funding II Noteholder) any Equity Rights, in each case prior to obtaining Shareholder Approval; or

(v) Shareholder Approval shall not have been obtained on or prior to July 31, 2009; or .

(w) The Company shall fail to deliver an original certificate, duly executed by the Company, representing the Purchaser Closing Shares within two (2) Business Days after the Closing Date.

The foregoing Events of Default shall be deemed to have occurred, respectively, and any adjustments in the interest rate under any Notes or other remedies available to the Purchaser hereunder or thereunder shall begin to apply, at the following times:

(i) in the case of the clause (a) above, as of 12:00 p.m. (noon) (Los Angeles time) on the day on which such payment is due but has not been paid; or

(ii) in the case of the clause (b) above, as of 12:00 p.m. (noon) (Los Angeles time) on such second Business Day if such breach or failure shall not have been cured; or

(iii) in the case of clause (c)(i) above, immediately upon the occurrence of any such breach of failure, as the case may be; or in the case of clause (c)(ii) above, as of 12:00 p.m. (noon) (Los Angeles time) on the date of receipt of such written notice if such breach or failure shall not have been cured within such three (3) Business Day period; or in the case of clause (c)(iii) above, as of 12:00 p.m. (noon) (Los Angeles time) on the date of receipt of such written notice if such breach or failure shall not have been cured within such thirty (30) day period, provided that if the Company has not cured such breach or failure within such period and thereafter fails at any time to use its good faith reasonable efforts to cure such breach or failure, as stated in a further written notice from the Purchaser, then as of 12:00 p.m. (noon) (Los Angeles time) on the date of receipt of the Purchaser’s initial written notice; or in the case of clause (c)(iv) above, as of 12:00 p.m. (noon) (Los Angeles time) on the date of receipt of such written notice if such breach or failure shall not have been cured within such thirty (30) day period; or

(iv) in the case of clause (d) above, immediately prior to the close of business on the date of receipt of such written notice if such breach or failure shall not have been cured within such ten (10) day period; or

(v) in the case of clause (e) above, immediately prior to the close of business on the day on which the Company first became aware, or should have become aware, that such representation or warranty was false or misleading when made; or

(vi) in the case of the clause (f)(i) above, as of 12:00 p.m. (noon) (Los Angeles time) on the day on which such payment is due but has not been paid, or in the case of the clause (f)(ii) above, immediately prior to the close of business on the date of receipt of such written notice or, if earlier, the date such Key Employee became or should have became aware of such breach or failure, in either case if such breach or failure shall not have been cured within such ten (10) day period; or

(vii) in the case of clause (g)(i) above, immediately prior to the close of business on the day on which such payment was due; or in the case of clause (g)(ii), immediately prior to the close of business on the tenth day following such breach or default if such breach or default has not been waived by the Person or Persons entitled to give such waiver; or in the case of (g)(iii), immediately prior to the close of business on the day that such lessor retakes possession of the leased property or initiates legal proceedings to repossess; or in the case of (g)(iv)(A), immediately prior to the close of business on the date upon which FSA forecloses on its collateral, or as of 12:00 p.m. (noon) (Los Angeles time) on such thirty-first day, or immediately prior to the close of business on the date upon which FSA exercises any such rights, powers and remedies, as applicable; or in the case of (g)(iv)(B), immediately prior to the close of business on the day such default or event of default occurs (or if there is a grace period therefor, the day that such grace period expires and the default or event of default shall not have been previously waived in writing or cured); or

(viii) in the case of clause (h) above, immediately prior to the close of business on the day such provision ceases to be valid or enforceable or is repudiated or disavowed; or

(ix) in the case of clauses (i) and (j) above, immediately prior to the occurrence of any of the events enumerated therein; or

(x) in the case of clause (k) above, immediately prior to the close of business on the last day of such thirty (30) day period if such judgment, writ, warrant or other order remains unsatisfied or unstayed; or

(xi) in the case of clause (l) above, immediately upon the occurrence of the Material Adverse Change occurs; or

(xii) in the case of clauses (m) above, immediately upon the occurrence of any such Change in Control; or

(xiii) in the case of clause (n) above, immediately upon the occurrence of any such events; or

(xiv) in the case of clause (o) above, immediately prior to the close of business on such fifth Business Day, if the individual designated to serve as the LLCP Representative has not been elected or appointed to such Board; or

(xv) in the case of clause (p) above, immediately upon such termination of any Securitization Transaction; or

(xvi) in the case of clause (q) above, immediately prior to the close of business on such tenth Business Day, if such event shall not have been duly waived or cured by such date; or

(xvii) in the case of clause (r) above, as of the opening of business on the date upon which the Company or such Subsidiary shall have been replaced as the “servicer” with respect to such Securitization Transaction; or

(xviii) in the case of clause (s) above, immediately upon the occurrence of any such “Level 2” Trigger Event; or

(xix) in the case of clause (t) above, immediately prior to the close of business on the date upon which such post-effective amendment was required to be filed; or

(xx) in the case of clause (u) above, immediately upon the approval, grant or issuance of, or of any agreement to approve, grant or issue, any such Equity Rights; or

(xxi) in the case of clause (v) above, immediately prior to the close of business on on July 31, 2009, if Shareholder Approval shall not have been so obtained; or

(xxii) in the case of clause (w) above, immediately prior to the close of business on such second Business Day.

10.2 Acceleration. If any Event of Default (other than an Event of Default specified in clause (h) or (i) of Section 10.1) occurs and is continuing, the Purchaser may, without notice, declare all outstanding principal of, premium (if any), accrued and unpaid interest on, and all other amounts under, the Notes, and all other Obligations, to become immediately due and payable. Upon any such declaration of acceleration, such principal, premium (if any), interest and other Obligations shall become immediately due and payable. If an Event of Default specified in clause (h) or (i) of Section 10.1 occurs, all outstanding principal of, premium (if any), and accrued and unpaid interest on, and all other amounts under, the Notes, and all other Obligations, shall become immediately due and payable without any declaration or other act on the part of the Purchaser. The Company hereby waives all presentment for payment, demand, protest, notice of protest and notice of dishonor, and all other notices of any kind to which they may be entitled under Applicable Laws or otherwise.

10.3 Other Remedies. If any Event of Default shall occur and be continuing, the Purchaser may proceed to protect and enforce its rights and remedies under this Agreement and any other Investment Document by exercising all rights and remedies available under this Agreement, any other Investment Document or Applicable Laws (including the UCC), either by suit in equity or by action at law, or both, whether for the collection of principal of or interest on the Notes, to enforce the specific performance of any covenant or other term contained in this Agreement or any Investment Document. No remedy conferred in this Agreement upon the Purchaser is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

10.4 Appointment of Receiver. In addition to all other rights, powers and remedies that the Purchaser has under this Agreement, any Investment Document or Applicable Law or otherwise, prior to payment in full of all amounts due under the Notes and all other Obligations, in addition to all other rights, powers and remedies that the Purchaser has under this Agreement, any other Investment Document or Applicable Laws, after the occurrence and during the continuance of an Event of Default, the Purchaser may appoint, to the extent permitted by Applicable Laws, and the Company hereby consents in advance to the appointment of, a receiver by any court of competent jurisdiction to take control of the Company Parties for the purpose of operating and thereafter selling any Company Party to satisfy obligations to creditors, including the Purchaser.

10.5 Waiver of Past Defaults. The Purchaser may, by providing a writing to the Company, waive any Default or Event of Default and its consequences with respect to this Agreement, the Notes or any other Investment Document; provided, however, that no such waiver will extend to any subsequent or other Default or Event of Default or impair any rights of the Purchaser which may arise as a result of such other Default or Event of Default.

11. MISCELLANEOUS.

11.1 Survival of Representations and Warranties; Purchaser Investigation. All representations and warranties of the Company Parties contained herein or in any other Investment Document, or made in writing by or on its or their behalf pursuant hereto thereto or in connection herewith or therewith, shall survive the Closing indefinitely. The Company agrees that neither the review by the Purchaser of the books and records or condition (financial or otherwise), business, assets, properties, operations or prospects of any Company Party, Subsidiary or Affiliate thereof, nor any other due diligence investigation conducted by or on behalf of the Purchaser, shall be deemed to constitute knowledge by the Purchaser of the existence or absence of any facts, circumstances or other matters so as to reduce the Purchaser’s right to rely on the truth and accuracy of the representations and warranties made by the Company Parties in this Agreement or any other Investment Documents, respectively.

11.2 Consent to Amendments.

(a) This Agreement, the Notes and the other Investment Documents may be amended, supplemented or otherwise modified with (and only with) the prior written consent or agreement of the Company and the Purchaser.

(b) Any Company Party may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if, and only if, the Company shall have obtained the prior written consent of the Purchaser to any such action or omission. No course of dealing between the Company or its Subsidiaries, on the one hand, and the Purchaser (or any other Holder), on the other hand, nor any delay in exercising any rights hereunder or under any Note or any other Investment Document shall operate as a waiver of any rights of the Purchaser (or any other Holder).

11.3 Entire Agreement. This Agreement, the Securities, the Registration Rights Agreement, the Investor Rights Agreement, the Guaranties, the Collateral Documents and the other Investment Documents constitute the entire understanding and agreement between the Purchaser and the Company with respect to the subject matter hereof and supersede all prior oral and written, and all contemporaneous oral, agreements, understandings, negotiations, discussions and undertakings relating to the subject matter hereof (including an Investment Proposal Letter dated June 13, 2008, between the parties). Notwithstanding the foregoing, for clarification purposes, it is understood and agreed that (a) nothing contained in this Agreement or any other Investment Document shall supersede, negate, restrict or otherwise limit the obligations of the Company or any of its Subsidiaries under the LLCP II Payoff Letter, which obligations shall survive the Closing, and (b) the Class D Note Purchase Transaction Documents shall survive the Closing.

11.4 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future Applicable Laws during the term thereof, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to the illegal, invalid, or unenforceable provision as may be possible.

11.5 No Company Assignment; Successors and Assigns. The Company shall not, and shall not permit any Company Party to, sell, assign, transfer or delegate any of its rights or obligations hereunder or under any other Investment Document, or any interest herein or therein, by operation of law or otherwise, without the prior written consent of the Purchaser (which consent may be withheld for any reason or no reason at all). This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective successors and permitted assigns. In addition, it is the intent of the parties that the Indemnified Parties that are not a party hereto be deemed to be third party beneficiaries of Section 7.2.

11.6 Assignments and Participations.

(a) The Purchaser may, without the consent of the Company, sell, assign or delegate (each an “Assignment”), or grant or sell a participation in (each a “Participation”), all or any portion of its rights or obligations under this Agreement, any Note, the other Investment Documents or the Obligations, subject to compliance with applicable federal and state securities laws; provided, however, that, in any privately negotiated transaction involving an Assignment or Participation of any such rights or obligations, the Purchaser shall obtain from the assignee or participant in writing investment intent representations which would be customarily obtained in transactions of such nature; and provided further, however, that in connection with a Participation, the Company may continue to deal solely and directly with the Purchaser.

(b) The Purchaser may, in connection with any Assignment or a Participation, disclose to one or more potential assignees or participants any information concerning the Company Parties and their respective businesses and operations that has been furnished by or on behalf of the Company to the Purchaser, provided that such potential assignees or participants agree to hold such information in confidence as provided in Section 11.13. The Company agrees to furnish all reasonably requested information, and execute and deliver all such agreements, instruments and other documents and take such further action (including, in the case of an Assignment, the execution and delivery of replacement Notes) as the Purchaser may requested in connection with any Assignment or Participation.

11.7 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if transmitted by telecopier with receipt acknowledged by the recipient, or upon delivery, if delivered personally or by recognized commercial courier with receipt acknowledged, or upon receipt, if mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

(i)	If to the Purchaser, at:

Levine Leichtman Capital Partners IV, L.P.

c/o Levine Leichtman Capital Partners, Inc.

335 North Maple Drive, Suite 240

Beverly Hills, CA 90210

Attention: Steven E. Hartman

Telephone: (310) 275-5335

Facsimile: (310) 275-1441

with a copy to:

Irell & Manella LLP

1800 Avenue of the Stars, Suite 900

Los Angeles, CA 90067

Attention: Mitchell S. Cohen, Esq.

Telephone: (310) 203-7579

Telecopier: (310) 203-7199

(ii)	If to the Company, at:

Consumer Portfolio Services, Inc.

16355 Laguna Canyon Road

Irvine, CA 92618

Attention: Charles E. Bradley, Jr., President

Telephone: (949) 753-6800

Facsimile: (949) 450-3951

with a copy to:

Consumer Portfolio Services, Inc.

16355 Laguna Canyon Road

Irvine, CA 92618

Attention: Mark A. Creatura, Esq.

Telephone: (949) 753-6800

Facsimile: (949) 753-6897

or at such other address or addresses as the Purchaser or the Company, as the case may be, may specify by written notice given in accordance with this Section 11.7.

11.8 Counterparts. This Agreement may be executed in two or more counterparts and by facsimile transmission, each of which shall be deemed an original, but all of which together shall constitute one instrument.

11.9 Governing Law. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE (WITHOUT REGARD TO THE CHOICE OF LAW OR CONFLICTS OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

11.10 Consent to Jurisdiction and Venue. ANY SUIT, LEGAL ACTION OR SIMILAR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA SITTING IN THE CITY OF LOS ANGELES, STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE CENTRAL DISTRICT OF CALIFORNIA SITTING IN THE CITY OF LOS ANGELES, STATE OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY AND THE PURCHASER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF THE COMPANY AND THE PURCHASER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY INVESTMENT DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH OF THE COMPANY AND THE PURCHASER HEREBY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF THE STATE OF THE NEW YORK.

11.11 Limitation on Liability. No claim shall be made by any Company Party or any of its Affiliates (and the Company shall cause the other Company Parties and such Affiliates not to make any claim) against the Purchaser or any of its Affiliates, partners, directors, members, managers, officers, employees, agents, representatives, attorneys, accountants, advisors, successors or assigns, for any indirect, special, consequential, exemplary or punitive damages in respect of any claim for breach of contract or under any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Investment Document, or any act, omission or event occurring in connection therewith. The Company, for itself and the other Company Parties and its and their Affiliates, hereby waives, releases and agrees not to sue upon any claim for such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

11.12 Publicity. Each party will consult with the other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press release or other public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make such other public announcement prior to such consultation, except as either party may determine is required under Applicable Laws or by obligations pursuant to any listing agreement with any national securities exchange or Nasdaq.

11.13 Confidentiality. The Purchaser agrees not to disclose any confidential, proprietary or non-public information of the Company Parties furnished to the Purchaser by or on behalf of any Company Party (such information being referred to collectively herein as the “Company Information”), except that the Purchaser may disclose Company Information (i) to its and its Affiliates, members, managers, existing or prospective partners (general or limited), employees, officers, directors, agents and other advisors, including accountants, legal counsel, and any actual or potential participant or assignee (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Company Information and instructed to keep such Company Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by Applicable Laws or regulations or by any judicial order, subpoena or similar legal process or requested by any regulatory body with jurisdiction over the Purchaser or its Affiliates, members, managers, partners (general or limited), employees, officers, directors, agents, accountants, attorneys and other advisors, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Investment Document or any suit, action, arbitration or proceeding relating to this Agreement or any other Investment Document or the enforcement of rights hereunder or thereunder, (vi) to the extent such Company Information (A) is or becomes generally available to the public on a nonconfidential basis other than as a result of a breach of this Section 11.13 by the Purchaser, (B) is or becomes available to the Purchaser on a nonconfidential basis from a source other than any Company Party or its Affiliates or (C) is disclosed in any SEC Filing and (vii) with the consent of the Company.

11.14 USA Patriot Act. The Purchaser hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies each Company Party, which information includes the name and address of such Persons and other information that will allow the Purchaser to identify such Person in accordance with said Act.

11.15 Waiver of Trial by Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, EACH PARTY HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY INVESTMENT DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY INVESTMENT DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY

CONSUMER PORTFOLIO SERVICES, INC.,
a California corporation

By:	/s/ Charles E. Bradley, Jr.
Charles E. Bradley, Jr.
President and Chief Executive Officer

PURCHASER

LEVINE LEICHTMAN CAPITAL PARTNERS, INC.,
a California corporation

On behalf of LEVINE LEICHTMAN CAPITAL PARTNERS IV, L.P., a Delaware limited partnership

	By:	/s/ Steven E. Hartman
Steven E. Hartman
Vice President